Form 10-K, Exhibit 13
period 2010-12-31
MANAGED FUTURES CHARTER GRAHAM L.P.
filed 2011-03-29
CIK 1066656

  MANAGED FUTURES
  CHARTER GRAHAM L.P.
  December 31, 2010
  Annual Report


    [LOGO]

TO THE LIMITED PARTNERS OF:

MANAGED FUTURES CHARTER GRAHAM L.P.

  To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: /s/ Walter J. Davis
Walter Davis
President and Director
Ceres Managed Futures LLC,
General Partner of
Managed Futures Charter Graham L.P.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

  Ceres Managed Futures LLC ("Ceres"), the general partner of Managed Futures Charter Graham L.P. (formerly, Morgan Stanley Smith Barney Charter Graham L.P.), is responsible for the management of the Partnership.

  Management of Ceres ("Management") is responsible for establishing and maintaining adequate internal control over financial reporting. The internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

  The Partnership's internal control over financial reporting includes those policies and procedures that:

.. Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Partnership;

.. Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that the Partnership's transactions are being made only in accordance with authorizations of Management and directors of Ceres; and

.. Provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use or disposition of the Partnership's assets that could have a material effect on the financial statements.

  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

  Management assessed the effectiveness of the Partnership's internal control over financial reporting as of December 31, 2010. In making this assessment, Management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control--Integrated Framework. Based on our assessment and those criteria, Management believes that the Partnership maintained effective internal control over financial reporting as of December 31, 2010.

/s/ Walter J. Davis

Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner of Managed Futures Charter Graham L.P.

/s/ Jennifer Magro

Jennifer Magro
Chief Financial Officer
Ceres Managed Futures LLC

New York, New York
March 28, 2011

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Limited Partners and the General Partner of Managed Futures Charter Graham L.P. (formerly, Morgan Stanley Smith Barney Charter Graham, L.P.):

  We have audited the accompanying statements of financial condition of Managed Futures Charter Graham L.P. (the "Partnership"), including the condensed schedules of investments, as of December 31, 2010 and 2009, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Managed Futures Charter Graham L.P. as of December 31, 2010 and 2009, and the results of its operations and changes in its partners' capital for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 28, 2010

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

STATEMENTS OF FINANCIAL CONDITION

                                                                               DECEMBER 31,
                                                                          -----------------------
                                                                             2010        2009
                                                                          ----------- -----------
                                                                              $           $
                                             ASSETS
Trading Equity:
 Unrestricted cash                                                        332,055,996 371,818,291
 Restricted cash                                                           25,115,126  32,234,772
                                                                          ----------- -----------
   Total Cash                                                             357,171,122 404,053,063
                                                                          ----------- -----------

 Net unrealized gain on open contracts (MS&Co.)                             7,018,064   2,122,029
 Net unrealized gain on open contracts (MSIP)                               1,287,433   3,799,477
                                                                          ----------- -----------
   Total net unrealized gain on open contracts                              8,305,497   5,921,506
                                                                          ----------- -----------
   Total Trading Equity                                                   365,476,619 409,974,569
Subscriptions receivable                                                    2,900,784     --
Interest receivable (MSSB & MS&Co.)                                            25,629       4,329
                                                                          ----------- -----------
   Total Assets                                                           368,403,032 409,978,898
                                                                          =========== ===========

                   LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable                                                         4,638,344   7,234,689
Accrued brokerage fees (MS&Co.)                                             1,576,346   2,126,799
Accrued management fees                                                       586,548     708,933
                                                                          ----------- -----------
   Total Liabilities                                                        6,801,238  10,070,421
                                                                          ----------- -----------
PARTNERS' CAPITAL
Limited Partners (12,395,917.141 and 13,699,445.230 Units, respectively)  357,913,170 395,815,421
General Partner (127,751.316 and 141,663.501 Units, respectively)           3,688,624   4,093,056
                                                                          ----------- -----------
   Total Partners' Capital                                                361,601,794 399,908,477
                                                                          ----------- -----------
   Total Liabilities and Partners' Capital                                368,403,032 409,978,898
                                                                          =========== ===========
NET ASSET VALUE PER UNIT                                                        28.87       28.89
                                                                          =========== ===========

STATEMENTS OF OPERATIONS

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------
                                                   2010            2009            2008
                                              --------------  --------------  --------------
                                                     $               $               $
INVESTMENT INCOME
 Interest income (MSSB & MS&Co.)                     344,887         382,568       6,692,461
                                              --------------  --------------  --------------

EXPENSES
 Brokerage fees (MS&Co.)                          21,017,924      26,465,763      29,411,873
 Management fees                                   7,189,540       8,821,923       9,803,959
 Incentive fees                                     --             4,016,965      11,182,834
                                              --------------  --------------  --------------
   Total Expenses                                 28,207,464      39,304,651      50,398,666
                                              --------------  --------------  --------------

NET INVESTMENT LOSS                              (27,862,577)    (38,922,083)    (43,706,205)
                                              --------------  --------------  --------------

TRADING RESULTS
Trading profit:
 Realized                                         22,922,027      28,733,723     182,983,623
 Net change in unrealized                          2,383,991       4,938,115       1,188,856
 Proceeds from Litigation                             20,678        --              --
                                              --------------  --------------  --------------
   Total Trading Results                          25,326,696      33,671,838     184,172,479
                                              --------------  --------------  --------------

NET INCOME (LOSS)                                 (2,535,881)     (5,250,245)    140,466,274
                                              ==============  ==============  ==============

NET INCOME (LOSS) ALLOCATION
Limited Partners                                  (2,508,117)     (5,197,538)    138,967,665
General Partner                                      (27,764)        (52,707)      1,498,609

NET INCOME (LOSS) PER UNIT*
Limited Partners                                       (0.02)          (0.24)           7.11
General Partner                                        (0.02)          (0.24)           7.11

                                                   UNITS           UNITS           UNITS
                                              --------------  --------------  --------------
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING  13,089,859.715  15,433,467.839  19,521,771.478

* Based on change in Net Asset Value per Unit.

  The accompanying notes are an integral part of these financial statements.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

                                         UNITS OF
                                        PARTNERSHIP     LIMITED       GENERAL
                                         INTEREST       PARTNERS      PARTNER       TOTAL
                                      --------------  ------------  ----------  ------------
                                                           $             $            $
Partners' Capital, December 31, 2007  19,990,982.425   435,434,673   4,839,307   440,273,980
Offering of Units                      4,209,433.764   108,216,510      --       108,216,510
Net income                                  --         138,967,665   1,498,609   140,466,274
Redemptions                           (6,190,534.937) (163,357,200) (1,061,615) (164,418,815)
                                      --------------  ------------  ----------  ------------
Partners' Capital, December 31, 2008  18,009,881.252   519,261,648   5,276,301   524,537,949
Net loss                                    --          (5,197,538)    (52,707)   (5,250,245)
Redemptions                           (4,168,772.521) (118,248,689) (1,130,538) (119,379,227)
                                      --------------  ------------  ----------  ------------
Partners' Capital, December 31, 2009  13,841,108.731   395,815,421   4,093,056   399,908,477
Offering of Units                        595,887.019    16,833,555      25,000    16,858,555
Net loss                                    --          (2,508,117)    (27,764)   (2,535,881)
Redemptions                           (1,913,327.293)  (52,227,689)   (401,668)  (52,629,357)
                                      --------------  ------------  ----------  ------------
Partners' Capital, December 31, 2010  12,523,668.457   357,913,170   3,688,624   361,601,794
                                      ==============  ============  ==========  ============

  The accompanying notes are an integral part of these financial statements.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

CONDENSED SCHEDULES OF INVESTMENTS

DECEMBER 31, 2010 AND 2009

                                                  LONG UNREALIZED  PERCENTAGE   SHORT UNREALIZED  PERCENTAGE   NET UNREALIZED
FUTURES AND FORWARD CONTRACTS:                      GAIN/(LOSS)   OF NET ASSETS   GAIN/(LOSS)    OF NET ASSETS  GAIN/(LOSS)
------------------------------                    --------------- ------------- ---------------- ------------- --------------
2010 PARTNERSHIP PARTNERS' CAPITAL: $361,601,794         $              %              $               %             $
 Commodity                                           5,713,726         1.58           (99,428)       (0.03)       5,614,298
 Equity                                               (931,429)       (0.26)           39,537         0.01         (891,892)
 Foreign currency                                    4,076,718         1.13           559,940         0.16        4,636,658
 Interest rate                                         323,407         0.09        (1,192,360)       (0.33)        (868,953)
                                                    ----------        -----        ----------        -----       ----------
   Grand Total:                                      9,182,422         2.54          (692,311)       (0.19)       8,490,111
                                                    ==========        =====        ==========        =====
   Unrealized Currency Loss                                                                          (0.05)        (184,614)
                                                                                                     =====       ----------
  Total Net Unrealized Gain on Open Contracts                                                                     8,305,497
                                                                                                                 ==========

                                                  LONG UNREALIZED  PERCENTAGE   SHORT UNREALIZED  PERCENTAGE   NET UNREALIZED
FUTURES AND FORWARD CONTRACTS:                      GAIN/(LOSS)   OF NET ASSETS       GAIN       OF NET ASSETS  GAIN/(LOSS)
------------------------------                    --------------- ------------- ---------------- ------------- --------------
2009 PARTNERSHIP PARTNERS' CAPITAL: $399,908,477         $              %              $               %             $
 Commodity                                           5,893,727         1.47           245,680         0.06        6,139,407
 Equity                                                786,962         0.20            18,522         0.01          805,484
 Foreign currency                                      616,300         0.15           438,549         0.11        1,054,849
 Interest rate                                      (2,169,237)       (0.54)          130,659         0.03       (2,038,578)
                                                    ----------        -----        ----------        -----       ----------
   Grand Total:                                      5,127,752         1.28           833,410         0.21        5,961,162
                                                    ==========        =====        ==========        =====
   Unrealized Currency Loss                                                                          (0.01)         (39,656)
                                                                                                     =====       ----------
  Total Net Unrealized Gain on Open Contracts                                                                     5,921,506
                                                                                                                 ==========

  The accompanying notes are an integral part of these financial statements.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
1. ORGANIZATION

Managed Futures Charter Graham L.P. (formerly Morgan Stanley Smith Barney Charter Graham L.P.) ("Charter Graham" or the "Partnership") is a limited partnership organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests") (refer to Note 5. Financial Instruments). Prior to August 23, 2010, the Partnership was one of the Morgan Stanley Smith Barney Charter Series of funds, which was comprised of the Partnership, Morgan Stanley Smith Barney Charter Campbell L.P., Morgan Stanley Charter Aspect L.P., and Morgan Stanley Charter WNT L.P.
  In 2009, Morgan Stanley and Citigroup Inc. combined certain assets of the Global Wealth Management Group of Morgan Stanley & Co. Incorporated, including Demeter Management LLC ("Demeter") and the Smith Barney division of Citigroup Global Markets Inc., into a new joint venture, Morgan Stanley Smith Barney Holdings LLC ("MSSBH"). As part of that transaction, Ceres Managed Futures LLC ("Ceres") and Demeter were contributed to MSSBH, and each became a wholly-owned subsidiary of MSSBH.
  Effective December 1, 2010, MSSBH, together with the unanimous support of the respective Boards of Directors of Demeter and Ceres, combined the assets and operations of Demeter and Ceres into a single commodity pool operator, Ceres. Ceres will continue to be wholly-owned by MSSBH and replaced Demeter as the general partner for the Partnership.
  The non-clearing commodity broker is Morgan Stanley Smith Barney LLC ("MSSB") as of May 1, 2010, the principal subsidiary of MSSBH. The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts. MSIP serves as the commodity broker for trades on the London Metal Exchange ("LME"). MS&Co. and MSIP are wholly-owned subsidiaries of Morgan Stanley.
  Effective September 29, 2009, Demeter changed the name of Morgan Stanley Charter Graham L.P. to Morgan Stanley Smith Barney Charter Graham L.P.
  Effective August 23, 2010, Demeter changed the name of Morgan Stanley Smith Barney Charter Graham L.P. to Managed Futures Charter Graham L.P. and has made the Partnership available to new investments on a private placement basis.
  Neither name change had any impact on the operation of the Partnership or its limited partners.
  Ceres is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by Ceres and the limited partners based on their proportional ownership interests.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)


  Graham Capital Management, L.P. ("Graham" or the "Trading Advisor") is the Partnership's trading advisor.

--------------------------------------------------------------------------------
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

VALUATION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as a net unrealized gain or loss on open contracts. The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input, the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

REVENUE RECOGNITION. Monthly, MSSB credits the Partnership with interest income received from MS&Co. and MSIP. Such amount is based on 100% of its average daily funds held at MS&Co. and MSIP to meet margin requirements at a rate approximately equivalent to what the commodity brokers pay or charge other similar customers on margin deposits. In addition, MSSB credits the Partnership at each month end with interest income on 100% of Partnership's assets not deposited as margin at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during the month. MSSB retains any interest earned in excess of the interest paid by MSSB to the Partnership. For purposes of such interest payments, net assets do not include monies owed to the Partnership on forward contracts and other Futures Interests.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)



FAIR VALUE OF FINANCIAL INSTRUMENTS. The fair value of the Partnership's assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC" or the "Codification"), approximates the carrying amount presented in the Statements of Financial Condition.

FOREIGN CURRENCY TRANSLATION. The Partnership's functional currency is the U.S. dollar; however, the Partnership may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed in accordance with the specialized accounting for Investment Companies as illustrated in the Financial Highlights Footnote (See Note 8. Financial Highlights).

TRADING EQUITY. The Partnership's asset "Trading Equity," reflected on the Statements of Financial Condition, consists of (A) cash on deposit with MSSB, MS&Co., and MSIP to be used as margin for trading and (B) net unrealized gains or losses on futures and forward contracts, which are valued at fair value and calculated as the difference between original contract value and fair value.
  The Partnership, in its normal course of business, enters into various contracts with MSSB, MS&Co., and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MSSB, MS&Co., and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Partnership's Statements of Financial Condition.
  The Partnership has offset the fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Partnership has consistently applied its right to offset.

RESTRICTED AND UNRESTRICTED CASH. As reflected on the Partnership's Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options and offset losses on offset London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)



BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The Partnership currently pays MS&Co. a flat-rate monthly brokerage fee of 1/12 of 5.375% of the Partnership's net assets as of the first day of each month (a 5.375% annual rate), as defined in the Partnership's Private Placement Memorandum. Prior to October 1, 2010, the Partnership paid a flat-rate brokerage fee of 1/12 of 6% (a 6% annual rate) of the Partnership's net assets as of the first day of each month. Such fees cover all brokerage fees, transaction fees and costs, ordinary administrative and offering expenses, and placement agent fees.

OPERATING EXPENSES. The Partnership incurs a monthly management fee and may incur an incentive fee. All common administrative and continuing offering expenses, including legal, auditing, accounting, filing fees, and other related expenses, are borne by MS&Co. through the brokerage fees paid by the Partnership.

CONTINUING OFFERING. Units of the Partnership are offered at a price equal to 100% of the Unit as of the close of business on the last day of each month. The minimum subscription amount in the Partnership is $25,000 ($10,000 for ERISA/IRA investors), subject to the discretion of Ceres to accept a lower amount. Additional subscriptions can be made in a minimum amount of $10,000, subject to the discretion of Ceres to accept a lower amount. The request for subscriptions must be delivered to a limited partner's local Morgan Stanley Smith Barney Branch Office in time for it to be forwarded to and received by Ceres, no later than 3:00 P.M., New York City time, on the third business day before the end of the month.
  No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnership. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the per Unit as of the last business day of any month (a "Redemption Date"). The request for redemption must be delivered to a limited partner's local Morgan Stanley Smith Barney Branch Office in time for it to be forwarded and received by Ceres, no later than 3:00 P.M., New York City time, on the third business day before the end of the month. A limited partner must maintain a minimum investment of 300 Units in the Partnership unless such limited partner is redeeming the entire interest in the Partnership. Ceres may cause a limited partner to withdraw from the Partnership at any time and for any reason upon at least five days' written notice. Ceres may also, in its sole discretion, permit redemptions by limited partners in any amount at any time.
  The aggregate amounts of redemption charges paid to MS&Co. for the years ended December 31, 2010, 2009, and 2008 were as follows:

                               2010   2009    2008
                             ------ ------  ------
                               $      $       $
                             53,278 340,662 362,110

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)



EXCHANGES. Limited partners may redeem some or all of their Units at 100% of the value per Unit in the Partnership on the Redemption Date and use the proceeds to purchase units in any other commodity pool operated by Ceres that is open to investment. Limited partners may also redeem units in any other commodity pool operated by Ceres and use the proceeds to purchase Units in the Partnership. The request for exchanges must be delivered to a limited partner's local Morgan Stanley Smith Barney Branch Office in time for it to be forwarded and received by Ceres, no later than 3:00 P.M., New York City time, on the third business day before the end of the month.


DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses for income tax purposes. The Partnership files U.S. federal and state tax returns.
  The guidance issued by the FASB on income taxes clarifies the accounting for uncertainty in income taxes recognized in the Partnership's financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Partnership has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2010 and 2009. If applicable, the Partnership recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Operations. Generally, the 2007 through 2010 tax years remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

DISSOLUTION OF THE PARTNERSHIPS. The Partnership will terminate on December 31, 2035, or at an earlier date if certain conditions occur as defined in the Partnership's Limited Partnership Agreement.

LITIGATION SETTLEMENT. On July 28, 2010, the Partnership received a settlement award payment in the amount of $20,678 from the Natural Gas Litigation Settlement Administrator. This settlement represents the Partnership's portion of the 2006 Net Settlement Fund and the 2007 Net Settlement Fund. The proceeds from settlement were accounted for in the period they were received for the benefit of the partners in the Partnership.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)



STATEMENT OF CASH FLOWS. The Partnership is not required to provide a Statement of Cash Flows.

OTHER PRONOUNCEMENTS

ImprovingDisclosures about Fair Value Measurements

In January 2010, the FASB issued guidance, which, among other things, amends fair value measurements and disclosures to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. This guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Partnership's financial statements.

--------------------------------------------------------------------------------
3. RELATED PARTY TRANSACTIONS

The Partnership's cash is on deposit with MSSB, MS&Co., and MSIP in Futures Interests trading accounts to meet margin requirements as needed. MSSB credits the Partnership with interest income as described in Note 2. The Partnership pays brokerage fees to MS&Co. as described in Note 2.

--------------------------------------------------------------------------------
4. TRADING ADVISORS

Ceres, on behalf of the Partnership, retains Graham to make all trading decisions for the Partnership.
  Compensation to the Trading Advisor by the Partnership consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The Partnership pays its Trading Advisor a flat-rate monthly fee equal to 1/6 of 1% (a 2% annual rate) of the Partnership's net assets under management as of the first day of each month.

INCENTIVE FEE. The Partnership pays the Trading Advisor an incentive fee equal to 20% of trading profits experienced by the Partnership as of the end of each calendar month.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)


  Trading profits represent the amount by which profits from futures, forward, and options trading exceed losses after brokerage and management fees are deducted. When a Trading Advisor experiences losses with respect to net assets as of the end of a calendar month, the Trading Advisor must recover such losses before that Trading Advisor is eligible for an incentive fee in the future. Cumulative trading losses are adjusted on a pro-rated basis for the amount of each month's net contributions for the Trading Advisor.

--------------------------------------------------------------------------------
5. FINANCIAL INSTRUMENTS

The Partnership trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.
  The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.
  The Partnership's contracts are accounted for on a trade-date basis and marked to market on a daily basis. A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:
(1)a) One or more "underlyings", and b) one or more "notional amounts" or payment provisions or both;
(2)Requires no initial net investment or smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and
(3)Terms that require or permit net settlement.
  Generally, derivatives include futures, forward, swap or options contracts, and other financial instruments with similar characteristics, such as caps, floors, and collars.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)


  The net unrealized gains on open contracts at December 31, 2010, reported as a component of "Trading Equity" on the Statements of Financial Condition, and their longest contract maturities were as follows:

                      NET UNREALIZED GAINS
                        ON OPEN CONTRACTS       LONGEST MATURITIES
                  ----------------------------- -------------------
                              OFF-                          OFF-
                  EXCHANGE- EXCHANGE-           EXCHANGE- EXCHANGE-
             YEAR  TRADED    TRADED     TOTAL    TRADED    TRADED
             ---- --------- --------- --------- --------- ---------
                      $         $         $
             2010 4,257,692 4,047,805 8,305,497 Mar. 2015 Mar. 2011
             2009 4,878,451 1,043,055 5,921,506 Jun. 2011 Feb. 2010

  The Partnership has credit risk associated with counterparty nonperformance. As of the date of the financial statements, the credit risk associated with the instruments in which the Partnership trades is limited to the unrealized gain amounts reflected in the Partnership's Statements of Financial Condition.

  The Partnership also has credit risk because MS&Co. and MSIP act as the futures commission merchants or the counterparties, with respect to most of the Partnership's assets. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. MS&Co. and MSIP, each acting as a commodity broker for the Partnership's exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, are required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from their own assets, and for the sole benefit of their commodity customers, all funds held by them with respect to exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, including an amount equal to the net unrealized gains on all open exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, which funds, in the aggregate, totaled $361,428,814 and $408,931,514 at December 31, 2010 and 2009,
respectively. With respect to each Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, each Partnership is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Partnership accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MSSB for the benefit of MS&Co. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Partnership has a netting agreement with MS&Co. This agreement, which seeks to reduce both the Partnership's and MS&Co.'s exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnership's credit risk in the event of MS&Co.'s bankruptcy or insolvency.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)


  The futures, forwards and options traded by the Partnership involve varying degrees of related market risk. Market risk is often dependent upon changes in the level or volatility of interest rates, exchange rates, and prices of financial instruments and commodities, factors that result in frequent changes in the fair value of the Partnership's open positions, and consequently in its earnings, whether realized or unrealized, and cash flow. Gains and losses on open positions of exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are settled daily through variation margin. Gains and losses on off-exchange-traded forward currency contracts are settled upon termination of the contract. Gains and losses on off-exchange-traded forward currency options contracts are settled on an agreed-upon settlement date. However, the Partnership is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Partnership's accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MSSB for the benefit of MS&Co.

--------------------------------------------------------------------------------
6. DERIVATIVES AND HEDGING

  The Partnership's objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Partnership will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. With regard to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.
  The following tables summarize the valuation of each Partnership's investments as required by the disclosures about Derivatives and Hedging under the FASB ASC as of December 31, 2010 and 2009, respectively.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)


  The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2010 and 2009:

                                                                                       AVERAGE NUMBER
DECEMBER 31, 2010                                                                       OF CONTRACTS
-----------------                                                                        OUTSTANDING
                                LONG       LONG       SHORT      SHORT         NET      FOR THE YEAR
FUTURES AND FORWARD          UNREALIZED UNREALIZED  UNREALIZED UNREALIZED  UNREALIZED     (ABSOLUTE
CONTRACTS                       GAIN       LOSS        GAIN       LOSS     GAIN/(LOSS)    QUANTITY)
---------                    ---------- ----------  ---------- ----------  ----------- ---------------
                                 $          $           $          $            $
Commodity                     5,781,673    (67,947)     5,710    (105,138)  5,614,298       4,640
Equity                          244,826 (1,176,255)    39,537      --        (891,892)      2,866
Foreign currency              4,755,171   (678,453)   854,409    (294,469)  4,636,658      17,648
Interest rate                   392,619    (69,212)    72,075  (1,264,435)   (868,953)      8,548
                             ---------- ----------  ---------  ----------  ----------
  Total                      11,174,289 (1,991,867)   971,731  (1,664,042)  8,490,111
                             ========== ==========  =========  ==========
  Unrealized currency loss                                                   (184,614)
                                                                           ----------
  Total net unrealized
   gain on open
   contracts                                                                8,305,497
                                                                           ==========
                                                                                       *AVERAGE NUMBER
DECEMBER 31, 2009                                                                       OF CONTRACTS
-----------------                                                                        OUTSTANDING
                                LONG       LONG       SHORT      SHORT         NET      FOR THE YEAR
FUTURES AND FORWARD          UNREALIZED UNREALIZED  UNREALIZED UNREALIZED  UNREALIZED     (ABSOLUTE
CONTRACTS                       GAIN       LOSS        GAIN       LOSS     GAIN/(LOSS)    QUANTITY)
---------                    ---------- ----------  ---------- ----------  ----------- ---------------
                                 $          $           $          $            $
Commodity                     7,291,580 (1,397,853)   499,089    (253,409)  6,139,407       4,941
Equity                        1,413,940   (626,978)    18,522      --         805,484       3,384
Foreign currency              1,718,378 (1,102,078) 1,070,003    (631,454)  1,054,849      41,153
Interest rate                   154,564 (2,323,801)   227,907     (97,248) (2,038,578)     10,824
                             ---------- ----------  ---------  ----------  ----------
  Total                      10,578,462 (5,450,710) 1,815,521    (982,111)  5,961,162
                             ========== ==========  =========  ==========
  Unrealized currency loss                                                    (39,656)
                                                                           ----------
  Total net unrealized
   gain on open
   contracts                                                                5,921,506
                                                                           ==========

* These amounts have been reclassified from December 31, 2009 prior year financial statement to confirm to the current year presentation.

  The following tables summarize the net trading results of the Partnership for the years ended December 31, 2010 and 2009, respectively, as required by the disclosures about Derivatives and Hedging.
  The Effect of Trading Activities on the Statements of Operations for the year ended December 31, 2010 included in Total Trading Results:

                     TYPE OF INSTRUMENT
                     ------------------
                                                    $
                     Commodity                  (2,284,314)
                     Equity                    (11,812,474)
                     Foreign currency           10,670,505
                     Interest rate              28,877,259
                     Unrealized currency loss     (144,958)
                     Proceeds from Litigation       20,678
                                               -----------
                       Total                    25,326,696
                                               ===========

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)


  Line Items on the Statements of Operations for the year ended December 31, 2010:

                      TRADING RESULTS
                      ---------------
                                                    $
                      Realized                  22,922,027
                      Net change in unrealized   2,383,991
                      Proceeds from Litigation      20,678
                                                ----------
                        Total Trading Results   25,326,696
                                                ==========

  The Effect of Trading Activities on the Statements of Operations for the year ended December 31, 2009, included in Total Trading Results:

                     TYPE OF INSTRUMENT
                     ------------------
                                                    $
                     Commodity                   1,660,953
                     Equity                     45,253,372
                     Foreign currency           13,138,360
                     Interest rate             (25,166,393)
                     Unrealized currency loss   (1,214,454)
                                               -----------
                       Total                    33,671,838
                                               ===========

  Line Items on the Statements of Operations for the year ended December 31, 2009:

                      TRADING RESULTS
                      ---------------
                                                    $
                      Realized                  28,733,723
                      Net change in unrealized   4,938,115
                                                ----------
                        Total Trading Results   33,671,838
                                                ==========


--------------------------------------------------------------------------------
7. FAIR VALUE MEASUREMENTS AND DISCLOSURES

  Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1--unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2--inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates, credit risk); and Level 3--unobservable inputs for the asset or liability (including the Partnership's own assumptions used in determining the fair value of investments).
  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Partnership's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(continued)

  The Partnership's assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

                               UNADJUSTED
                                 QUOTED
                               PRICES IN
                                 ACTIVE
                                MARKETS   SIGNIFICANT
                                  FOR        OTHER    SIGNIFICANT
                               IDENTICAL  OBSERVABLE  UNOBSERVABLE
                                 ASSETS     INPUTS       INPUTS
                               (LEVEL 1)   (LEVEL 2)   (LEVEL 3)      TOTAL
                               ---------- ----------- ------------ ----------
  DECEMBER 31, 2010
  -----------------                $           $           $            $
  ASSETS
  Futures                      7,142,799      --          n/a       7,142,799
  Forwards                        --       5,003,221      n/a       5,003,221
                               ---------   ---------               ----------
    Total Assets               7,142,799   5,003,221      n/a      12,146,020
                               ---------   ---------               ----------
  LIABILITIES
  Futures                      2,700,493      --          n/a       2,700,493
  Forwards                        --         955,416      n/a         955,416
                               ---------   ---------               ----------
    Total Liabilities          2,700,493     955,416      n/a       3,655,909
                               ---------   ---------               ----------
    Unrealized currency loss                                         (184,614)
                                                                   ----------
    *Net fair value            4,442,306   4,047,805      n/a       8,305,497
                               =========   =========               ==========

  DECEMBER 31, 2009**
  -------------------
  ASSETS
  Futures                      9,639,812      --          n/a       9,639,812
  Forwards                        --       2,754,171      n/a       2,754,171
                               ---------   ---------               ----------
    Total Assets               9,639,812   2,754,171      n/a      12,393,983
                               ---------   ---------               ----------
  LIABILITIES
  Futures                      4,721,705      --          n/a       4,721,705
  Forwards                        --       1,711,116      n/a       1,711,116
                               ---------   ---------               ----------
    Total Liabilities          4,721,705   1,711,116      n/a       6,432,821
                               ---------   ---------               ----------
    Unrealized currency loss                                          (39,656)
                                                                   ----------
    *Net fair value            4,918,107   1,043,055      n/a       5,921,506
                               =========   =========               ==========

* This amount comprises of the net unrealized gain/(loss) on open contracts and options purchased and options written on the Statements of Financial Condition.
**The amounts have been reclassified from the December 31, 2009 prior year financial statements to conform to the current year presentation based on new fair value guidance.

MANAGED FUTURES CHARTER GRAHAM L.P.
(FORMERLY, MORGAN STANLEY SMITH BARNEY CHARTER GRAHAM L.P.)

NOTES TO FINANCIAL STATEMENTS
(concluded)


--------------------------------------------------------------------------------
8. FINANCIAL HIGHLIGHTS

CHARTER GRAHAM

                                               2010      2009     2008
                                             --------  -------  -------
        PER UNIT OPERATING PERFORMANCE:
        NET ASSET VALUE, JANUARY 1:          $  28.89  $ 29.13  $ 22.02
                                             --------  -------  -------
        NET OPERATING RESULTS:
           Interest Income                       0.03     0.02     0.34
           Expenses                             (2.16)   (2.57)   (2.58)
           Realized Profit/(1)/                  1.93     1.99     9.29
           Unrealized Profit                     0.18     0.32     0.06
                                             --------  -------  -------
           Net Income (Loss)                    (0.02)   (0.24)    7.11
                                             --------  -------  -------
        NET ASSET VALUE, DECEMBER 31:        $  28.87  $ 28.89  $ 29.13
                                             ========  =======  =======
        FOR THE CALENDAR YEAR:
        RATIOS TO AVERAGE NET ASSETS:
           Net Investment Loss                 (7.8)%   (9.0)%   (8.8)%
           Expenses before Incentive Fees       7.9 %    8.2 %    7.9 %
           Expenses after Incentive Fees        7.9 %    9.1 %   10.1 %
           Net Income (Loss)                   (0.7)%   (1.2)%   28.3 %
        TOTAL RETURN BEFORE INCENTIVE FEES     (0.1)%    0.1 %   34.9 %
        TOTAL RETURN AFTER INCENTIVE FEES      (0.1)%   (0.8)%   32.3 %

        INCEPTION-TO-DATE RETURN              188.7 %
        COMPOUND ANNUALIZED RETURN              9.4 %

(1)Realized Profit (Loss) is a balancing amount necessary to reconcile the change in Net Asset Value per Unit with the other per Unit information.

--------------------------------------------------------------------------------
9. SUBSEQUENT EVENTS

  Management of Ceres performed its evaluation of subsequent events and has determined that there were no subsequent events requiring adjustment or disclosure in the financial statements.

                                  PRE-SORTED
                               FIRST CLASS MAIL
                               U.S. POSTAGE PAID
                               NEW BRUNSWICK, NJ
                                   PERMIT #1
                    Ceres Managed Futures LLC
                    PO Box 340
                    New York, NY 10008-0340
[LOGO]

ADDRESS SERVICE REQUESTED


[GRAPHIC] printed on recycled paper