Form 10-K, Exhibit 13
period 2011-12-31
MANAGED FUTURES CHARTER GRAHAM L.P.
filed 2012-03-28
CIK 1066656

Managed Futures

Charter Graham L.P.

Annual Report

December 31, 2011

CERES MANAGED FUTURES LLC

To the Limited Partners of

Managed Futures Charter Graham L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner,
Managed Futures Charter Graham L.P.

Ceres Managed Futures LLC

522 Fifth Avenue

14th Floor

New York, NY 10036

212-296-1999

Management’s Report on Internal Control Over

Financial Reporting

Ceres Managed Futures LLC (“Ceres”) is the general partner of Managed Futures Charter Graham L.P. and is responsible for the management of the Partnership.

Management of the Partnership, Ceres (“Management”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934 and for the assessment of internal control over financial reporting. The Partnership’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Partnership’s internal control over financial reporting includes those policies and procedures that:

(i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Partnership:

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Partnership are being made only in accordance with authorizations of Management and directors of the Partnership; and

(iii) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use or disposition of the Partnership’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2011. In making this assessment, Management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, Management concluded that the Partnership maintained effective internal control over financial reporting as of December 31, 2011 based on the criteria referred to above.

Walter Davis	Brian Centner
President and Director	Chief Financial Officer
Ceres Managed Futures LLC	Ceres Managed Futures LLC
General Partner,	General Partner,

Managed Futures Charter Graham L.P.	Managed Futures Charter Graham L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Limited Partners and the General Partner of Managed Futures Charter Graham L.P.:

We have audited the accompanying statements of financial condition of Managed Futures Charter Graham L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Managed Futures Charter Graham L.P. as of December 31, 2011 and 2010 and the results of its operations and changes in partners’ capital for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 23, 2012

Managed Futures Charter Graham L.P.

Statements of Financial Condition

	December 31,
	2011	2010
	$	$
ASSETS
Trading Equity:
Unrestricted cash	233,838,381	332,055,996
Restricted cash	49,210,558	25,115,126

Total cash	283,048,939	357,171,122

Net unrealized gain on open contracts (MS&Co.)	4,459,890	7,018,064
Net unrealized gain on open contracts (MSIP)	712,190	1,287,433

Total net unrealized gain on open contracts	5,172,080	8,305,497

Total Trading Equity	288,221,019	365,476,619
Subscriptions receivable	—	2,900,784
Interest receivable (MSSB)	—	25,629

Total Assets	288,221,019	368,403,032

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	6,926,802	4,638,344
Accrued placement agent fees	799,278	—
Accrued brokerage fees (MS&Co.)	473,647	1,576,346
Accrued management fees	473,647	586,548
Interest payable (MSSB)	1,358	—

Total Liabilities	8,674,732	6,801,238

PARTNERS’ CAPITAL
Limited Partners (12,354,601.303 and 12,395,917.141 Units, respectively)	276,443,739	357,913,170
General Partner (138,656.441 and 127,751.316 Units, respectively)	3,102,548	3,688,624

Total Partners’ Capital	279,546,287	361,601,794

Total Liabilities and Partners’ Capital	288,221,019	368,403,032

NET ASSET VALUE PER UNIT	22.38	28.87

The accompanying notes are an integral part of these financial statements.

Managed Futures Charter Graham L.P.

Statements of Income and Expenses

	For the Years Ended December 31,
	2011	2010	2009
	$	$	$
INVESTMENT INCOME
Interest income (MSSB & MS&Co.)	97,731	344,887	382,568

EXPENSES
Brokerage fees (MS&Co.)	12,135,707	21,017,924	26,465,763
Management fees	6,943,138	7,189,540	8,821,923
Placement agent fees	6,523,969	—	—
Incentive fees	—	—	4,016,965

Total Expenses	25,602,814	28,207,464	39,304,651

NET INVESTMENT LOSS	(25,505,083)	(27,862,577)	(38,922,083)

TRADING RESULTS
Trading profit (loss):
Net Realized	(56,127,142)	22,922,027	28,733,723
Net change in unrealized	(3,133,417)	2,383,991	4,938,115
Proceeds from Litigation	—	20,678	—

Total Trading Results	(59,260,559)	25,326,696	33,671,838

NET LOSS	(84,765,642)	(2,535,881)	(5,250,245)

Net Loss Allocation
Limited Partners	(83,879,566)	(2,508,117)	(5,197,538)
General Partner	(886,076)	(27,764)	(52,707)

Net Loss Per Unit*
Limited Partners	(6.49)	(0.02)	(0.24)
General Partner	(6.49)	(0.02)	(0.24)
	Units	Units	Units
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	12,958,913.998	13,089,859.715	15,433,467.839

*	Based on change in Net Asset Value per Unit.

The accompanying notes are an integral part of these financial statements.

Managed Futures Charter Graham L.P.

Condensed Schedule of Investments

December 31, 2011

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Partners’ Capital
	$
Commodity	217,166	0.07
Equity	1,070,461	0.38
Foreign currency	109,099	0.04
Interest rate	4,437,884	1.59

Total Futures and Forward Contracts Purchased	5,834,610	2.08

Futures and Forward Contracts Sold
Commodity	(2,184,976)	(0.78)
Equity	(176,378)	(0.06)
Foreign currency	2,383,928	0.85
Interest rate	(338,900)	(0.12)

Total Futures and Forward Contracts Sold	(316,326)	(0.11)

Unrealized Currency Loss	(346,204)	(0.12)

Net fair value	5,172,080	1.85

The accompanying notes are an integral part of these financial statements.

Managed Futures Charter Graham L.P.

Condensed Schedule of Investments

December 31, 2010

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Partners’ Capital
	$
Commodity	5,713,726	1.58
Equity	(931,429)	(0.26)
Foreign currency	4,076,718	1.13
Interest rate	323,407	0.09

Total Futures and Forward Contracts Purchased	9,182,422	2.54

Futures and Forward Contracts Sold
Commodity	(99,428)	(0.03)
Equity	39,537	0.01
Foreign currency	559,940	0.16
Interest rate	(1,192,360)	(0.33)

Total Futures and Forward Contracts Sold	(692,311)	(0.19)

Unrealized Currency Loss	(184,614)	(0.05)

Net fair value	8,305,497	2.30

The accompanying notes are an integral part of these financial statements.

Managed Futures Charter Graham L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2011, 2010, and 2009

	Units of Partnership Interest	Limited Partners	General Partner	Total
		$	$	$
Partners’ Capital,
December 31, 2008	18,009,881.252	519,261,648	5,276,301	524,537,949
Net Loss	—	(5,197,538)	(52,707)	(5,250,245)
Redemptions	(4,168,772.521)	(118,248,689)	(1,130,538)	(119,379,227)

Partners’ Capital,
December 31, 2009	13,841,108.731	395,815,421	4,093,056	399,908,477
Offering of Units	595,887.019	16,833,555	25,000	16,858,555
Net Loss	—	(2,508,117)	(27,764)	(2,535,881)
Redemptions	(1,913,327.293)	(52,227,689)	(401,668)	(52,629,357)

Partners’ Capital,
December 31, 2010	12,523,668.457	357,913,170	3,688,624	361,601,794
Offering of Units	1,823,883.717	49,482,740	300,000	49,782,740
Net Loss	—	(83,879,566)	(886,076)	(84,765,642)
Redemptions	(1,854,294.430)	(47,072,605)	—	(47,072,605)

Partners’ Capital,
December 31, 2011	12,493,257.744	276,443,739	3,102,548	279,546,287

The accompanying notes are an integral part of these financial statements.

Managed Futures Charter Graham L.P.

Notes to Financial Statements

1.    Organization

Managed Futures Charter Graham L.P. (“Charter Graham” or the “Partnership”) is a limited partnership organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, “Futures Interests”) (refer to Note 5, Financial Instruments). Prior to August 23, 2010, the Partnership was one of the Morgan Stanley Smith Barney Charter Series of funds, which was comprised of the Partnership, Morgan Stanley Smith Barney Charter Campbell L.P., Morgan Stanley Smith Barney Charter Aspect L.P., and Morgan Stanley Smith Barney Charter WNT L.P.

In 2009, Morgan Stanley and Citigroup Inc. (“Citigroup”) combined certain assets of the Global Wealth Management Group of Morgan Stanley & Co. LLC (formerly, Morgan Stanley & Co. Incorporated) (“MS&Co.”) including Demeter Management LLC (“Demeter”) and the Smith Barney division of Citigroup Global Markets, Inc., into a new joint venture, Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). As part of that transaction, Ceres Managed Futures LLC (“Ceres” or the “General Partner”) and Demeter were contributed to MSSBH, and each became a wholly-owned subsidiary of MSSBH. Prior to June 1, 2009, Demeter was a wholly-owned subsidiary of Morgan Stanley.

Effective December 1, 2010, MSSBH, together with the unanimous support of the respective Boards of Directors of Demeter and Ceres, combined the assets and operations of Demeter and Ceres into a single commodity pool operator, Ceres. Ceres will continue to be wholly-owned by MSSBH and replaced Demeter as the general partner. MSSBH is majority-owned indirectly by Morgan Stanley and minority-owned indirectly by Citigroup.

The non-clearing commodity broker is Morgan Stanley Smith Barney LLC (“MSSB”), the principal subsidiary of MSSBH. The clearing commodity brokers are MS&Co. and Morgan Stanley & Co. International plc (“MSIP”). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. MSIP serves as the commodity broker for trades on the London Metal Exchange (“LME”). MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley. MSSB is the placement agent (the “Placement Agent”) for the Partnership.

Effective May 31, 2011, Morgan Stanley & Co. Incorporated changed its name to Morgan Stanley & Co. LLC.

Effective June 1, 2011, units of limited partnership interest (“Unit(s)”) of the Partnership are being offered in share classes (each a “Class” or collectively, the “Classes”). The Class of Units that a limited partner receives depends on aggregate subscription amount made by such limited partner in the Partnership.

Class of Units	Aggregate Investment
A	Up to $4,999,999
D	$5,000,000 and above

As of December 31, 2011, all Units are considered Class A Units. The General Partner may, at its discretion, offer additional Classes of Units as described in the Private Placement Memorandum (the “Memorandum”).

Effective August 23, 2010, the General Partner changed the name of Morgan Stanley Smith Barney Charter Graham L.P. to Managed Futures Charter Graham L.P. and has made the Partnership available to new investments on a private placement basis.

Managed Futures Charter Graham L.P.

Notes to Financial Statements

Effective September 29, 2009, Demeter changed the name of Morgan Stanley Charter Graham L.P. to Morgan Stanley Smith Barney Charter Graham L.P. The name change had no impact on the operation of the Partnership or its limited partners.

Ceres is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by Ceres and the limited partners based on their proportional ownership interest.

Graham Capital Management L.P. (“Graham” or the “Trading Advisor”) is the Partnership’s trading advisor.

2.    Summary of Significant Accounting Policies

Use of Estimates — The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates and the differences could be material.

Valuation — Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

Revenue Recognition — Monthly, MSSB credits the Partnership with interest income received from MSSB, MS&Co. and MSIP. Such amount is based on 100% of its average daily funds held at MSSB, MS&Co. and MSIP to meet margin requirements at a rate approximately equivalent to what the commodity brokers pay or charge other similar customers on margin deposits. In addition, MSSB credits at each month end the Partnership with interest income on 100% of Partnership’s assets not deposited as margin at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during the month. MSSB retains any interest earned in excess of the interest paid by MSSB to the Partnership. For purposes of such interest payments, net assets do not include monies owed to the Partnership on forward contracts and other Futures Interests.

Fair Value of Financial Instruments — The fair value of the Partnership’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), approximates the carrying amount presented in the Statements of Financial Condition.

Managed Futures Charter Graham L.P.

Notes to Financial Statements

Foreign Currency Transactions and Translation — The Partnership’s functional currency is the U.S. dollar; however, the Partnership may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the realized gain/loss and unrealized trading profit (loss) in the Statements of Income and Expenses.

Net Income (Loss) per Unit — Net income (loss) per Unit is computed in accordance with the specialized accounting for Investment Companies as illustrated in the Financial Highlights Footnote (Refer to Note 8, Financial Highlights).

Trading Equity — The Partnership’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MSSB, MS&Co., and MSIP to be used as margin for trading and (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value.

The Partnership in its normal course of business enters into various contracts with MSSB, MS&Co., and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MSSB, MS&Co., and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Partnership and are reported on a net basis on the Statements of Financial Condition.

The Partnership has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Partnership has consistently applied its right to offset.

Restricted and Unrestricted Cash — As reflected on the Partnership’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset unrealized losses on offset LME positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage and Related Transaction Fees and Costs — Effective June 1, 2011, the Partnership pays MS&Co. a flat-rate monthly brokerage fee of 1/12 of 2% of the Partnership’s net assets as of the first day of each month (a 2% annual rate), as described in the Partnership’s Memorandum. Such fees cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

Prior of June 1, 2011 and October 1, 2010, the Partnership paid a flat-rate brokerage fee of 5.375% and 6%, respectively.

Placement Agent Fees — Limited partners are not charged an initial sales commission. The Partnership pays MSSB ongoing compensation on a monthly basis equal to a percentage of the net asset value (as defined in the Memorandum) of a limited partner’s Unit as of the beginning of each month. The applicable rate payable by each limited partner is determined by the Class of Units held by such limited partner. The Partnership pays the Placement Agent the following percentage in accordance with the following schedule.

Class of Units	Annualized Rate (%)
A	3.375%
D	0.75%

Managed Futures Charter Graham L.P.

Notes to Financial Statements

MSSB pays a portion of the ongoing Placement Agent fees it received from the Partnership to the MSSB Financial Advisor or Private Wealth Advisor responsible for selling the Units to the limited partner.

There was no change in total fees for existing limited partners as all Units outstanding at December 31, 2011 were Class A Units.

Operating Expenses — The Partnership incurs monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses, including legal, auditing, accounting, filing fees, and other related expenses, are borne by MS&Co. through the brokerage fees paid by the Partnership.

Continuing Offering — Units of the Partnership are offered at a price equal to 100% of the Unit as of the first day of each month at the final net asset value per Unit as of the last day of the immediately preceding month. The minimum subscription amount of the Partnership is $25,000 ($10,000 for ERISA/IRA investors), subject to the discretion of Ceres to accept a lower amount. Additional subscriptions can be made in a minimum amount of $10,000, subject to the discretion of Ceres to accept a lower amount. The request for subscriptions must be delivered to a limited partner’s local MSSB Branch Office in time for it to be forwarded to and received by Ceres, no later than 3:00 P.M., New York City time, on the third business day before the end of the month.

No selling commissions or charges related to the initial offering of Units are paid by the limited partners or the Partnership. MS&Co. pays all such costs.

Redemptions — Limited partners may redeem some or all of their Units at 100% of the net asset value per Unit as of the end of the last day of any month (a “Redemption Date”). The request for redemptions must be delivered to a limited partner’s local MSSB Branch Office in time for it to be forwarded and received by Ceres no later than 3:00 p.m., New York City time, on the third business day before the end of the month. A limited partner must maintain a minimum investment of 300 Units in the Partnership unless such limited partner is redeeming the entire interest in the Partnership. Ceres may cause a limited partner to withdraw from the Partnership at any time and for any reason upon at least five days’ written notice. Ceres may also, in its sole discretion, permit redemptions by limited partners in any amount at any time.

The aggregate amounts of redemption charges paid to MS&Co. for the years ended December 31, 2011, 2010, and 2009 were as follows:

2011	2010	2009
$	$	$
—	53,278	340,662

Exchanges — Limited partners may redeem some or all of their Units at 100% of the value per Unit of the Partnership on the Redemption Date and use the proceeds to purchase units in any other commodity pool operated by Ceres that is open to investment. Limited partners may also redeem units in any other commodity pool operated by Ceres and use the proceeds to purchase Units in the Partnership. The request for exchanges must be delivered to a limited partner’s local MSSB Branch Office in time for it to be forwarded and received by Ceres, no later than 3:00 P.M., New York City time, on the third business day before the end of the month.

Distributions — Distributions, other than redemptions of Units, are made on a pro rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Partnership’s profits.

Managed Futures Charter Graham L.P.

Notes to Financial Statements

Income Taxes — No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership’s revenue and expenses for income tax purposes. The Partnership files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes clarifies the accounting for uncertainty in income taxes recognized in the Partnership’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Partnership has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2011 and 2010. If applicable, the Partnership recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, 2008 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

Dissolution of the Partnership — The Partnership will terminate on December 31, 2035, or at an earlier date if certain conditions occur as defined in the Partnership’s Limited Partnership Agreement.

Litigation Settlement — On July 28, 2010, the Partnership received a settlement award payment in the amount of $20,678 from the natural Gas Litigation Settlement Administrator. This settlement represents the Partnership’s portion of the 2006 Net Settlement Fund and the 2007 Net Settlement Fund. The proceeds from settlement were accounted for in the period they were received for the benefit of the partners in the Partnership.

Statement of Cash Flows — The Partnership is not required to provide a Statement of Cash Flows.

Other Pronouncements

In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11, “Disclosures about Offsetting Assets and Liabilities”, which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Partnership should also provide the disclosures retrospectively for all comparative periods presented. The Partnership is currently evaluating the impact that the pronouncement would have on the financial statements.

In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding U.S. GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Partnership will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

Managed Futures Charter Graham L.P.

Notes to Financial Statements

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. The amendments within this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between U.S. GAAP and IFRS. However, some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The ASU is effective for annual and interim periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Partnership’s financial statements.

3.    Related Party Transactions

The Partnership’s cash is on deposit with MSSB, MS&Co., and MSIP in Futures Interests trading accounts to meet margin requirements as needed. MSSB credits the Partnership with interest income as described in Note 2, Summary of Significant Accounting Policies. The Partnership pays brokerage fees to MS&Co. as described in Note 2, Summary of Significant Accounting Policies.

4.    Trading Advisor

Ceres, on behalf of the Partnership retains Graham to make all trading decisions for the Partnership.

Compensation to the Trading Advisor by the Partnership consists of a management fee and an incentive fee as follows:

Management Fee — The Partnership pays its Trading Advisor a flat-rate monthly fee equal to 1/6 of 1% (a 2% annual rate) of the Partnership’s net assets under management as of the first day of each month.

Incentive Fee — The Partnership pays the Trading Advisor an incentive fee equal to 20% of trading profits experienced by the Partnership as of the end of each calendar month.

Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a Trading Advisor experiences losses with respect to net assets as of the end of a calendar month, the Trading Advisor must recover such losses before the Trading Advisor is eligible for an incentive fee in the future. Cumulative trading losses are adjusted on a pro-rated basis for the amount of each month’s net withdrawals.

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

Managed Futures Charter Graham L.P.

Notes to Financial Statements

The Partnership’s contracts are accounted for on a trade-date basis. A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1) a) One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2) Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3) Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2011	2,825,771	2,346,309	5,172,080	Mar. 2016	Mar. 2012
2010	4,257,692	4,047,805	8,305,497	Mar. 2015	Mar. 2011

In general, the risks associated with off-exchange-traded contracts are greater than those associated with exchange-traded contracts because of the greater risk of default by the counterparty to an off-exchange-traded contract. The Partnership has credit risk associated with counterparty nonperformance. As of the date of the financial statements, the credit risk associated with the instruments in which the Partnership trades is limited to the unrealized gains (losses) amounts reflected in the Partnership’s Statements of Financial Condition. The net unrealized gains (losses) on open contracts is further disclosed gross by type of contract and corresponding fair value level in Note 7, Fair Value Measurements and Disclosures.

The Partnership also has credit risk because MS&Co. and MSIP act as the futures commission merchants or the counterparties, with respect to most of the Partnership’s assets. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are fair valued on a daily basis, with variations in value settled on a daily basis. MS&Co. and MSIP, each acting as a commodity futures broker for the Partnership’s exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, are required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from their own assets, and for the sole benefit of their commodity customers, total cash held by them with respect to exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, including an amount equal to the net unrealized gains on all open exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, which in the aggregate, totaled $285,874,710 and $361,428,814 at December 31, 2011 and 2010, respectively. With respect to the Partnership’s off-exchange-traded forward currency contracts, there are no daily settlements of variation in value, nor is there any requirement than an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Partnership is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Partnership accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MSSB for the benefit of MS&Co. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Partnership has a netting agreement with MS&Co. The primary terms are based on industry standard master agreements. This agreement, which seeks to reduce both the Partnership’s and MS&Co.’s exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnership’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

Managed Futures Charter Graham L.P.

Notes to Financial Statements

The General Partner monitors and attempts to control the Partnership’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The futures, forwards and options traded by the Partnership involve varying degrees of related market risk. Market risk is often dependent upon changes in the level or volatility of interest rates, exchange rates, and prices of financial instruments and commodities, factors that result in frequent changes in the fair value of the Partnership’s open positions, and consequently in its earnings, whether realized or unrealized, and cash flow. Gains and losses on open positions of exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are settled daily through variation margin. Gains and losses on off-exchange-traded forward currency contracts are settled upon termination of the contract. Gains and losses on off-exchange-traded forward currency options contracts are settled on an agreed-upon settlement date. However, the Partnership is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Partnership’s accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MSSB for the benefit of MS&Co.

6.    Derivatives and Hedging

The Partnership’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Partnership will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. With regard to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

The following tables summarize the valuation of the Partnership’s investments as of December 31, 2011 and 2010.

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2011 and 2010:

December 31, 2011

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average Number of Contracts Outstanding for the Year (Absolute Quantity)
	$	$	$	$	$
Commodity	460,330	(243,164)	2,195,043	(4,380,019)	(1,967,810)	3,139
Equity	1,099,211	(28,750)	26,530	(202,908)	894,083	2,372
Foreign currency	450,444	(341,345)	2,978,910	(594,982)	2,493,027	23,365
Interest rate	4,507,072	(69,188)	20,422	(359,322)	4,098,984	10,389

Total	6,517,057	(682,447)	5,220,905	(5,537,231)	5,518,284

Unrealized currency loss					(346,204)

Total net unrealized gain on open contracts					5,172,080

Managed Futures Charter Graham L.P.

Notes to Financial Statements

December 31, 2010

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average Number of Contracts Outstanding for the Year (Absolute Quantity)
	$	$	$	$	$
Commodity	5,781,673	(67,947)	5,710	(105,138)	5,614,298	4,640
Equity	244,826	(1,176,255)	39,537	—	(891,892)	2,866
Foreign currency	4,755,171	(678,453)	854,409	(294,469)	4,636,658	17,648
Interest rate	392,619	(69,212)	72,075	(1,264,435)	(868,953)	8,548

Total	11,174,289	(1,991,867)	971,731	(1,664,042)	8,490,111

Unrealized currency loss					(184,614)

Total net unrealized gain on open contracts					8,305,497

The following tables summarize the net trading results of the Partnership for the years ended December 31, 2011, 2010 and 2009, respectively.

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2011 included in Total Trading Results:

Type of Instrument	$
Commodity	(13,224,390)
Equity	(33,865,845)
Foreign currency	(28,960,337)
Interest rate	16,951,603
Unrealized currency loss	(161,590)

Total	(59,260,559)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2011:

Trading Results	$
Net realized	(56,127,142)
Net change in unrealized	(3,133,417)

Total Trading Results	(59,260,559)

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2010 included in Total Trading Results:

Type of Instrument	$
Commodity	(2,284,314)
Equity	(11,812,474)
Foreign currency	10,670,505
Interest rate	28,877,259
Unrealized currency loss	(144,958)
Proceeds from Litigation	20,678

Total	25,326,696

Managed Futures Charter Graham L.P.

Notes to Financial Statements

Line Items on the Statements of Income and Expenses for the year ended December 31, 2010:

Trading Results	$
Net realized	22,922,027
Net change in unrealized	2,383,991
Proceeds from Litigation	20,678

Total Trading Results	25,326,696

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2009 included in Total Trading Results:

Type of Instrument	$
Commodity	1,660,953
Equity	45,253,372
Foreign currency	13,138,360
Interest rate	(25,166,393)
Unrealized currency loss	(1,214,454)

Total	33,671,838

Line Items on the Statements of Income and Expenses for the year ended December 31, 2009:

Trading Results	$
Net realized	28,733,723
Net change in unrealized	4,938,115

Total Trading Results	33,671,838

7.    Fair Value Measurements and Disclosures

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 — unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 — inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates, credit risk); and Level 3 — unobservable inputs for the asset or liability (including the Partnership’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

Managed Futures Charter Graham L.P.

Notes to Financial Statements

The Partnership’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

December 31, 2011	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	8,457,018	—	n/a	8,457,018
Forwards	—	3,280,944	n/a	3,280,944

Total Assets	8,457,018	3,280,944	n/a	11,737,962

Liabilities
Futures	5,285,043	—	n/a	5,285,043
Forwards	—	934,635	n/a	934,635

Total Liabilities	5,285,043	934,635	n/a	6,219,678

Unrealized currency loss				(346,204)

*Net fair value	3,171,975	2,346,309	n/a	5,172,080

December 31, 2010	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	7,142,799	—	n/a	7,142,799
Forwards	—	5,003,221	n/a	5,003,221

Total Assets	7,142,799	5,003,221	n/a	12,146,020

Liabilities
Futures	2,700,493	—	n/a	2,700,493
Forwards	—	955,416	n/a	955,416

Total Liabilities	2,700,493	955,416	n/a	3,655,909

Unrealized currency loss				(184,614)

*Net fair value	4,442,306	4,047,805	n/a	8,305,497

*	This amount comprises of the “Total net unrealized gain on open contracts” on the Statements of Financial Condition.

Managed Futures Charter Graham L.P.

Notes to Financial Statements

8.    Financial Highlights

The following ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partners’ share of income, expenses and average net assets.

	2011	2010	2009
Per Unit operating performance:
Net asset value, January 1:	$28.87	$28.89	$29.13

Interest Income	0.01	0.03	0.02
Expenses	(2.00)	(2.16)	(2.57)
Realized/Unrealized Gain (Loss)(1)	(4.50)	2.11 (2)	2.31 (2)

Net Loss	(6.49)	(0.02)	(0.24)

Net asset value, December 31:	$22.38	$28.87	$28.89

For the Calendar Year:
Ratios to average net assets:
Net Investment Loss	(7.6)%	(7.8)%	(9.0)%
Expenses before Incentive Fees	7.6%	7.9%	8.2%
Expenses after Incentive Fees	7.6%	7.9%	9.1%
Net Loss	(25.2)%	(0.7)%	(1.2)%
Total return before incentive fees	(22.5)%	(0.1)%	0.1%
Total return after incentive fees	(22.5)%	(0.1)%	(0.8)%

(1)	Realized/Unrealized Gain (Loss) is a balancing amount necessary to reconcile the change in net asset value per Unit with the other per Unit information.
(2)

These amounts have been reclassified from the prior year financial statements to conform to the current year presentation. Specifically, realized and unrealized gain (loss) per Unit amounts were combined in the 2011 Financial Highlights presentation.

9.    Subsequent Events

Management performed its evaluation of subsequent events through the date of filing, and has determined that there were no subsequent events requiring adjustments or disclosure in the financial statements.

CERES MANAGED FUTURES LLC

522 Fifth Avenue • 14th Floor

New York, NY 10036

Publication # 15

Investments and services offered through Morgan Stanley Smith Barney LLC, and accounts carried by Morgan Stanley & Co. LLC © 2011 Morgan Stanley Smith Barney LLC. Member SIPC.