Form 10-K, Exhibit 13
period 2012-12-31
MANAGED FUTURES PREMIER GRAHAM L.P.
filed 2013-03-25
CIK 1066656

                              Managed Futures
                              Premier Graham L.P.
                              (formerly, Managed Futures Charter Graham L.P.)

                              Annual Report
                              December 31, 2012

                              CERES MANAGED FUTURES LLC

                          To the Limited Partners of
                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

                                             /s/ Walter Davis
                                             -----------------------------------
                                             By:. Walter Davis
                                                  President and Director
                                                  Ceres Managed Futures LLC
                                                  General Partner,
                                                  Managed Futures Premier
                                                  Graham L.P.

                                          Ceres Managed Futures LLC
                                          522 Fifth Avenue
                                          14th Floor
                                          New York, NY 10036
                                          (855) 672-4468

                 Management's Report on Internal Control Over
                              Financial Reporting

Ceres Managed Futures LLC ("Ceres"), is the general partner of Managed Futures Premier Graham L.P. (formerly, Managed Futures Charter Graham L.P.) and is responsible for the management of the Partnership.

Management of the Partnership, Ceres ("Management"), is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a - 15(f) and 15d - 15(f) under the Securities Exchange Act of 1934 and for the assessment of internal control over financial reporting. The Partnership's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Partnership's internal control over financial reporting includes those policies and procedures that:

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

Management has assessed the effectiveness of the Partnership's internal control over financial reporting as of December 31, 2012. In making this assessment, Management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on its assessment, Management concluded that the Partnership maintained effective internal control over financial reporting as of December 31, 2012, based on the criteria referred to above.

  /s/ Walter Davis                       /s/ Damian George
  -------------------------------------  -------------------------------------
  Walter Davis                           Damian George
  President and Director                 Chief Financial Officer and Director
  Ceres Managed Futures LLC              Ceres Managed Futures LLC
  General Partner,                       General Partner,
  Managed Futures Premier Graham L.P.    Managed Futures Premier Graham L.P.

Deloitte.
                                                           Deloitte & Touche LLP
                                                           Two World Financial
                                                           Center
                                                           New York, NY
                                                           10281-1414
                                                           USA
                                                           www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Limited Partners and the General Partner of Managed Futures Premier Graham L.P. (formerly, Managed Futures Charter Graham L.P.):

We have audited the accompanying statements of financial condition of Managed Futures Premier Graham L.P. (formerly, Managed Futures Charter Graham L.P.) (the "Partnership"), including the condensed schedules of investments, as of December 31, 2012 and 2011, and the related statements of income and expenses and changes in partners' capital for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Managed Futures Premier Graham L.P. as of December 31, 2012 and 2011, and the results of its operations and its changes in partners' capital for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 25, 2013

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                       Statements of Financial Condition

                                                                        December 31,
                                                                   -----------------------
                                                                      2012        2011
                                                                   ----------- -----------
                                                                       $           $
ASSETS
Trading Equity:
 Unrestricted cash................................................ 179,658,788 233,838,381
 Restricted cash..................................................  29,732,655  49,210,558
                                                                   ----------- -----------
   Total cash..................................................... 209,391,443 283,048,939
                                                                   ----------- -----------
 Net unrealized gain on open contracts (MS&Co.)...................   4,254,515   4,459,890
 Net unrealized gain on open contracts (MSIP).....................          --     712,190
                                                                   ----------- -----------
   Total net unrealized gain on open contracts....................   4,254,515   5,172,080
                                                                   ----------- -----------
   Total Trading Equity........................................... 213,645,958 288,221,019
Interest receivable (Morgan Stanley Wealth Management)............       6,331          --
                                                                   ----------- -----------
   Total Assets................................................... 213,652,289 288,221,019
                                                                   =========== ===========
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable...............................................   6,066,814   6,926,802
Accrued placement agent fees......................................     582,310     799,278
Accrued brokerage fees (Morgan Stanley Wealth Management &
  MS&Co.).........................................................     345,073     473,647
Accrued management fees...........................................     345,073     473,647
Interest payable (MS&Co. & Morgan Stanley Wealth Management)......          --       1,358
                                                                   ----------- -----------
   Total Liabilities..............................................   7,339,270   8,674,732
                                                                   ----------- -----------
PARTNERS' CAPITAL
Limited Partners (10,270,907.385 and 12,354,601.303 Units,
  respectively)................................................... 203,933,047 276,443,739
General Partner (119,837.441 and 138,656.441 Units, respectively).   2,379,972   3,102,548
                                                                   ----------- -----------
 Total Partners' Capital.......................................... 206,313,019 279,546,287
                                                                   ----------- -----------
 Total Liabilities and Partners' Capital.......................... 213,652,289 288,221,019
                                                                   =========== ===========
NET ASSET VALUE PER UNIT..........................................       19.86       22.38
                                                                   =========== ===========

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                       Statements of Income and Expenses

                                                  For the Years ended December 31,
                                           ----------------------------------------------
                                                2012            2011            2010
                                           --------------  --------------  --------------
                                                  $               $               $
INVESTMENT INCOME
 Interest income (MS&Co. & Morgan Stanley
   Wealth Management).....................        144,258          97,731         344,887
                                           --------------  --------------  --------------
EXPENSES
 Placement agent fees.....................      8,681,535       6,523,969              --
 Brokerage fees (Morgan Stanley Wealth
   Management & MS&Co.)...................      5,144,616      12,135,707      21,017,924
 Management fees..........................      5,144,616       6,943,138       7,189,540
                                           --------------  --------------  --------------
   Total Expenses.........................     18,970,767      25,602,814      28,207,464
                                           --------------  --------------  --------------
NET INVESTMENT LOSS.......................    (18,826,509)    (25,505,083)    (27,862,577)
                                           --------------  --------------  --------------
TRADING RESULTS
Trading profit (loss):
 Net Realized.............................     (8,986,897)    (56,127,142)     22,922,027
 Net change in unrealized.................       (917,565)     (3,133,417)      2,383,991
 Proceeds from Litigation.................             --              --          20,678
                                           --------------  --------------  --------------
   Total Trading Results..................     (9,904,462)    (59,260,559)     25,326,696
                                           --------------  --------------  --------------
NET LOSS..................................    (28,730,971)    (84,765,642)     (2,535,881)
                                           ==============  ==============  ==============
Net Loss Allocation
Limited Partners..........................    (28,408,388)    (83,879,566)     (2,508,117)
General Partner...........................       (322,583)       (886,076)        (27,764)

Net Loss Per Unit*
Limited Partners..........................          (2.52)          (6.49)          (0.02)
General Partner...........................          (2.52)          (6.49)          (0.02)

                                                Units           Units           Units
                                           --------------  --------------  --------------
WEIGHTED AVERAGE NUMBER OF UNITS
  OUTSTANDING............................. 11,738,439.564  12,958,913.998  13,089,859.715

* Based on change in Net Asset Value per Unit.

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                       Condensed Schedule of Investments
                               December 31, 2012

                                               Net unrealized
                                               gain/(loss) on       % of
Futures and Forward Contracts Purchased        open contracts Partners' Capital
---------------------------------------        -------------- -----------------
                                                     $
Commodity.....................................      610,834          0.30
Equity........................................    4,266,356          2.07
Foreign currency..............................     (257,699)        (0.13)
Interest rate.................................      526,806          0.25
                                                 ----------         -----

Total Futures and Forward Contracts Purchased.    5,146,297          2.49
                                                 ----------         -----

Futures and Forward Contracts Sold
----------------------------------
Commodity.....................................   (1,724,776)        (0.84)
Equity........................................     (173,208)        (0.08)
Foreign currency..............................    1,501,352          0.73
Interest rate.................................         (325)            -/(1)/
                                                 ----------         -----

Total Futures and Forward Contracts Sold......     (396,957)        (0.19)
                                                 ----------         -----

 Unrealized Currency Loss.....................     (494,825)        (0.24)
                                                 ----------         -----
Net fair value................................    4,254,515          2.06
                                                 ==========         =====

/(1)/Amounts less than 0.005%.

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                       Condensed Schedule of Investments
                               December 31, 2011

                                               Net unrealized
                                               gain/(loss) on       % of
Futures and Forward Contracts Purchased        open contracts Partners' Capital
---------------------------------------        -------------- -----------------
                                                     $
Commodity.....................................      217,166          0.07
Equity........................................    1,070,461          0.38
Foreign currency..............................      109,099          0.04
Interest rate.................................    4,437,884          1.59
                                                 ----------         -----
Total Futures and Forward Contracts Purchased.    5,834,610          2.08
                                                 ----------         -----

Futures and Forward Contracts Sold
----------------------------------
Commodity.....................................   (2,184,976)        (0.78)
Equity........................................     (176,378)        (0.06)
Foreign currency..............................    2,383,928          0.85
Interest rate.................................     (338,900)        (0.12)
                                                 ----------         -----
Total Futures and Forward Contracts Sold......     (316,326)        (0.11)
                                                 ----------         -----
 Unrealized Currency Loss.....................     (346,204)        (0.12)
                                                 ----------         -----
Net fair value................................    5,172,080          1.85
                                                 ==========         =====

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                  Statements of Changes in Partners' Capital
             For the Years Ended December 31, 2012, 2011, and 2010

                           Units of
                          Partnership     Limited     General
                           Interest       Partners    Partner      Total
                        --------------  -----------  ---------  -----------
                                             $           $           $
    Partners' Capital,
     December 31, 2009. 13,841,108.731  395,815,421  4,093,056  399,908,477
    Offering of Units..    595,887.019   16,833,555     25,000   16,858,555
    Net Loss...........             --   (2,508,117)   (27,764)  (2,535,881)
    Redemptions........ (1,913,327.293) (52,227,689)  (401,668) (52,629,357)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2010. 12,523,668.457  357,913,170  3,688,624  361,601,794
    Offering of Units..  1,823,883.717   49,482,740    300,000   49,782,740
    Net Loss...........             --  (83,879,566)  (886,076) (84,765,642)
    Redemptions........ (1,854,294.430) (47,072,605)        --  (47,072,605)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2011. 12,493,257.744  276,443,739  3,102,548  279,546,287
    Offering of Units..    696,407.475   15,421,746         --   15,421,746
    Net Loss...........             --  (28,408,388)  (322,583) (28,730,971)
    Redemptions........ (2,798,920.393) (59,524,050)  (399,993) (59,924,043)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2012. 10,390,744.826  203,933,047  2,379,972  206,313,019
                        ==============  ===========  =========  ===========

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements

1.  Organization

   Managed Futures Premier Graham L.P. (formerly, Managed Futures Charter Graham L.P.) ("Premier Graham" or the "Partnership") is a limited partnership organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests") (refer to Note 5. Financial Instruments). Prior to August 23, 2010, the Partnership was one of the Morgan Stanley Charter Series of funds, which was comprised of the Partnership, Morgan Stanley Smith Barney Charter Campbell L.P., Morgan Stanley Smith Barney Charter Aspect L.P., and Morgan Stanley Smith Barney Charter WNT L.P.

   Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner ("Ceres" or the "General Partner") and commodity pool operator of the Partnership. Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC ("MSSBH"). MSSBH is majority-owned indirectly by Morgan Stanley and minority-owned indirectly by Citigroup Inc. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management ("Morgan Stanley Wealth Management"). This entity, where the Partnership continues to maintain a cash account, previously acted as a non-clearing commodity broker for the Partnership, and currently acts as the placement agent (the "Placement Agent") for the Partnership. The clearing commodity brokers are Morgan
Stanley & Co. LLC ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts. MSIP serves as the commodity broker for trades on the London Metal Exchange ("LME"). Morgan Stanley Wealth Management is a principal subsidiary of MSSBH. MS&Co. and MSIP are wholly-owned subsidiaries of Morgan Stanley.

   Effective November 30, 2012, the General Partner changed the name of the Partnership from Managed Futures Charter Graham L.P. to Managed Futures Premier Graham L.P. The name change had no impact on the operation of the Partnership or its limited partners.

   Effective June 1, 2011, units of limited partnership interest ("Unit(s)") of the Partnership are being offered in share classes (each a "Class" or collectively, the "Classes"). The Class of Units that a limited partner receives depends on the aggregate subscription amount made by such limited partner in the Partnership.

                      Class of Units  Aggregate Investment
                      --------------  --------------------

                            A         Up to $4,999,999
                            D         $5,000,000 and above

   As of December 31, 2012, all Units outstanding are considered Class A Units. The General Partner may, at its discretion, offer additional Classes of Units as described in the Private Placement Memorandum (the "Memorandum").

   Effective May 31, 2011, Morgan Stanley & Co. Incorporated changed its name to Morgan Stanley & Co. LLC.

   Effective August 23, 2010, the General Partner changed the name of Morgan Stanley Smith Barney Charter Graham L.P. to Managed Futures Charter Graham L.P. and made the Partnership available to new investments on a private placement basis.

   Ceres is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by Ceres and the limited partners based on their proportional ownership interest.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements


   Graham Capital Management L.P. ("Graham" or the "Trading Advisor") is the Partnership's trading advisor.

2.  Summary of Significant Accounting Policies

   Use of Estimates -- The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America
("U.S. GAAP"), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates and the differences could be material.

   Valuation -- Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

   Revenue Recognition -- Monthly, MS&Co. credits the Partnership with interest income on 100% of the average daily equity maintained in cash in the Partnership's account during each month at a rate equal to 80% of the monthly average of the 4-week U.S. Treasury bill discount rate. For purposes of these interest credits, daily funds do not include monies due to the Partnership on or with respect to futures, forwards, or options contracts that have not been received. MS&Co. and Ceres will retain any interest earned in excess of the interest paid to the Partnership.

   Fair Value of Financial Instruments -- The fair value of the Partnership's assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") guidance relating to financial instruments, approximates the carrying amount presented in the Statements of Financial Condition.

   Foreign Currency Transactions and Translation -- The Partnership's functional currency is the U.S. dollar; however, the Partnership may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the net realized gain/loss and net change in unrealized trading profit (loss) in the Statements of Income and Expenses.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements


   Net Income (Loss) per Unit -- Net income (loss) per Unit is computed in accordance with the specialized accounting for Investment Companies as illustrated in the Financial Highlights Footnote (refer to Note 8. Financial Highlights).

   Trading Equity -- The Partnership's asset "Trading Equity," reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MS&Co. and MSIP to be used as margin for trading and (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value.

   The Partnership in its normal course of business enters into various contracts with MS&Co. and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with Morgan Stanley Wealth Management, MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Partnership and are reported on a net basis on the Statements of Financial Condition.

   The Partnership has offset its unrealized gains or losses recognized on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Partnership has consistently applied its right to offset.

   Restricted and Unrestricted Cash -- As reflected on the Partnership's Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset unrealized losses on offset LME positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

   Brokerage and Related Transaction Fees and Costs -- The Partnership pays Morgan Stanley Wealth Management a flat-rate monthly brokerage fee of 1/12 of 2% of the Partnership's net assets as of the first day of each month (a 2% annual rate), as described in the Partnership's Memorandum. Morgan Stanley Wealth Management then reimburses the Partnership for all fees and costs charged or incurred by the Commodity Brokers for trades executed on behalf of the Partnership. Such fees cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

   Effective June 1, 2011, the Partnership paid MS&Co. a flat rate monthly brokerage fee of 1/12 of 2%.

   Prior to June 1, 2011, and October 1, 2010, the Partnership paid MS&Co. a flat-rate brokerage fee of 5.375% and 6%, respectively.

   Placement Agent Fees -- Limited partners are not charged an initial sales commission. The Partnership pays the Placement Agent ongoing compensation on a monthly basis equal to a percentage of the net asset value (as defined in the Memorandum) of a limited partner's Unit as of the beginning of each month. The applicable rate payable by each limited partner is determined by the Class of Units held by such limited partner. The Partnership pays the Placement Agent the following percentage in accordance with the following schedule.

                      Class of Units  Annualized Rate (%)
                      --------------  -------------------
                            A                3.375%
                            D                 0.75%

   The Placement Agent pays a portion of the ongoing Placement Agent fees it received from the Partnership to the Morgan Stanley Financial Advisor or Private Wealth Advisor responsible for selling the Units to the limited partner.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements


   There was no change in total fees for existing limited partners as all Units outstanding at December 31, 2012, were Class A Units.

   Operating Expenses -- The Partnership incurs monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses, including legal, auditing, accounting, filing fees, and other related expenses, are borne by Morgan Stanley Wealth Management through the brokerage fees paid by the Partnership.

   Continuing Offering -- Units of the Partnership are offered at a price equal to 100% of the net asset value per Unit as of the first day of each month at the final net asset value per Unit as of the last day of the immediately preceding month. The minimum subscription amount in Class A Units in the Partnership is $25,000 ($10,000 for ERISA/IRA investors), subject to the discretion of Ceres to accept a lower amount. Certain investors are eligible to purchase Class D Units upon investing a minimum of $5,000,000 in the Partnership. The Class of Units that a limited partner receives upon a subscription will generally depend upon the aggregate amount invested in the Partnership, although the General Partner may determine to offer Class A or Class D Units to an investor in its sole discretion, regardless of investment amount. Additional subscriptions can be made in a minimum amount of $10,000, subject to the discretion of Ceres to accept a lower amount. The request for subscriptions must be delivered to a limited partner's Morgan Stanley Wealth Management Branch Office in time for it to be forwarded to and received by Ceres, no later than 3:00 P.M., New York City time, on the third business day before the end of the month.

   No selling commissions or charges related to the initial offering of Units are paid by the limited partners or the Partnership. MS&Co. pays all such costs.

   Redemptions -- Limited partners may redeem some or all of their Units at 100% of the net asset value per Unit as of the end of the last day of any month (a "Redemption Date"). The request for redemptions must be delivered to a limited partner's Morgan Stanley Wealth Management Branch Office in time for it to be forwarded and received by Ceres no later than 3:00 p.m., New York City time, on the third business day before the end of the month. A limited partner must maintain a minimum investment of 300 Units in the Partnership unless such limited partner is redeeming the entire interest in the Partnership. Ceres may cause a limited partner to withdraw from the Partnership at any time and for any reason upon at least five days' written notice. Ceres may also, in its sole discretion, permit redemptions by limited partners in any amount at any time.

   The aggregate amounts of redemption charges paid to MS&Co. for the years ended December 31, 2012, 2011, and 2010 were as follows:

                               2012    2011  2010
                             ------  ------ ------
                               $       $      $
                               --      --   53,278

   Exchanges -- Limited partners may redeem some or all of their Units at 100% of the net asset value per Unit of the Partnership on the Redemption Date and use the proceeds to purchase units in any other commodity pool operated by Ceres that is open to investment. Limited partners may also redeem units in any other commodity pool operated by Ceres and use the proceeds to purchase Units in the Partnership. The request for exchanges must be delivered to a limited partner's Morgan Stanley Wealth Management Branch Office in time for it to be forwarded and received by Ceres, no later than 3:00 P.M., New York City time, on the third business day before the end of the month.

   Distributions -- Distributions, other than redemptions of Units, are made on a pro rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Partnership's profits.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements


   Income Taxes -- No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenue and expenses for income tax purposes. The Partnership files
U.S. federal and state tax returns.

   The guidance issued by the FASB on income taxes clarifies the accounting for uncertainty in income taxes recognized in the Partnership's financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Partnership has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2012 and 2011. If applicable, the Partnership recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, 2009 through 2012 tax years remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

   Dissolution of the Partnership -- The Partnership will terminate on December 31, 2035, or at an earlier date if certain conditions occur as defined in the Memorandum.

   Litigation Settlement -- On July 28, 2010, the Partnership received a settlement award payment in the amount of $20,678 from the natural Gas Litigation Settlement Administrator. This settlement represents the Partnership's portion of the 2006 Net Settlement Fund and the 2007 Net Settlement Fund. The proceeds from settlement were accounted for in the period they were received for the benefit of the partners in the Partnership.

   Statement of Cash Flows -- The Partnership is not required to provide a Statement of Cash Flows.

  Other Pronouncements

   On October 1, 2012, the FASB issued Accounting Standards Update ("ASU") 2012-04 "Technical Corrections and Improvements", which makes minor technical corrections and clarifications to ASC 820, "Fair Value Measurements and Disclosures". When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term "fair value" in certain pre-Codification standards but not others. ASU 2012-04 conforms the term's use throughout the ASC "to fully reflect the fair value measurement and disclosure requirements" of ASC 820. The ASU also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity's investments be carried at "market value" and that the investments be highly liquid. Instead, it requires substantially all of the entity's investments to be carried at "fair value" and classified as Level 1 or Level 2 measurements under ASC 820. The amendments are effective for fiscal periods beginning after December 15, 2012. The adoption of this ASU will not have a significant impact on the Partnership's financial statements.

   In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities", which creates a new disclosure requirement about the nature of an entity's rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Subsequently in January 2013, the FASB issued ASU 2013-01 "Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities", which clarifies the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements

agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards ("IFRS"). The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Partnership would also provide the disclosures retrospectively for all comparative periods presented. The Partnership is currently evaluating the impact that these pronouncements would have on the financial statements.

   In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding U.S. GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company would be required to consolidate another investment company if it holds a controlling financial interest in the entity. In August 2012, the FASB updated the proposed ASU to state that entities regulated under Investment Company Act of 1940 should qualify to be investment companies within the proposed investment company guide. The Partnership will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

3.  Related Party Transactions

   The Partnership's cash is on deposit in commodity brokerage accounts with Morgan Stanley. MS&Co. credits the Partnership with interest income as described in Note 2. Summary of Significant Accounting Policies. The Partnership pays brokerage fees to Morgan Stanley Wealth Management (prior to October 2012, MS&Co.) as described in Note 2. Summary of Significant Accounting Policies.

4.  Trading Advisor

   Ceres, on behalf of the Partnership retains Graham to make all trading decisions for the Partnership.

   Compensation to the Trading Advisor by the Partnership consists of a management fee and an incentive fee as follows:

   Management Fee -- The Partnership pays its Trading Advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's net assets under management as of the first day of each month.

   Incentive Fee -- The Partnership pays the Trading Advisor an incentive fee equal to 20% of trading profits experienced by the Partnership as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a Trading Advisor experiences losses with respect to net assets as of the end of a calendar month, the Trading Advisor must recover such losses before the Trading Advisor is eligible for an incentive fee in the future. Cumulative trading losses are adjusted on a pro rated basis for the amount of each month's net withdrawals.

   For the years ended December 31, 2012, 2011 and 2010, there are no incentive fees charged.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements


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

   The Partnership's contracts are accounted for on a trade-date basis. A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

      (1) a) One or more "underlyings" and b) one or more "notional amounts" or payment provisions or both;

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

   The net unrealized gains on open contracts at December 31, reported as a component of "Trading Equity" on the Statements of Financial Condition, and their longest contract maturities were as follows:

         Net Unrealized Gains on Open Contracts             Longest Maturities
      --------------------------------------------- -----------------------------------
Year  Exchange-Traded Off-Exchange-Traded   Total   Exchange-Traded Off-Exchange-Traded
----  --------------- ------------------- --------- --------------- -------------------
             $                 $              $
2012.    3,098,093         1,156,422      4,254,515    Mar. 2017         Mar. 2013
2011.    2,825,771         2,346,309      5,172,080    Mar. 2016         Mar. 2012

   In general, the risks associated with off-exchange-traded contracts are greater than those associated with exchange-traded contracts because of the greater risk of default by the counterparty to an off-exchange-traded contract. The Partnership has credit risk associated with counterparty nonperformance. As of the date of the financial statements, the credit risk associated with the instruments in which the Partnership trades is limited to the unrealized gains amounts reflected in the Partnership's Statements of Financial Condition. The net unrealized gains (losses) on open contracts is further disclosed gross by type of contract and corresponding fair value level in Note 7. Fair Value Measurements and Disclosures.

   The Partnership also has credit risk because MS&Co. and MSIP act as the futures commission merchants or the counterparties, with respect to most of the Partnership's assets. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are fair valued on a daily basis, with variations in value settled on a daily basis. MS&Co. and MSIP, each acting as a commodity futures broker for the Partnership's exchange-traded futures, exchange-traded forward, and

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements

exchange-traded futures-styled options contracts, are required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from their own assets, and for the sole benefit of their commodity customers, total cash held by them with respect to exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, including an amount equal to the net unrealized gains on all open exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, which in the aggregate, totaled $212,489,536 and $285,874,710 at December 31, 2012 and 2011, respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Partnership is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Partnership accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. for the benefit of MS&Co. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Partnership has a netting agreement with MS&Co. The primary terms are based on industry standard master agreements. This agreement, which seeks to reduce both the Partnership's and MS&Co.'s exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnership's credit risk in the event of MS&Co.'s bankruptcy or insolvency.

   The General Partner monitors and attempts to control the Partnership's risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

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

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements


   The following tables summarize the valuation of the Partnership's investments as of December 31, 2012 and 2011.

   The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2012 and 2011:

   December 31, 2012

                                                                                           Average
                                                                                          Number of
                                                                                          Contracts
                                                                                         Outstanding
                                  Long       Long       Short      Short         Net     for the Year
                               Unrealized Unrealized  Unrealized Unrealized  Unrealized   (Absolute
Futures and Forward Contracts     Gain       Loss        Gain       Loss     Gain/(Loss)  Quantity)
-----------------------------  ---------- ----------  ---------- ----------  ----------- ------------
                                   $          $           $          $            $
 Commodity....................   802,059    (191,225)   966,315  (2,691,091) (1,113,942)     3,749
 Equity....................... 5,120,882    (854,526)        --    (173,208)  4,093,148      3,326
 Foreign currency............. 1,218,559  (1,476,258) 1,552,135     (50,783)  1,243,653     16,674
 Interest rate................ 1,447,053    (920,247)        --        (325)    526,481     12,900
                               ---------  ----------  ---------  ----------  ----------
  Total....................... 8,588,553  (3,442,256) 2,518,450  (2,915,407)  4,749,340
                               =========  ==========  =========  ==========
  Unrealized currency
    loss......................                                                 (494,825)
                                                                             ----------
 Total net unrealized gain
    on open contracts.........                                                4,254,515
                                                                             ==========

   December 31, 2011

                                                                                          Average
                                                                                         Number of
                                                                                         Contracts
                                                                                        Outstanding
                                  Long       Long      Short      Short         Net     for the Year
                               Unrealized Unrealized Unrealized Unrealized  Unrealized   (Absolute
Futures and Forward Contracts     Gain       Loss       Gain       Loss     Gain/(Loss)  Quantity)
-----------------------------  ---------- ---------- ---------- ----------  ----------- ------------
                                   $          $          $          $            $
 Commodity....................   460,330   (243,164) 2,195,043  (4,380,019) (1,967,810)     3,139
 Equity....................... 1,099,211    (28,750)    26,530    (202,908)    894,083      2,372
 Foreign currency.............   450,444   (341,345) 2,978,910    (594,982)  2,493,027     23,365
 Interest rate................ 4,507,072    (69,188)    20,422    (359,322)  4,098,984     10,389
                               ---------   --------  ---------  ----------  ----------
  Total....................... 6,517,057   (682,447) 5,220,905  (5,537,231)  5,518,284
                               =========   ========  =========  ==========
  Unrealized currency
    loss......................                                                (346,204)
                                                                            ----------
 Total net unrealized gain
    on open contracts.........                                               5,172,080
                                                                            ==========

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements


   The following tables summarize the net trading results of the Partnership for the years ended December 31, 2012, 2011, and 2010, respectively.

   The effect of Trading Activities on the Statements of Income and Expenses for the years ended December 31, 2012, 2011, and 2010, included in Total Trading Results:

                                      2012         2011         2010
                                  -----------  -----------  -----------
        Type of Instrument
        ------------------             $            $            $
        Commodity................ (25,656,631) (13,224,390)  (2,284,314)
        Equity...................  11,644,684  (33,865,845) (11,812,474)
        Foreign currency......... (10,314,789) (28,960,337)  10,670,505
        Interest rate............  14,570,878   16,951,603   28,877,259
        Unrealized currency loss.    (148,604)    (161,590)    (144,958)
        Proceeds from Litigation.          --           --       20,678
                                  -----------  -----------  -----------
         Total...................  (9,904,462) (59,260,559) (25,326,696)
                                  ===========  ===========  ===========

   Line Items on the Statements of Income and Expenses for the years ended December 31, 2012, 2011, and 2010:

                                      2012         2011        2010
                                   ----------  -----------  ----------
         Trading Results
         ---------------               $            $           $
         Net realized............. (8,986,897) (56,127,142) 22,922,027
         Net change in unrealized.   (917,565)  (3,133,417)  2,383,991
         Proceeds from Litigation.         --           --      20,678
                                   ----------  -----------  ----------
          Total Trading Results... (9,904,462) (59,260,559) 25,326,696
                                   ==========  ===========  ==========

7.  Fair Value Measurements and Disclosures

   Effective January 1, 2012, the Partnership adopted ASU 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS." The amendments within this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between U.S. GAAP and IFRS. However, some of the amendments clarify the FASB's intent about the application of existing fair value measurement requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. This new guidance did not have a material impact on the Partnership's financial statements.

   Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified and disclosed in the following three levels:
Level 1 -- unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 -- inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates, credit risk); and Level 3 -- unobservable inputs for the asset or liability (including the Partnership's own assumptions used in determining the fair value of investments).

   In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements

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

                             Unadjusted
                          Quoted Prices in Significant
                           Active Markets     Other    Significant
                           for Identical   Observable  Unobservable
                               Assets        Inputs       Inputs
December 31, 2012            (Level 1)      (Level 2)   (Level 3)      Total
-----------------         ---------------- ----------- ------------ ----------
                                 $              $           $            $
Assets
Futures..................    8,424,480             --      n/a       8,424,480
Forwards.................           --      2,682,523      n/a       2,682,523
                             ---------      ---------               ----------
Total Assets.............    8,424,480      2,682,523      n/a      11,107,003
                             ---------      ---------               ----------

Liabilities
Futures..................    4,831,562             --      n/a       4,831,562
Forwards.................           --      1,526,101      n/a       1,526,101
                             ---------      ---------               ----------
Total Liabilities........    4,831,562      1,526,101      n/a       6,357,663
                             ---------      ---------               ----------
Unrealized currency loss.                                             (494,825)

                                                                    ----------
*Net fair value              3,592,918      1,156,422      n/a       4,254,515
                             =========      =========               ==========

                             Unadjusted
                          Quoted Prices in Significant
                           Active Markets     Other    Significant
                           for Identical   Observable  Unobservable
                               Assets        Inputs       Inputs
December 31, 2011            (Level 1)      (Level 2)   (Level 3)      Total
-----------------         ---------------- ----------- ------------ ----------
                                 $              $           $            $
Assets
Futures..................    8,457,018             --      n/a       8,457,018
Forwards.................           --      3,280,944      n/a       3,280,944
                             ---------      ---------               ----------
Total Assets.............    8,457,018      3,280,944      n/a      11,737,962
                             ---------      ---------               ----------

Liabilities
Futures..................    5,285,043             --      n/a       5,285,043
Forwards.................           --        934,635      n/a         934,635
                             ---------      ---------               ----------
Total Liabilities........    5,285,043        934,635      n/a       6,219,678
                             ---------      ---------               ----------

Unrealized currency loss.                                             (346,204)
                                                                    ----------
*Net fair value..........    3,171,975      2,346,309      n/a       5,172,080
                             =========      =========               ==========

* This amount comprises of the "Total net unrealized gain on open contracts" on the Statements of Financial Condition.

   During the twelve months ended December 31, 2012 and 2011, there were no Level 3 assets and liabilities and there were no transfers of assets or liabilities between Level 1 and Level 2.

                      Managed Futures Premier Graham L.P.
                (formerly, Managed Futures Charter Graham L.P.)
                         Notes to Financial Statements


8.  Financial Highlights

   The following ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partners' share of income, expenses and average net assets.

                                                2012     2011     2010
                                              ------   ------   ------
       Per Unit operating performance:
       Net asset value, January 1:........... $22.38   $28.87   $28.89
                                              ------   ------   ------
        Interest Income......................   0.01     0.01     0.03
        Expenses.............................  (1.64)   (2.00)   (2.16)
        Realized/Unrealized Income (Loss)(1).  (0.89)   (4.50)    2.11
                                              ------   ------   ------
        Net Loss.............................  (2.52)   (6.49)   (0.02)
                                              ------   ------   ------
       Net asset value, December 31:......... $19.86   $22.38   $28.87
                                              ======   ======   ======
       For the Calendar Year:
       Ratios to average net assets:
        Net Investment Loss/ /...............   (7.5)%   (7.6)%   (7.8)%
        Expenses before Incentive Fees.......    7.6%     7.6%     7.9%
        Expenses after Incentive Fees........    7.6%     7.6%     7.9%
        Net Loss.............................  (11.5)%  (25.2)%   (0.7)%
       Total return before incentive fees....  (11.3)%  (22.5)%   (0.1)%
       Total return after incentive fees.....  (11.3)%  (22.5)%   (0.1)%

(1)Realized/Unrealized Income (Loss) is a balancing amount necessary to reconcile the change in net asset value per Unit with the other per Unit information.

9.  Subsequent Events

   Management performed its evaluation of subsequent events through the date of filing, and has determined that there were no subsequent events requiring adjustments of or disclosure in the financial statements.

                           CERES MANAGED FUTURES LLC
                         522 Fifth Avenue . 14th Floor
                              New York, NY 10036

                                Publication #15


(C) 2012 Morgan Stanley Smith Barney LLC