Form 10-K, Exhibit 13
period 2013-12-31
MANAGED FUTURES PREMIER GRAHAM L.P.
filed 2014-03-26
CIK 1066656

                              Managed Futures
                              Premier Graham L.P.

                              Annual Report
                              December 31, 2013

                              CERES MANAGED FUTURES LLC

                          To the Limited Partners of
                      Managed Futures Premier Graham L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.


                                             /s/ Alper Daglioglu
                                             -----------------------------------
                                             By:  Alper Daglioglu
                                                  President and Director
                                                  Ceres Managed Futures LLC
                                                  General Partner,
                                                  Managed Futures Premier
                                                  Graham L.P.

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

Management has assessed the effectiveness of the Partnership's internal control over financial reporting as of December 31, 2013. In making this assessment, Management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on its assessment, Management concluded that the Partnership maintained effective internal control over financial reporting as of December 31, 2013, based on the criteria referred to above.

  /s/ Alper Daglioglu                    /s/ Alice Lonero
  -------------------------------------  ------------------------------------
  Alper Daglioglu                        Alice Lonero
  President and Director                 Chief Financial Officer
  Ceres Managed Futures LLC              Ceres Managed Futures LLC
  General Partner,                       General Partner,
  Managed Futures Premier Graham L.P.    Managed Futures Premier Graham L.P.

Deloitte.
                                                      Deloitte & Touche LLP
                                                      30 Rockefeller Plaza
                                                      New York, NY 10112
                                                      USA
                                                      www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Limited Partners and the General Partner of Managed Futures Premier Graham L.P.:

We have audited the accompanying statements of financial condition of Managed Futures Premier Graham L.P. (the "Partnership"), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in partners' capital for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Managed Futures Premier Graham L.P. as of December 31, 2013 and 2012, and the results of its operations and changes in its partners' capital for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 25, 2014

                      Managed Futures Premier Graham L.P.
                       Statements of Financial Condition

                                                                        December 31,
                                                                   -----------------------
                                                                      2013        2012
                                                                   ----------- -----------
                                                                       $           $
ASSETS
Trading Equity:
 Unrestricted cash................................................ 156,238,893 179,658,788
 Restricted cash..................................................  29,924,799  29,732,655
                                                                   ----------- -----------
   Total cash..................................................... 186,163,692 209,391,443
                                                                   ----------- -----------
 Net unrealized gain on open contracts (MS&Co.)...................   8,014,894   4,254,515
                                                                   ----------- -----------
   Total Trading Equity........................................... 194,178,586 213,645,958
Interest receivable (MS&Co. & Morgan Stanley Wealth Management)...       1,722       6,331
                                                                   ----------- -----------
   Total Assets................................................... 194,180,308 213,652,289
                                                                   =========== ===========
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable...............................................   3,710,954   6,066,814
Accrued placement agent fees......................................     547,086     582,310
Accrued brokerage fees (MS&Co.)...................................     324,198     345,073
Accrued management fees...........................................     324,198     345,073
                                                                   ----------- -----------
   Total Liabilities..............................................   4,906,436   7,339,270
                                                                   ----------- -----------
PARTNERS' CAPITAL
Limited Partners (8,627,682.378 and 10,270,907.385 Units,
  respectively)................................................... 186,979,337 203,933,047
General Partner (105,875.441 and 119,837.441 Units, respectively).   2,294,535   2,379,972
                                                                   ----------- -----------
 Total Partners' Capital.......................................... 189,273,872 206,313,019
                                                                   ----------- -----------
 Total Liabilities and Partners' Capital.......................... 194,180,308 213,652,289
                                                                   =========== ===========
NET ASSET VALUE PER UNIT..........................................       21.67       19.86
                                                                   =========== ===========

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                       Statements of Income and Expenses

                                                  For the Years ended December 31,
                                           ---------------------------------------------
                                               2013            2012            2011
                                           -------------  --------------  --------------
                                                 $               $               $
INVESTMENT INCOME
 Interest income (MS&Co. & Morgan Stanley
   Wealth Management).....................        87,489         144,258          97,731
                                           -------------  --------------  --------------
EXPENSES
 Placement agent fees.....................     6,663,745       8,681,535       6,523,969
 Brokerage fees (MS&Co.& Morgan Stanley
   Wealth Management).....................     3,948,888       5,144,616      12,135,707
 Management fees..........................     3,948,888       5,144,616       6,943,138
                                           -------------  --------------  --------------
   Total Expenses.........................    14,561,521      18,970,767      25,602,814
                                           -------------  --------------  --------------
NET INVESTMENT LOSS.......................   (14,474,032)    (18,826,509)    (25,505,083)
                                           -------------  --------------  --------------
TRADING RESULTS
Trading profit (loss):
 Net Realized.............................    28,140,076      (8,986,897)    (56,127,142)
 Net change in unrealized.................     3,760,379        (917,565)     (3,133,417)
                                           -------------  --------------  --------------
   Total Trading Results..................    31,900,455      (9,904,462)    (59,260,559)
                                           -------------  --------------  --------------
Net INCOME (LOSS).........................    17,426,423     (28,730,971)    (84,765,642)
                                           =============  ==============  ==============
Net Income (Loss) Allocation
Limited Partners..........................    17,211,835     (28,408,388)    (83,879,566)
General Partner...........................       214,588        (322,583)       (886,076)

Net Income (Loss) Per Unit*
Limited Partners..........................          1.81           (2.52)          (6.49)
General Partner...........................          1.81           (2.52)          (6.49)

                                               Units           Units           Units
                                           -------------  --------------  --------------
WEIGHTED AVERAGE NUMBER OF UNITS
  OUTSTANDING............................. 9,567,470.582  11,738,439.564  12,958,913.998

* Based on change in net asset value per Unit.

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                       Condensed Schedule of Investments
                               December 31, 2013

                                               Net unrealized
                                               gain/(loss) on       % of
Futures and Forward Contracts Purchased        open contracts Partners' Capital
---------------------------------------        -------------- -----------------
                                                     $
Commodity.....................................   (1,060,877)        (0.56)
Equity........................................    6,045,517          3.19
Foreign currency..............................    1,215,434          0.64
Interest rate.................................   (1,782,576)        (0.94)
                                                 ----------         -----

Total Futures and Forward Contracts Purchased.    4,417,498          2.33
                                                 ----------         -----

Futures and Forward Contracts Sold
----------------------------------
Commodity.....................................    2,302,256          1.22
Equity........................................     (542,082)        (0.29)
Foreign currency..............................    1,326,009          0.70
Interest rate.................................      795,570          0.42
                                                 ----------         -----

Total Futures and Forward Contracts Sold......    3,881,753          2.05
                                                 ----------         -----

 Unrealized Currency Loss.....................     (284,357)        (0.15)
                                                 ----------         -----
Net fair value................................    8,014,894          4.23
                                                 ==========         =====

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                       Condensed Schedule of Investments
                               December 31, 2012

                                               Net unrealized
                                               gain/(loss) on       % of
Futures and Forward Contracts Purchased        open contracts Partners' Capital
---------------------------------------        -------------- -----------------
                                                     $
Commodity.....................................      610,834          0.30
Equity........................................    4,266,356          2.07
Foreign currency..............................     (257,699)        (0.13)
Interest rate.................................      526,806          0.25
                                                 ----------         -----
Total Futures and Forward Contracts Purchased.    5,146,297          2.49
                                                 ----------         -----

Futures and Forward Contracts Sold
----------------------------------
Commodity.....................................   (1,724,776)        (0.84)
Equity........................................     (173,208)        (0.08)
Foreign currency..............................    1,501,352          0.73
Interest rate.................................         (325)           --/(1)/
                                                 ----------         -----
Total Futures and Forward Contracts Sold......     (396,957)        (0.19)
                                                 ----------         -----
 Unrealized Currency Loss.....................     (494,825)        (0.24)
                                                 ----------         -----
Net fair value................................    4,254,515          2.06
                                                 ==========         =====

/(1)/Amount less than 0.005%.

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                  Statements of Changes in Partners' Capital
             For the Years Ended December 31, 2013, 2012, and 2011

                           Units of
                          Partnership     Limited     General
                           Interest       Partners    Partner      Total
                        --------------  -----------  ---------  -----------
                                             $           $           $
    Partners' Capital,
     December 31, 2010. 12,523,668.457  357,913,170  3,688,624  361,601,794
    Offering of Units..  1,823,883.717   49,482,740    300,000   49,782,740
    Net Loss...........             --  (83,879,566)  (886,076) (84,765,642)
    Redemptions........ (1,854,294.430) (47,072,605)        --  (47,072,605)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2011. 12,493,257.744  276,443,739  3,102,548  279,546,287
    Offering of Units..    696,407.475   15,421,746         --   15,421,746
    Net Loss...........             --  (28,408,388)  (322,583) (28,730,971)
    Redemptions........ (2,798,920.393) (59,524,050)  (399,993) (59,924,043)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2012. 10,390,744.826  203,933,047  2,379,972  206,313,019
    Subscriptions......    530,497.205   10,860,039         --   10,860,039
    Net Income.........             --   17,211,835    214,588   17,426,423
    Redemptions........ (2,187,684.212) (45,025,584)  (300,025) (45,325,609)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2013.  8,733,557.819  186,979,337  2,294,535  189,273,872
                        ==============  ===========  =========  ===========

The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

1.  Organization

   Managed Futures Premier Graham L.P. ("Premier Graham" or the "Partnership") is a limited partnership organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests") (refer to Note 5. Financial Instruments).

   Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner ("Ceres" or the "General Partner") and commodity pool operator of the Partnership. Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC ("MSSBH"). MSSBH is wholly-owned indirectly by Morgan Stanley. Prior to June 2013, Citigroup Inc. was the indirect minority owner of MSSBH. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management ("Morgan Stanley Wealth Management"). This entity, previously acted as a non-clearing commodity broker for the Partnership, and currently acts as the placement agent (the "Placement Agent") for the Partnership. Morgan Stanley Wealth Management is a principal subsidiary of MSSBH.

   The clearing commodity broker is Morgan Stanley & Co. LLC ("MS&Co."). Morgan Stanley & Co. International plc previously served as a clearing commodity broker for the Partnership. MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts. MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

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

                      Class of Units  Aggregate Investment
                      --------------  --------------------

                            A         Up to $4,999,999
                            D         $5,000,000 and above

   As of December 31, 2013, all Units outstanding are considered Class A Units. The General Partner may, at its discretion, offer additional Classes of Units as described in the Private Placement Memorandum (the "Memorandum").

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

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

2.  Summary of Significant Accounting Policies (cont'd)

statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates and the differences could be material.

   Valuation -- Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately
3:00 P.M. (E.T.) on the last business day of the reporting period. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

   Revenue Recognition -- Monthly, MS&Co. credits the Partnership with interest income on 100% of the average daily equity maintained in cash in the Partnership's account during each month at a rate equal to 80% of the monthly average of the 4-week U.S. Treasury bill discount rate. For purposes of these interest credits, daily funds do not include monies due to the Partnership on or with respect to futures, forwards, or options contracts that have not been received. MS&Co. will retain any interest earned in excess of the interest paid by MS&Co. to the Partnership.

   Fair Value of Financial Instruments -- The fair value of the Partnership's assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") guidance relating to financial instruments approximates the carrying amount presented in the Statements of Financial Condition.

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

   Trading Equity -- The Partnership's asset "Trading Equity" reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MS&Co. to be used as margin for trading and (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

2.  Summary of Significant Accounting Policies (cont'd)


   The Partnership in its normal course of business enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co. to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Partnership and are reported on a net basis on the Statements of Financial Condition.

   The Partnership has offset its unrealized gains or losses recognized on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Partnership has consistently applied its right to offset.

   Restricted and Unrestricted Cash -- As reflected on the Partnership's Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset unrealized losses on only the offseting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

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

   Prior to June 1, 2011, the Partnership paid MS&Co. a flat-rate brokerage fee of 5.375%.

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

   There was no change in total fees for existing limited partners as all Units outstanding at December 31, 2013, were Class A Units.

   Operating Expenses -- The Partnership incurs monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses, including legal, auditing, accounting, filing fees, and other related expenses, are borne by Morgan Stanley Wealth Management through the brokerage fees paid by the Partnership.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

2.  Summary of Significant Accounting Policies (cont'd)


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

   There were no redemption charges paid to MS&Co. for the years ended December 31, 2013, 2012, and 2011.

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

   The guidance issued by the FASB on income taxes, clarifies the accounting for uncertainty in income taxes recognized in the Partnership's financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Partnership has concluded that there were no significant

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

2.  Summary of Significant Accounting Policies (cont'd)

uncertain tax positions that would require recognition in the financial statements as of December 31, 2013 and 2012. If applicable, the Partnership recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, the 2010 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

   Dissolution of the Partnership -- The Partnership will terminate on December 31, 2035, or at an earlier date if certain conditions occur as defined in the Memorandum.

   Statement of Cash Flows -- The Partnership is not required to provide a Statement of Cash Flows.

  Other Pronouncements

   In June 2013, the FASB issued Accounting Standards Update ("ASU") 2013-08, "Financial Services -- Investments Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements". ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company's status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Partnership is currently evaluating the impact this pronouncement would have on the financial statements.

3.  Related Party Transactions

   The Partnership's cash is on deposit in commodity brokerage accounts with Morgan Stanley. MS&Co. credits the Partnership with interest income as described in Note 2. Summary of Significant Accounting Policies. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. The Partnership pays brokerage fees to Morgan Stanley Wealth Management (prior to October 2012, MS&Co.) as described in Note 2. Summary of Significant Accounting Policies.

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

   For the years ended December 31, 2013, 2012 and 2011, there are no incentive fees charged.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements


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

   The net unrealized gains on open contracts at December 31, reported as a component of "Trading Equity" on the Statements of Financial Condition, and their longest contract maturities were as follows:

         Net Unrealized Gains on Open Contracts             Longest Maturities
      --------------------------------------------- -----------------------------------
Year  Exchange-Traded Off-Exchange-Traded   Total   Exchange-Traded Off-Exchange-Traded
----  --------------- ------------------- --------- --------------- -------------------
             $                 $              $
2013.    5,557,421         2,457,473      8,014,894    Mar. 2018         Mar. 2014
2012.    3,098,093         1,156,422      4,254,515    Mar. 2017         Mar. 2013

   In general, the risks associated with off-exchange-traded contracts are greater than those associated with exchange-traded contracts because of the greater risk of default by the counterparty to an off-exchange-traded contract. The Partnership has credit risk associated with counterparty nonperformance. As of the date of the financial statements, the credit risk associated with the instruments in which the Partnership trades is limited to the unrealized gains amounts reflected in the Partnership's Statements of Financial Condition. The net unrealized gains (losses) on open contracts is further disclosed by type of contract and corresponding fair value level in Note 7. Fair Value Measurements and Disclosures.

   The Partnership also has credit risk because MS&Co. acts as the futures commission merchant or the counterparty, with respect to most of the Partnership's assets. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are fair valued on a daily basis, with variations in value settled on a daily basis. MS&Co., which is acting as a commodity futures broker for the Partnership's exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, is required, pursuant to regulations of the Commodity Futures Trading

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

5.  Financial Instruments (cont'd)

Commission, to segregate from its own assets, and for the sole benefit of its commodity customers, total cash held by it with respect to exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, including an amount equal to the net unrealized gains on all open exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, which in the aggregate, totaled $191,721,113 and $212,489,536 at December 31, 2013 and 2012, respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Partnership is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Partnership accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. for the benefit of MS&Co. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Partnership has a netting agreement with MS&Co. The primary terms are based on industry standard master agreements. This agreement, which seeks to reduce both the Partnership's and MS&Co.'s exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnership's credit risk in the event of MS&Co.'s bankruptcy or insolvency.

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

6.  Derivatives and Hedging

   The Partnership's objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Partnership will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantities (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. With regard to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

   On January 1, 2013, the Partnership adopted ASU 2011-11, "Disclosure about Offsetting Assets and Liabilities" and ASU 2013-01, "Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities". ASU 2011-11 created a new disclosure requirement about the nature of an entity's rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

6.  Derivatives and Hedging (cont'd)

the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Partnership's financial statements.

   The following tables summarize the valuation of the Partnership's investments as of December 31, 2013 and 2012.

Offsetting of Derivative Assets and Liabilities as of December 31, 2013:

                                                           Gross Amounts   Net Amounts
                                                           Offset in the Presented in the
                                                           Statements of  Statements of
                                             Gross Amounts   Financial      Financial
                                              Recognized     Condition      Condition
                                             ------------- ------------- ----------------
                                                   $             $              $
Assets
Futures.....................................  10,656,264    (4,814,486)     5,841,778
Forwards....................................   2,817,116      (359,643)     2,457,473
                                              ----------    ----------      ---------
Total Assets................................  13,473,380    (5,174,129)     8,299,251
                                              ----------    ----------      ---------

Liabilities
Futures.....................................  (4,814,486)    4,814,486             --
Forwards....................................    (359,643)      359,643             --
                                              ----------    ----------      ---------
Total Liabilities...........................  (5,174,129)    5,174,129             --
                                              ----------    ----------      ---------
Unrealized currency loss....................                                 (284,357)
                                                                            ---------
Total net unrealized gain on open contracts.                                8,014,894
                                                                            =========

Offsetting of Derivative Assets and Liabilities as of December 31, 2012:

                                                     Gross Amounts   Net Amounts
                                                     Offset in the Presented in the
                                                     Statements of  Statements of
                                       Gross Amounts   Financial      Financial
                                        Recognized     Condition      Condition
                                       ------------- ------------- ----------------
                                             $             $              $
Assets
Futures...............................   8,424,480    (4,831,562)     3,592,918
Forwards..............................   2,682,523    (1,526,101)     1,156,422
                                        ----------    ----------      ---------
Total Assets..........................  11,107,003    (6,357,663)     4,749,340
                                        ----------    ----------      ---------

Liabilities
Futures...............................  (4,831,562)    4,831,562             --
Forwards..............................  (1,526,101)    1,526,101             --
                                        ----------    ----------      ---------
Total Liabilities.....................  (6,357,663)    6,357,663             --
                                        ----------    ----------      ---------
Unrealized currency loss..............                                 (494,825)
                                                                      ---------
Net unrealized gain on open contracts.                                4,254,515
                                                                      =========

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

6.  Derivatives and Hedging (cont'd)


   The effect of Trading Activities on the Statements of Financial Condition as of December 31, 2013 and 2012:

   December 31, 2013

                                                                                           Average
                                                                                          Number of
                                                                                          Contracts
                                                                                         Outstanding
                                  Long       Long       Short      Short         Net     for the Year
                               Unrealized Unrealized  Unrealized Unrealized  Unrealized   (Absolute
Futures and Forward Contracts     Gain       Loss        Gain       Loss     Gain/(Loss)  Quantity)
-----------------------------  ---------- ----------  ---------- ----------  ----------- ------------
                                   $          $           $          $            $
 Commodity....................   384,705  (1,445,582) 2,808,187    (505,931)  1,241,379     3,708
 Equity....................... 6,045,517          --        440    (542,522)  5,503,435     3,144
 Foreign currency............. 1,399,755    (184,321) 1,526,651    (200,642)  2,541,443     7,647
 Interest rate................     9,355  (1,791,931) 1,298,770    (503,200)   (987,006)    8,798
                               ---------  ----------  ---------  ----------   ---------
  Total....................... 7,839,332  (3,421,834) 5,634,048  (1,752,295)  8,299,251
                               =========  ==========  =========  ==========
  Unrealized currency
    loss......................                                                 (284,357)
                                                                              ---------
 Total net unrealized gain
    on open contracts.........                                                8,014,894
                                                                              =========

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
                                                                             ==========

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

6.  Derivatives and Hedging (cont'd)


   The following tables summarize the net trading results of the Partnership for the years ended December 31, 2013, 2012, and 2011, respectively.

   The effect of Trading Activities on the Statements of Income and Expenses for the years ended December 31, 2013, 2012, and 2011, included in Total Trading Results:

                                         2013         2012         2011
                                     -----------  -----------  -----------
    Type of Instrument
    ------------------                    $            $            $
    Commodity.......................   4,744,029  (25,656,631) (13,224,390)
    Equity..........................  46,697,833   11,644,684  (33,865,845)
    Foreign currency................  (3,283,896) (10,314,789) (28,960,337)
    Interest rate................... (16,467,980)  14,570,878   16,951,603
    Unrealized currency gain (loss).     210,469     (148,604)    (161,590)
                                     -----------  -----------  -----------
     Total..........................  31,900,455   (9,904,462) (59,260,559)
                                     ===========  ===========  ===========

   Line Items on the Statements of Income and Expenses for the years ended December 31, 2013, 2012, and 2011:

                                      2013       2012         2011
                                   ---------- ----------  -----------
         Trading Results
         ---------------               $          $            $
         Net realized............. 28,140,076 (8,986,897) (56,127,142)
         Net change in unrealized.  3,760,379   (917,565)  (3,133,417)
                                   ---------- ----------  -----------
          Total Trading Results... 31,900,455 (9,904,462) (59,260,559)
                                   ========== ==========  ===========

7.  Fair Value Measurements and Disclosures

   On October 1, 2012, the FASB issued ASU 2012-04, "Technical Corrections and Improvements", which makes minor technical corrections and clarifications to ASC 820, "Fair Value Measurements and Disclosures". When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term "fair value" in certain pre-Codification standards but not others. ASU 2012-04 conforms the term's use throughout the ASC "to fully reflect the fair value measurement and disclosure requirements" of ASC 820. The ASU also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity's investments be carried at "market value" and that the investments be highly liquid. Instead, it requires substantially all of the entity's investments to be carried at "fair value" and classified as Level 1 or Level 2 measurements under ASC 820.

   Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified and disclosed in the following three levels:
Level 1 -- unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 -- inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates and credit risk); and Level 3 -- unobservable inputs for the asset or liability (including the Partnership's own assumptions used in determining the fair value of investments).

   In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

7.  Fair Value Measurements and Disclosures (cont'd)

level of input that is significant to the fair value measurement. The Partnership's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and consideration of factors specific to the investment.

   The Partnership's assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

                             Unadjusted
                          Quoted Prices in Significant
                           Active Markets     Other    Significant
                           for Identical   Observable  Unobservable
                               Assets        Inputs       Inputs
December 31, 2013            (Level 1)      (Level 2)   (Level 3)      Total
-----------------         ---------------- ----------- ------------ ----------
                                 $              $           $            $
Assets
Futures..................    10,656,264            --      n/a      10,656,264
Forwards.................            --     2,817,116      n/a       2,817,116
                             ----------     ---------               ----------
Total Assets.............    10,656,264     2,817,116      n/a      13,473,380
                             ----------     ---------               ----------

Liabilities
Futures..................     4,814,486            --      n/a       4,814,486
Forwards.................            --       359,643      n/a         359,643
                             ----------     ---------               ----------
Total Liabilities........     4,814,486       359,643      n/a       5,174,129
                             ----------     ---------               ----------
Unrealized currency loss.                                             (284,357)
                                                                    ----------
*Net fair value..........     5,841,778     2,457,473      n/a       8,014,894
                             ==========     =========               ==========

                             Unadjusted
                          Quoted Prices in Significant
                           Active Markets     Other    Significant
                           for Identical   Observable  Unobservable
                               Assets        Inputs       Inputs
December 31, 2012            (Level 1)      (Level 2)   (Level 3)      Total
-----------------         ---------------- ----------- ------------ ----------
                                 $              $           $            $
Assets
Futures..................    8,424,480             --      n/a       8,424,480
Forwards.................           --      2,682,523      n/a       2,682,523
                             ---------      ---------               ----------
Total Assets.............    8,424,480      2,682,523      n/a      11,107,003
                             ---------      ---------               ----------

Liabilities
Futures..................    4,831,562             --      n/a       4,831,562
Forwards.................           --      1,526,101      n/a       1,526,101
                             ---------      ---------               ----------
Total Liabilities........    4,831,562      1,526,101      n/a       6,357,663
                             ---------      ---------               ----------
Unrealized currency loss.                                             (494,825)
                                                                    ----------
*Net fair value..........    3,592,918      1,156,422      n/a       4,254,515
                             =========      =========               ==========

* This amount comprises of the "Net unrealized gain on open contracts" on the Statements of Financial Condition.

   During the twelve months ended December 31, 2013 and 2012, there were no Level 3 assets and liabilities and there were no transfers of assets or liabilities between Level 1 and Level 2.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements


8.  Financial Highlights

   The following ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partners' share of income, expenses and average net assets.

                                                2013     2012     2011
                                              ------   ------   ------
       Per Unit operating performance:
       Net asset value, January 1:........... $19.86   $22.38   $28.87
                                              ------   ------   ------
        Interest Income......................   0.01     0.01     0.01
        Expenses.............................  (1.54)   (1.64)   (2.00)
        Realized/Unrealized Income (Loss)(1).   3.34    (0.89)   (4.50)
                                              ------   ------   ------
        Net Income (Loss)....................   1.81    (2.52)   (6.49)
                                              ------   ------   ------
       Net asset value, December 31:......... $21.67   $19.86   $22.38
                                              ======   ======   ======
       For the Calendar Year:
       Ratios to average net assets:
        Net Investment Loss/ /...............   (7.4)%   (7.5)%   (7.6)%
        Expenses before Incentive Fees.......    7.5%     7.6%     7.6%
        Expenses after Incentive Fees........    7.5%     7.6%     7.6%
        Net Income (Loss)....................    8.9%   (11.5)%  (25.2)%
       Total return before incentive fees....    9.1%   (11.3)%  (22.5)%
       Total return after incentive fees.....    9.1%   (11.3)%  (22.5)%

(1)Realized/Unrealized Income (Loss) is a balancing amount necessary to reconcile the change in net asset value per Unit with the other per Unit information.

9.  Subsequent Events

   Management performed its evaluation of subsequent events through the date of filing, and has determined that there were no subsequent events requiring adjustments of or disclosure in the financial statements other than those disclosed below.

   Effective April 1, 2014, the ongoing Placement Agent fee paid by the Partnership to Morgan Stanley Wealth Management will be reduced for Class A Unit holders from an annual rate of 3.375% to an annual rate of 2.00% of the net asset value of a limited partner's Class A Units.

                           CERES MANAGED FUTURES LLC
                         522 Fifth Avenue . 14th Floor
                              New York, NY 10036

                                Publication #15

                                Morgan Stanley

(C) 2013 Morgan Stanley Smith Barney LLC.