Form 10-K, Exhibit 13
period 2014-12-31
MANAGED FUTURES PREMIER GRAHAM L.P.
filed 2015-03-27
CIK 1066656

                              Managed Futures
                              Premier Graham L.P.

                              Annual Report
                              December 31, 2014

                              CERES MANAGED FUTURES LLC

                          To the Limited Partners of
                      Managed Futures Premier Graham L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

                                             /s/ Patrick T. Egan
                                             -----------------------------------
                                             By:  Patrick T. Egan
                                                  President and Director
                                                  Ceres Managed Futures LLC
                                                  General Partner,
                                                  Managed Futures Premier
                                                  Graham L.P.

                                          Ceres Managed Futures LLC
                                          522 Fifth Avenue
                                          New York, NY 10036
                                          (855) 672-4468

                 Management's Report on Internal Control Over
                              Financial Reporting

Ceres Managed Futures LLC ("Ceres"), is the general partner of Managed Futures Premier Graham L.P. and is responsible for the management of the Partnership.

Management of the Partnership, Ceres ("Management"), is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a - 15(f) and 15d -15(f) under the Securities Exchange Act of 1934, as amended, and for the assessment of internal control over financial reporting. The Partnership's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Partnership's internal control over financial reporting includes those policies and procedures that:

   (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Partnership;

   (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Partnership are being made only in accordance with authorizations of Management and the directors of Ceres; and

   (iii) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use or disposition of the Partnership's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Partnership's internal control over financial reporting as of December 31, 2014. In making this assessment, Management used the criteria set forth in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, Management concluded that the Partnership maintained effective internal control over financial reporting as of December 31, 2014, based on the criteria referred to above.

  /s/ Patrick T. Egan                    /s/ Steven Ross
  -------------------------------------  ------------------------------------
  Patrick T. Egan                        Steven Ross
  President and Director                 Chief Financial Officer
  Ceres Managed Futures LLC              Ceres Managed Futures LLC
  General Partner,                       General Partner,
  Managed Futures Premier Graham L.P.    Managed Futures Premier Graham L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Limited Partners and the General Partner of Managed Futures Premier Graham L.P.:

We have audited the accompanying statements of financial condition of Managed Futures Premier Graham L.P. (the "Partnership"), including the condensed schedules of investments, as of December 31, 2014 and 2013, and the related statements of income and expenses and changes in partners' capital for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Managed Futures Premier Graham L.P. as of December 31, 2014 and 2013, and the results of its operations and changes in its partners' capital for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 25, 2015

                      Managed Futures Premier Graham L.P.
                       Statements of Financial Condition

                                                                       December 31,
                                                                  -----------------------
                                                                     2014        2013
                                                                  ----------- -----------
                                                                      $           $
ASSETS
Trading Equity:
 Unrestricted cash............................................... 145,034,785 156,238,893
 Restricted cash.................................................  22,479,675  29,924,799
                                                                  ----------- -----------
   Total cash.................................................... 167,514,460 186,163,692
                                                                  ----------- -----------
 Net unrealized gain on open contracts...........................  10,991,449   8,014,894
                                                                  ----------- -----------
   Total Trading Equity.......................................... 178,505,909 194,178,586
Interest receivable..............................................         813       1,722
                                                                  ----------- -----------
   Total Assets.................................................. 178,506,722 194,180,308
                                                                  =========== ===========
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable..............................................   2,217,518   3,710,954
Accrued placement agent fees.....................................     285,638     547,086
Accrued brokerage fees...........................................     285,638     324,198
Accrued management fees..........................................     249,934     324,198
                                                                  ----------- -----------
   Total Liabilities.............................................   3,038,728   4,906,436
                                                                  ----------- -----------
PARTNERS' CAPITAL
Limited Partners (6,404,822.920 and 8,627,682.375 Units,
  respectively).................................................. 173,548,977 186,979,337
General Partner (70,821.303 and 105,875.441 Units, respectively).   1,919,017   2,294,535
                                                                  ----------- -----------
 Total Partners' Capital......................................... 175,467,994 189,273,872
                                                                  ----------- -----------
 Total Liabilities and Partners' Capital......................... 178,506,722 194,180,308
                                                                  =========== ===========
NET ASSET VALUE PER UNIT.........................................       27.10       21.67
                                                                  =========== ===========

  The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                       Statements of Income and Expenses

                                        For the Years ended December 31,
                                  --------------------------------------------
                                      2014           2013            2012
                                  -------------  -------------  --------------
                                        $              $               $
INVESTMENT INCOME
 Interest income.................        24,574         87,489         144,258
                                  -------------  -------------  --------------
EXPENSES
 Ongoing placement agent fees....     3,781,389      6,663,745       8,681,535
 Brokerage fees..................     3,175,074      3,948,888       5,144,616
 Management fees.................     2,888,430      3,948,888       5,144,616
                                  -------------  -------------  --------------
   Total Expenses................     9,844,893     14,561,521      18,970,767
                                  -------------  -------------  --------------
NET INVESTMENT LOSS..............    (9,820,319)   (14,474,032)    (18,826,509)
                                  -------------  -------------  --------------
TRADING RESULTS
Trading profit (loss):
 Net Realized....................    40,377,221     28,140,076      (8,986,897)
 Net change in unrealized........     2,976,555      3,760,379        (917,565)
                                  -------------  -------------  --------------
   Total Trading Results.........    43,353,776     31,900,455      (9,904,462)
                                  -------------  -------------  --------------
NET INCOME (LOSS)................    33,533,457     17,426,423     (28,730,971)
                                  =============  =============  ==============
Net Income (Loss) Allocation
Limited Partners.................    33,178,268     17,211,835     (28,408,388)
General Partner..................       355,189        214,588        (322,583)

Net Income (Loss) Per Unit*
Limited Partners.................          5.43           1.81           (2.52)
General Partner..................          5.43           1.81           (2.52)

                                      Units          Units           Units
                                  -------------  -------------  --------------
WEIGHTED AVERAGE NUMBER OF UNITS
  OUTSTANDING.................... 7,593,571.507  9,567,470.582  11,738,439.564

* Based on change in net asset value per Unit.

  The accompanying notes are an integral part of these financial statements.

                      Managed Futures Premier Graham L.P.
                       Condensed Schedule of Investments
                               December 31, 2014

                                               Net unrealized
                                               gain/(loss) on       % of
Futures and Forward Contracts Purchased        open contracts Partners' Capital
---------------------------------------        -------------- -----------------
                                                     $
Commodity.....................................   (1,239,297)        (0.71)
Equity........................................      806,619          0.46
Foreign currency..............................      123,343          0.07
Interest rate.................................    5,009,248          2.86
                                                 ----------         -----

Total Futures and Forward Contracts Purchased.    4,699,913          2.68
                                                 ----------         -----

Futures and Forward Contracts Sold
----------------------------------
Commodity.....................................    4,929,775          2.81
Equity........................................     (344,353)        (0.20)
Foreign currency..............................    1,793,920          1.02
Interest rate.................................       10,126          0.01
                                                 ----------         -----

Total Futures and Forward Contracts Sold......    6,389,468          3.64
                                                 ----------         -----

 Unrealized Currency Loss.....................      (97,932)        (0.06)
                                                 ----------         -----
Net fair value................................   10,991,449          6.26
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

                      Managed Futures Premier Graham L.P.
                  Statements of Changes in Partners' Capital
             For the Years Ended December 31, 2014, 2013, and 2012

                           Units of
                          Partnership     Limited     General
                           Interest       Partners    Partner      Total
                        --------------  -----------  ---------  -----------
                                             $           $           $
    Partners' Capital,
     December 31, 2011. 12,493,257.744  276,443,739  3,102,548  279,546,287
    Offering of Units..    696,407.475   15,421,746         --   15,421,746
    Net Loss...........             --  (28,408,388)  (322,583) (28,730,971)
    Redemptions........ (2,798,920.393) (59,524,050)  (399,993) (59,924,043)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2012. 10,390,744.826  203,933,047  2,379,972  206,313,019
    Offering of Units..    530,497.205   10,860,039         --   10,860,039
    Net Income.........             --   17,211,835    214,588   17,426,423
    Redemptions........ (2,187,684.215) (45,025,584)  (300,025) (45,325,609)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2013.  8,733,557.816  186,979,337  2,294,535  189,273,872
    Subscriptions......    245,507.574    4,970,112         --    4,970,112
    Net Income.........             --   33,178,268    355,189   33,533,457
    Redemptions........ (2,503,421.167) (51,578,740)  (730,707) (52,309,447)
                        --------------  -----------  ---------  -----------
    Partners' Capital,
     December 31, 2014.  6,475,644.223  173,548,977  1,919,017  175,467,994
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

   Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner ("Ceres" or the "General Partner") and commodity pool operator of the Partnership. Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC ("MSSBH"). MSSBH is wholly-owned indirectly by Morgan Stanley. Prior to June 28, 2013, Citigroup Inc. was the indirect minority owner of MSSBH. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management ("Morgan Stanley Wealth Management"). This entity, previously acted as a non-clearing commodity broker for the Partnership, and currently acts as the placement agent (the "Placement Agent") for the Partnership. Morgan Stanley Wealth Management is a principal subsidiary of MSSBH.

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

   Effective June 1, 2011, units of limited partnership interest ("Unit(s)") of the Partnership are being offered in two share classes (each a "Class" or collectively, the "Classes"). The Class of Units that a limited partner receives depends on the aggregate subscription amount made by such limited partner in the Partnership.

                      Class of Units  Aggregate Investment
                      --------------  --------------------
                            A         Up to $4,999,999
                            D         $5,000,000 and above

   As of December 31, 2014, all Units outstanding are considered Class A Units. The General Partner may, at its discretion, offer additional Classes of Units as described in the private placement memorandum of the Partnership, as amended from time to time (the "Memorandum").

   Effective April 1, 2014, the ongoing Placement Agent fee paid by the Partnership to Morgan Stanley Wealth Management was reduced for Class A Unit holders from an annual rate of 3.375% to an annual rate of 2.00% of the net asset value of a limited partner's Class A Units.

   Effective April 1, 2014, the monthly management fee paid by the Partnership to Graham was reduced from 1/12th of 2.00% (a 2.00% annual rate) to 1/12th of 1.75% (a 1.75% annual rate) of the net assets of the Partnership (plus "notional" funds, if any) as of the beginning of each month.

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

   Valuation -- Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gain or loss on open contracts. The resulting net change in unrealized gains and losses is reflected in the "Net change in unrealized trading profit (loss)" on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately
3:00 P.M. (E.T.) on the last business day of the reporting period. The fair value of an off-exchange-traded contract is based on the fair value quoted by the counterparty. The fair value of an off-exchange-traded contract is based on the fair value quoted by the counterparty. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

   Revenue Recognition -- Monthly, MS&Co. credits the Partnership with interest income on 100% of the average daily equity maintained in cash in the Partnership's account during each month at a rate equal to 80% of the monthly average of the 4-week U.S. Treasury bill discount rate. MS&Co. retains any interest earned in excess of the interest paid by MS&Co. to the Partnership. For purposes of these interest credits, daily funds do not include monies due to the Partnership on or with respect to futures, forwards, or options contracts that have not been received.

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

   The Partnership, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Partnership and are reported on a net basis on the Statements of Financial Condition.

   The Partnership has offset its unrealized gains or losses recognized on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Partnership has consistently applied its right to offset.

   Restricted and Unrestricted Cash -- As reflected on the Partnership's Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forward and options contracts and offset unrealized losses only on the offsetting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

   Brokerage and Related Transaction Fees and Costs -- The Partnership pays the General Partner a monthly administrative fee equal to 1/12th of 2% of the Partnership's net assets (plus "notional" funds, if any) as of the first day of each month (a 2% annual rate), as described in the Partnership's Memorandum. The General Partner then pays or reimburses the Partnership for all fees and costs charged or incurred by the commodity brokers for trades executed on behalf of the Partnership for all fees and costs charged or incurred by the commodity broker for trades executed on behalf of the Partnership, and for all ordinary administrative and offering expenses. Such fees cover all brokerage fees, transaction fees and costs, and legal, accounting and auditing expenses, printing costs, filing fees, escrow fees, marketing costs, and other related fees and expenses.

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

                      Class of Units  Annualized Rate (%)
                      --------------  -------------------
                            A                2.00%
                            D                0.75%

   The Placement Agent pays a portion of the ongoing Placement Agent fees it received from the Partnership to the Morgan Stanley Financial Advisor or Private Wealth Advisor responsible for selling the Units to the limited partner.

   Effective April 1, 2014, the ongoing Placement Agent fee paid by the Partnership to Morgan Stanley Wealth Management was reduced for Class A Unit holders from an annual rate of 3.375% to an annual rate of 2.00% of the net asset value of a limited partner's Class A Units.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

2.  Summary of Significant Accounting Policies (cont'd)


   Continuing Offering -- Units of the Partnership are offered at a price equal to 100% of the net asset value per Unit as of the first day of each month at the final net asset value per Unit as of the last day of the immediately preceding month. The minimum subscription amount in Class A Units in the Partnership is $25,000 ($10,000 for ERISA/IRA investors), subject to the discretion of Ceres to accept a lower amount. Certain investors are eligible to purchase Class D Units upon investing a minimum of $5,000,000 in the Partnership. The Class of Units that a limited partner receives upon a subscription will generally depend upon the aggregate amount invested in the Partnership, although the General Partner may determine to offer Class A or Class D Units to an investor in its sole discretion, regardless of investment amount. Additional subscriptions can be made in a minimum amount of $10,000, subject to the discretion of Ceres to accept a lower amount. The request for subscriptions must be delivered to a limited partner's Morgan Stanley Wealth Management Branch Office in time for it to be forwarded to and received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month.

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

   There were no redemption charges paid to MS&Co. for the years ended December 31, 2014, 2013, and 2012.

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

   The guidance issued by the FASB on income taxes, clarifies the accounting for uncertainty in income taxes recognized in the Partnership's financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Partnership has concluded that there were no significant

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

2.  Summary of Significant Accounting Policies (cont'd)

uncertain tax positions that would require recognition in the financial statements as of December 31, 2014 and 2013. If applicable, the Partnership recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, the 2011 through 2014 tax years remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

   Dissolution of the Partnership -- The Partnership will terminate on December 31, 2035, or at an earlier date if certain conditions occur as defined in the Memorandum.

   Statement of Cash Flows -- The Partnership is not required to provide a Statement of Cash Flows.

  Investment Company Status

   Effective January 1, 2014, the Partnership adopted Accounting Standards Update ("ASU") 2013-08, "Financial Services -- Investments Companies (Topic
946): Amendments to the Scope, Measurement and Disclosure Requirements". ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company's status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Partnership's financial statements. Based on Management's assessment, the Partnership has been deemed to be an investment company since inception.

3.  Related Party Transactions

   The Partnership's cash is on deposit in commodity brokerage accounts with Morgan Stanley. MS&Co. credits the Partnership with interest income as described in Note 2. Summary of Significant Accounting Policies. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Since October 2012, the Partnership pays brokerage fees to Morgan Stanley Wealth Management and prior to October 2012, the Partnership paid brokerage fees to MS&Co., as described in Note 2. Summary of Significant Accounting Policies.

4.  Trading Advisor

   Ceres, on behalf of the Partnership, has retained Graham to make all trading decisions for the Partnership.

   Compensation to the Trading Advisor by the Partnership consists of a management fee and an incentive fee as follows:

   Management Fee -- The Partnership pays its Trading Advisor a flat-rate monthly fee equal to 1/12th of 1.75% (a 1.75% annual rate) of the Partnership's net assets (plus "notional" funds, if any) as of the first day of each month.

   Prior to April 1, 2014, the Partnership paid its Trading Advisor a flat-rate monthly fee equal to 1/12/th/ of 2% (a 2% annual rate) of the Partnership's net assets as of the first day of each month.

   Incentive Fee -- The Partnership pays the Trading Advisor an incentive fee equal to 20% of trading profits experienced by the Partnership as of the end of each calendar month.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

4.  Trading Advisor (cont'd)


   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When the Trading Advisor experiences losses with respect to net assets as of the end of a calendar month, the Trading Advisor must recover such losses before the Trading Advisor is eligible for an incentive fee in the future. Cumulative trading losses are adjusted on a pro rated basis for the amount of each month's net withdrawals.

   For the years ended December 31, 2014, 2013 and 2012, there were no incentive fees charged.

5.  Financial Instruments

   The Partnership trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price.

   The fair value of an exchange-traded contract is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of an off-exchange-traded contract is based on the fair value quoted by the counterparty.

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

   The net unrealized gains on open contracts at December 31, 2014 and 2013, respectively, reported as a component of "Trading Equity" on the Statements of Financial Condition, and their longest contract maturities were as follows:

          Net Unrealized Gains on Open Contracts             Longest Maturities
      ---------------------------------------------- -----------------------------------
Year  Exchange-Traded Off-Exchange-Traded   Total    Exchange-Traded Off-Exchange-Traded
----  --------------- ------------------- ---------- --------------- -------------------
             $                 $              $
2014.    9,505,992         1,485,457      10,991,449    Mar. 2019         Mar. 2015
2013.    5,557,421         2,457,473       8,014,894    Mar. 2018         Mar. 2014

   In general, the risks associated with off-exchange-traded contracts are greater than those associated with exchange-traded contracts because of the greater risk of default by the counterparty to an off-exchange-traded contract. The Partnership has credit risk associated with counterparty nonperformance. As of the date of the financial statements, the credit risk associated with the instruments in which the Partnership trades is limited to the unrealized gains (losses) amounts reflected in the Partnership's Statements of Financial Condition. The net unrealized gains (losses) on open contracts are further disclosed by type of contract and corresponding fair value level in Note 7. Fair Value Measurements and Disclosures.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

5.  Financial Instruments (cont'd)


   The Partnership also has credit risk because MS&Co. acts as the futures commission merchant or the counterparty, with respect to most of the Partnership's assets. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are fair valued on a daily basis, with variations in value settled on a daily basis. MS&Co., which is acting as a commodity futures broker for the Partnership's exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, is required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from its own assets, and for the sole benefit of its commodity customers, total cash held by it with respect to exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, including an amount equal to the net unrealized gains on all open exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts, which in the aggregate, totaled $177,020,452 and $191,721,113 at December 31, 2014 and 2013,
respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Partnership is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Partnership's account with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co., for the benefit of MS&Co. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Partnership has a netting agreement with MS&Co. The primary terms are based on industry standard master netting agreements. This agreement, which seeks to reduce both the Partnership's and MS&Co.'s exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnership's credit risk in the event of MS&Co.'s bankruptcy or insolvency.

   The General Partner monitors and attempts to control the Partnership's risk exposure on a daily basis through financial, credit and risk management monitoring systems, and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

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

   On January 1, 2013, the Partnership adopted ASU 2011-11, "Disclosure about Offsetting Assets and Liabilities" and ASU 2013-01, "Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities". ASU 2011-11 created a new disclosure requirement about the nature of an entity's rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Partnership's financial statements.

   As of December 31, 2014, approximately 69.78% of the Partnership's total investments are futures contracts which are exchange-traded while approximately 30.22% are forward contracts which are off-exchange traded.

   The following tables summarize the valuation of the Partnership's investments as of December 31, 2014 and 2013, respectively.

Offsetting of Derivative Assets and Liabilities as of December 31, 2014:

                                                           Gross Amounts   Net Amounts
                                                           Offset in the Presented in the
                                                           Statements of  Statements of
                                             Gross Amounts   Financial      Financial
                                              Recognized     Condition      Condition
                                             ------------- ------------- ----------------
                                                   $             $              $
Assets
Futures.....................................  12,491,366    (2,280,167)     10,211,199
Forwards....................................   2,508,601    (1,630,419)        878,182
                                              ----------    ----------      ----------
Total Assets................................  14,999,967    (3,910,586)     11,089,381
                                              ----------    ----------      ----------

Liabilities
Futures.....................................  (2,280,167)    2,280,167              --
Forwards....................................  (1,630,419)    1,630,419              --
                                              ----------    ----------      ----------
Total Liabilities...........................  (3,910,586)    3,910,586              --
                                              ----------    ----------      ----------
Unrealized currency loss....................                                   (97,932)
                                                                            ----------
Total net unrealized gain on open contracts.                                10,991,449
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
                                                                            =========

   The effect of Trading Activities on the Statements of Financial Condition as of December 31, 2014 and 2013:

   December 31, 2014

                                                                                          Average
                                                                                         Number of
                                                                                         Contracts
                                                                                        Outstanding
                                  Long       Long       Short      Short        Net     for the Year
                               Unrealized Unrealized  Unrealized Unrealized Unrealized   (Absolute
Futures and Forward Contracts     Gain       Loss        Gain       Loss    Gain/(Loss)  Quantity)
-----------------------------  ---------- ----------  ---------- ---------- ----------- ------------
                                   $          $           $          $           $
 Commodity....................   200,049  (1,439,346) 5,341,142   (411,367)  3,690,478     3,481
 Equity....................... 1,829,639  (1,023,020)     7,571   (351,924)    462,266     2,032
 Foreign currency.............   272,443    (149,100) 1,960,060   (166,140)  1,917,263     3,005
 Interest rate................ 5,377,201    (367,953)    11,862     (1,736)  5,019,374     7,382
                               ---------  ----------  ---------   --------  ----------
  Total....................... 7,679,332  (2,979,419) 7,320,635   (931,167) 11,089,381
                               =========  ==========  =========   ========
  Unrealized currency
    loss......................                                                 (97,932)
                                                                            ----------
 Total net unrealized gain
    on open contracts.........                                              10,991,449
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
                                                                              =========

   The following tables summarize the net trading results of the Partnership for the years ended December 31, 2014, 2013, and 2012, respectively.

   The effect of Trading Activities on the Statements of Income and Expenses for the years ended December 31, 2014, 2013, and 2012, included in Total Trading Results:

                                                  December 31,
                                      ------------------------------------
                                         2014         2013         2012
                                      ----------  -----------  -----------
     Type of Instrument
     ------------------                   $            $            $
     Commodity.......................    440,687    4,744,029  (25,656,631)
     Equity.......................... (5,491,580)  46,697,833   11,644,684
     Foreign currency................ 18,894,085   (3,283,896) (10,314,789)
     Interest rate................... 29,324,159  (16,467,980)  14,570,878
     Unrealized currency gain (loss).    186,425      210,469     (148,604)
                                      ----------  -----------  -----------
      Total.......................... 43,353,776   31,900,455   (9,904,462)
                                      ==========  ===========  ===========

   Line items on the Statements of Income and Expenses for the years ended December 31, 2014, 2013, and 2012:

                                              December 31,
                                    --------------------------------
                                       2014       2013       2012
                                    ---------- ---------- ----------
          Trading Results
          ---------------               $          $          $
          Net realized............. 40,377,221 28,140,076 (8,986,897)
          Net change in unrealized.  2,976,555  3,760,379   (917,565)
                                    ---------- ---------- ----------
           Total Trading Results... 43,353,776 31,900,455 (9,904,462)
                                    ========== ========== ==========

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

                             Unadjusted
                          Quoted Prices in
                           Active Markets  Significant
                           for Identical      Other    Significant
                             Assets and    Observable  Unobservable
                            Liabilities      Inputs       Inputs
December 31, 2014            (Level 1)      (Level 2)   (Level 3)      Total
-----------------         ---------------- ----------- ------------ ----------
                                 $              $           $            $
Assets
Futures..................    12,491,366            --      n/a      12,491,366
Forwards.................       742,680     1,765,921      n/a       2,508,601
                             ----------     ---------               ----------
Total Assets.............    13,234,046     1,765,921      n/a      14,999,967
                             ----------     ---------               ----------

Liabilities
Futures..................     2,280,167            --      n/a       2,280,167
Forwards.................     1,349,955       280,464      n/a       1,630,419
                             ----------     ---------               ----------
Total Liabilities........     3,630,122       280,464      n/a       3,910,586
                             ----------     ---------               ----------
Unrealized currency loss.                                              (97,932)
                                                                    ----------
*Net fair value..........     9,603,924     1,485,457      n/a      10,991,449
                             ==========     =========               ==========

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements

7.  Fair Value Measurements and Disclosures (cont'd)


                             Unadjusted
                          Quoted Prices in
                           Active Markets  Significant
                           for Identical      Other    Significant
                             Assets and    Observable  Unobservable
                            Liabilities      Inputs       Inputs
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

During the twelve months ended December 31, 2014 and 2013, there were no Level 3 assets and liabilities, and there were no transfers of assets or liabilities between Level 1 and Level 2.

8.  Financial Highlights

   The following ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partners' share of income, expenses and average net assets.

                                                2014      2013     2012
                                              ------    ------   ------
       Per Unit operating performance:
       Net asset value, January 1:........... $21.67    $19.86   $22.38
                                              ------    ------   ------
        Interest Income......................     --(2)   0.01     0.01
        Expenses.............................  (1.33)    (1.54)   (1.64)
        Realized/Unrealized Income (Loss)(1).   6.76      3.34    (0.89)
                                              ------    ------   ------
        Net Income (Loss)....................   5.43      1.81    (2.52)
                                              ------    ------   ------
       Net asset value, December 31:......... $27.10    $21.67   $19.86
                                              ======    ======   ======
       For the Calendar Year:
       Ratios to average net assets:
        Net Investment Loss/ /...............   (6.2)%    (7.4)%   (7.5)%
        Expenses before Incentive Fees.......    6.3%      7.5%     7.6%
        Expenses after Incentive Fees........    6.3%      7.5%     7.6%
       Total return before incentive fees....   25.1%      9.1%   (11.3)%
       Total return after incentive fees.....   25.1%      9.1%   (11.3)%

(1)Realized/Unrealized Income (Loss) is a balancing amount necessary to reconcile the change in net asset value per Unit with the other per Unit information.
(2)Amount less than 0.005%.

                      Managed Futures Premier Graham L.P.
                         Notes to Financial Statements


9.  Subsequent Events

   Management performed its evaluation of subsequent events through the date of filing, and has determined that there were no subsequent events requiring adjustments of or disclosure in the financial statements.

                           CERES MANAGED FUTURES LLC
                               522 Fifth Avenue
                              New York, NY 10036

                                Publication #15

                                Morgan Stanley

(C) 2014 Morgan Stanley