Form 10-K, Exhibit 13
period 2015-12-31
MANAGED FUTURES PREMIER GRAHAM L.P.
filed 2016-03-28
CIK 1066656

Exhibit 13.01

To the Limited Partners of

Managed Futures Premier Graham L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
Managed Futures Premier Graham L.P.
Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Management’s Report on Internal Control Over

Financial Reporting

Ceres Managed Futures LLC (“Ceres”), is the general partner of Managed Futures Premier Graham L.P. (the “Partnership”) and is responsible for the management of the Partnership.

Management of the Partnership, Ceres (“Management”), is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934, as amended, and for the assessment of internal control over financial reporting. The Partnership’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Partnership’s internal control over financial reporting includes those policies and procedures that:

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

Management has assessed the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2015. In making this assessment, Management used the criteria set forth in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, Management concluded that the Partnership maintained effective internal control over financial reporting as of December 31, 2015, based on the criteria referred to above.

Patrick T. Egan	Steven Ross
President and Director	Chief Financial Officer and Director
Ceres Managed Futures LLC	Ceres Managed Futures LLC
General Partner,	General Partner,
Managed Futures Premier Graham L.P.	Managed Futures Premier Graham L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Managed Futures Premier Graham L.P.:

We have audited the accompanying statements of financial condition of Managed Futures Premier Graham L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2015 and 2014, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Managed Futures Premier Graham L.P. as of December 31, 2015 and 2014, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 24, 2016

Managed Futures Premier Graham L.P.

Statements of Financial Condition

December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost
$120,992,891 and $0 at December 31, 2015 and 2014, respectively)	$120,980,413	$—
Unrestricted cash (Note 2c)	33,848,156	144,936,853
Restricted cash (Note 2c)	22,511,507	22,479,675
Net unrealized gain (loss) on open contracts	3,024,922	11,089,381

Total equity in trading account	180,364,998	178,505,909

Interest receivable (Note 2f)	5,188	813

Total assets	$180,370,186	$178,506,722

Liabilities and Partners’ Capital:
Liabilities:
Redemptions payable to Limited Partners (Note 2l and 2m)	$1,678,715	$2,217,518
Accrued expenses:
Ongoing placement agent fees (Note 2h)	303,591	285,638
Administrative and General Partner’s fees (Note 2g)	303,591	285,638
Management fees (Note 3)	265,642	249,934

Total liabilities	2,551,539	3,038,728

Partners’ Capital:
Limited Partners (6,635,420.493 and 6,404,822.920 Units outstanding at December 31, 2015 and 2014, respectively)	175,857,498	173,548,977
General Partner (73,997.691 and 70,821.303 Units outstanding at December 31, 2015 and 2014, respectively)	1,961,149	1,919,017

Total partners’ capital	177,818,647	175,467,994

Total liabilities and partners’ capital	$180,370,186	$178,506,722

Net asset value per Unit	$26.50	$27.10

The accompanying notes are an integral part of these financial statements.

Managed Futures Premier Graham L.P.

Condensed Schedule of Investments

December 31, 2015

Futures and Forward Contracts Purchased	Fair Value	% of Partners’ Capital
Commodity	$212,995	0.12%
Equity	(496,959)	(0.28)
Foreign currency	180,514	0.10
Interest rate	(1,008,047)	(0.57)

Total futures and forward contracts purchased	(1,111,497)	(0.63)

Futures and Forward Contracts Sold
Commodity	3,659,333	2.06
Equity	(729,667)	(0.41)
Foreign currency	1,054,183	0.59
Interest rate	152,570	0.09

Total futures and forward contracts sold	4,136,419	2.33

Net unrealized gain (loss) on open contracts	$3,024,922	1.70%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
		U.S. Treasury bills, 0.015%
$ 121,000,000	3/3/2016	(Amortized cost of $120,992,891)	$120,980,413	68.04%

Net fair value			$124,005,335	69.74%

The accompanying notes are an integral part of these financial statements.

Managed Futures Premier Graham L.P.

Condensed Schedule of Investments

December 31, 2014

Futures and Forward Contracts Purchased	Fair Value	% of Partners’ Capital
Commodity	$(1,239,297)	(0.71)%
Equity	806,619	0.46
Foreign currency	123,343	0.07
Interest rate	5,009,248	2.86

Total futures and forward contracts purchased	4,699,913	2.68

Futures and Forward Contracts Sold
Commodity	4,929,775	2.81
Equity	(344,353)	(0.20)
Foreign currency	1,793,920	1.02
Interest rate	10,126	0.01

Total futures and forward contracts sold	6,389,468	3.64

Net unrealized gain (loss) on open contracts	$11,089,381	6.32%

Net fair value	$11,089,381	6.32%

The accompanying notes are an integral part of these financial statements.

Managed Futures Premier Graham L.P.

Statements of Income and Expenses

for the years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Investment Income:
Interest income	$4,352	$24,574	$87,489

Expenses:
Administrative and General Partner’s fees (Note 2g)	3,853,294	3,175,074	3,948,888
Ongoing placement agent fees (Note 2h)	3,853,294	3,781,389	6,663,745
Management fees (Note 3)	3,371,632	2,888,430	3,948,888

Total expenses	11,078,220	9,844,893	14,561,521

Net investment loss	(11,073,868)	(9,820,319)	(14,474,032)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	15,501,602	40,377,221	28,140,076
Net change in unrealized gains (losses) on open contracts	(7,968,432)	2,976,555	3,760,379

Total trading results	7,533,170	43,353,776	31,900,455

Net income (loss)	$(3,540,698)	$33,533,457	$17,426,423

Net income (loss) allocation:
Limited Partners	$(3,496,231)	$33,178,268	$17,211,835

General Partner	$(44,467)	$355,189	$214,588

Net income (loss) per Unit*:
Limited Partners	$(0.60)	$5.43	$1.81

General Partner	$(0.60)	$5.43	$1.81

Weighted average Units outstanding	6,896,944.943	7,593,571.507	9,567,470.582

*	Represents the change in net asset value per Unit.

The accompanying notes are an integral part of these financial statements.

Managed Futures Premier Graham L.P.

Statements of Changes in Partners’ Capital

for the years Ended December 31, 2015, 2014 and 2013

	Units of Partnership Interest	Limited Partners	General Partner	Total
Partners’ Capital, December 31, 2012	10,390,744.826	$203,933,047	$2,379,972	$206,313,019
Subscriptions	530,497.205	10,860,039	—	10,860,039
Net income (loss)	—	17,211,835	214,588	17,426,423
Redemptions	(2,187,684.215)	(45,025,584)	(300,025)	(45,325,609)

Partners’ Capital, December 31, 2013	8,733,557.816	186,979,337	2,294,535	189,273,872
Subscriptions	245,507.574	4,970,112	—	4,970,112
Net income (loss)	—	33,178,268	355,189	33,533,457
Redemptions	(2,503,421.167)	(51,578,740)	(730,707)	(52,309,447)

Partners’ Capital, December 31, 2014	6,475,644.223	173,548,977	1,919,017	175,467,994
Subscriptions	1,091,102.630	29,730,378	186,599	29,916,977
Net income (loss)	—	(3,496,231)	(44,467)	(3,540,698)
Redemptions	(857,328.669)	(23,925,626)	(100,000)	(24,025,626)

Partners’ Capital, December 31, 2015	6,709,418.184	$175,857,498	$1,961,149	$177,818,647

The accompanying notes are an integral part of these financial statements.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

1.	Organization:

Managed Futures Premier Graham L.P. (“Premier Graham” or the “Partnership”) is a limited partnership organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). The General Partner (defined below) may also determine to invest up to all of the Partnership’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (“Ceres” or the “General Partner”) and commodity pool operator of the Partnership. Ceres is a wholly- owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH is wholly-owned indirectly by Morgan Stanley. Prior to June 28, 2013, Citigroup Inc. was the indirect minority owner of MSSBH. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”). This entity previously acted as a non-clearing commodity broker for the Partnership and currently acts as the placement agent (the “Placement Agent”) for the Partnership. Morgan Stanley Wealth Management is a principal subsidiary of MSSBH.

The clearing commodity broker is Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts. MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

Effective June 1, 2011, units of limited partnership interest (“Unit(s)”) of the Partnership were being offered in two share classes, and beginning on November 1, 2015 class Z units were offered (each a “Class” or collectively, the “Classes”). The Class of Units that a limited partner receives generally depends on the aggregate subscription amount made by such limited partner in the Partnership, although the General Partner may determine to offer Units to investors at its discretion.

Class of Units	Aggregate Investments
A	Up to $4,999,999
D	$5,000,000 and above
Z	$25,000 and above

Class Z Units may be offered to certain employees of Morgan Stanley Wealth Management and its affiliates (and their family members).

All Units outstanding are considered Class A Units. The General Partner may, at its discretion, offer additional Classes of Units as described in the private placement memorandum of the Partnership, as amended from time to time (the “Memorandum”).

Ceres is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by Ceres and the limited partners based on their proportional ownership interest.

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Partnership. The General Partner pays or reimburses the Partnership, from the administrative and General Partner fee (formerly, the brokerage fee) (described in Note 2g) it receives, the ordinary administrative expenses of the Partnership. This includes the expenses related to the engagement of the Administrator. Therefore, the engagement of the Administrator did not impact the Partnership’s break-even point.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Partnership is not required to provide a Statement of Cash Flows.

c.

Restricted and Unrestricted Cash. The cash held by the Partnership is on deposit in commodity brokerage accounts with MS&Co. As reflected in the Partnership’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forward and option contracts and offset unrealized losses only on the offsetting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. Restricted and unrestricted cash includes cash denominated in foreign currencies of $1,636,531 (cost of $1,638,436) and $(2,589,487) (proceeds of $2,491,555) as of December 31, 2015 and 2014, respectively.

d.

Foreign Currency Transactions and Translation. The Partnership’s functional currency is the U.S. dollar; however, the Partnership may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Partnership’s income and expenses. The General Partner concluded that no provision for income tax is required in the Partnership’s financial statements. The Partnership files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Revenue Recognition. For excess cash which is not invested by the General Partner in U.S. Treasury bills and/or other permitted investments, monthly, MS&Co. credits the Partnership with interest income on 100% of the average daily equity maintained in cash in the Partnership’s account during each month at a rate equal to 80% of the monthly average of the 4-week U.S. Treasury bill discount rate. MS&Co and Ceres retain any interest earned on such uninvested cash in excess of the interest paid to the Partnership. For purposes of these interest credits, daily funds do not include monies due to the Partnership on or with respect to futures, forward, or option contracts that have not been received.

g.

Administrative and General Partner’s fee. The Partnership pays the General Partner a monthly administrative and General Partner fee equal to 1/12th of 2% of the Partnership’s net assets (plus “notional” funds, if any) as of the first day of each month (a 2% annual rate), as described in the Partnership’s Memorandum. The General Partner then pays or reimburses the Partnership for all fees and costs charged or incurred by the commodity brokers for trades executed on behalf of the Partnership, and for all ordinary administrative and offering expenses. Such fees cover all brokerage fees, transaction fees and costs, and legal, accounting and auditing expenses, printing costs, filing fees, escrow fees, marketing costs, and other related fees and expenses.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

h.

Placement Agent Fees. Limited partners are not charged an initial sales commission. The Partnership pays the Placement Agent ongoing compensation on a monthly basis equal to a percentage of the net asset value (as defined in the Memorandum) of a limited partner’s Unit as of the beginning of each month. The applicable rate payable by each limited partner is determined by the Class of Units held by such limited partner. The Partnership pays the Placement Agent the following percentage in accordance with the following schedule:

Class of Units	Annualized Rate (%)
A	2.00%
D	0.75%
Z	0.00%

The Placement Agent pays a portion of the ongoing Placement Agent fees it receives from the Partnership to the Morgan Stanley Financial Advisor or Private Wealth Advisor responsible for selling the Units to the limited partners. Certain limited partners (other than ERISA/IRA investors) may be deemed to hold Class Z Units. Class Z Units are not subject to ongoing placement agent fees.

Effective April 1, 2014, the ongoing placement agent fee paid by the Partnership to Morgan Stanley Wealth Management was reduced for Class A Unit holders from an annual rate of 3.375% to an annual rate of 2.00% of the net asset value of a limited partner’s Class A Units.

i.

Continuing Offering. Units of the Partnership are offered at a price equal to 100% of the net asset value per Unit as of the first day of each month at the final net asset value per Unit as of the last day of the immediately preceding month. The minimum subscription amount in Class A Units in the Partnership is $25,000 ($10,000 for ERISA/IRA investors), subject to the discretion of Ceres to accept a lower amount. Certain investors are eligible to purchase Class D Units upon investing a minimum of $5,000,000 in the Partnership. The Class of Units that a limited partner receives upon a subscription will generally depend upon the aggregate amount invested in the Partnership, although the General Partner may determine to offer Class A or Class D Units to an investor in its sole discretion, regardless of investment amount. Additional subscriptions can be made in a minimum amount of $10,000, subject to the discretion of Ceres to accept a lower amount. The request for subscriptions must be delivered to a limited partner’s Morgan Stanley Wealth Management Branch Office in time for it to be forwarded to and received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month.

No selling commissions or charges related to the initial offering of Units are paid by the limited partners or the Partnership. MS&Co. pays all such costs.

j.

Equity in Trading Account. The Partnership’s asset “Equity in trading account” reflected in the Statements of Financial Condition, consists of (a) cash on deposit with MS&Co., a portion of which is to be used as margin for trading, (b) net unrealized gains or losses on futures and forward contracts, which are calculated as the difference between the original contract value and fair value and (c) U.S. Treasury bills, at fair value.

The Partnership, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Partnership and are reported on a net basis in the Statements of Financial Condition.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

The Partnership has offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., the counterparty on such contracts. The Partnership has consistently applied its right to offset.

k.

Investment Company Status. Effective January 1, 2014, the Partnership adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services —Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Partnership has been deemed to be an investment company since inception. Accordingly, the Partnership follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

l.

Redemptions. Limited partners may redeem some or all of their Units at 100% of the net asset value per Unit. The request for redemptions must be delivered to a limited partner’s local Morgan Stanley Branch Office in time for it to be forwarded and received by Ceres no later than 3:00 P.M., New York City time, on the last day of the month in which the redemption is to be effective.

m.

Exchanges. Limited partners may redeem some or all of their Units at 100% of the net asset value per Unit of the Partnership on the Redemption Date and use the proceeds to purchase units in any other commodity pool operated by Ceres that is open to investment. Limited partners may also redeem units in any other commodity pool operated by Ceres and use the proceeds to purchase Units in the Partnership. The request for exchanges must be delivered to a limited partner’s Morgan Stanley Wealth Management Branch Office in time for it to be forwarded and received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month.

n.

Distributions. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Partnership’s profits.

o.	Dissolution of the Partnership. The Partnership will terminate on December 31, 2035, or at an earlier date if certain conditions occur as defined in the Memorandum.

p.	Net Income (Loss) Per Unit. Net income (loss) per Unit is calculated in accordance with investment company guidance. See Note 7, “Financial Highlights.”

q.

Fair Value of Financial Instruments. The carrying value of the Partnership’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, “Financial Instruments,” approximates fair value due to the short term nature of such balances.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

r.

Recent Accounting Pronouncement. In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The General Partner is currently evaluating the impact this guidance will have on the Partnership’s financial statements and related disclosures.

s.

Reclassification. Certain prior period amounts have been reclassified to conform to current period presentation. Amounts previously presented as unrealized currency gain (loss) in the Condensed Schedules of Investments and included in net unrealized gain (loss) on open contracts in the Statements of Financial Condition are now reported as part of unrestricted cash in the Statements of Financial Condition. In the financial highlights, interest income per Unit and expenses per Unit previously presented separately are now combined into net investment loss per Unit.

t.

Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Trading Advisor:

Ceres, on behalf of the Partnership, has retained Graham Capital Management L.P. (“Graham” or the “Trading Advisor”) to make all trading decisions for the Partnership.

Compensation to the Trading Advisor by the Partnership consists of a management fee and an incentive fee as follows:

Management Fee — The Partnership pays the Trading Advisor a flat-rate monthly fee equal to 1/12th of 1.75% (a 1.75% annual rate) of the Partnership’s net assets (plus “notional” funds, if any) as of the first day of each month. Prior to April 2014, the monthly management fee paid by the Partnership to the Trading Advisor was equal to 1/12th of 2.00% (a 2.00% annual rate).

Incentive Fee — The Partnership pays the Trading Advisor an incentive fee equal to 20% of trading profits experienced by the Partnership as of the end of each calendar month.

Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after ongoing placement agent, management and administrative and General Partner’s fees are deducted. When the Trading Advisor experiences losses with respect to net assets as of the end of a calendar month, the Trading Advisor must recover such losses before the Trading Advisor is eligible for an incentive fee in the future. Cumulative trading losses are adjusted on a pro-rated basis for the amount of each month’s net additions or withdrawals.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

4.	Financial Instruments:

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

The exchange-traded contracts and the off-exchange traded contracts are fair valued on a daily basis.

The Partnership’s contracts are accounted for on a trade-date basis. Gains or losses are realized when the contracts are liquidated and are determined using the first-in, first-out method.

The net unrealized gains (losses) on open contracts at December 31, 2015 and 2014, respectively, reported as a component of “Equity in trading account” in the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains (Losses) on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
2015	$1,760,560	$1,264,362	$3,024,922	Mar. 2020	Mar. 2016
2014	9,603,924	1,485,457	11,089,381	Mar. 2019	Mar. 2015

In general, the risks associated with off-exchange-traded contracts are greater than those associated with exchange-traded contracts because of the greater risk of default by the counterparty to an off-exchange-traded contract. The Partnership has credit risk associated with counterparty nonperformance. As of the date of the financial statements, the credit risk associated with the instruments in which the Partnership trades is limited to the unrealized gain (loss) amounts reflected in the Partnership’s Statements of Financial Condition. The net unrealized gains (losses) on open contracts are further disclosed by type of contract and corresponding fair value level in Note 6. “Fair Value Measurements.”

Managed Futures Premier Graham L.P.

Notes to Financial Statements

The Partnership also has credit risk because MS&Co. acts as the futures commission merchant or the counterparty, with respect to most of the Partnership’s assets. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts are fair valued on a daily basis, with variations in value settled on a daily basis. MS&Co., which is acting as a commodity futures broker for the Partnership’s exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts, is required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from its own assets, and for the sole benefit of its commodity customers, total cash and unrealized gain (loss) on open exchange-traded contracts with MS&Co., acting as a commodity broker for the Partnership trading of Futures Interests, totaling $58,120,223 and $177,020,452 at December 31, 2015 and 2014, respectively. With respect to the Partnership’s off-exchange-traded forward currency contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Partnership is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Partnership’s account with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co., for the benefit of MS&Co. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Partnership has a netting agreement with MS&Co. The primary terms are based on industry standard master netting agreements. This agreement, which seeks to reduce both the Partnership’s and MS&Co.’s exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnership’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

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

The futures, forwards and options traded, and the U.S. Treasury bills held, by the Partnership involve varying degrees of related market risk. Market risk is often dependent upon changes in the level or volatility of interest rates, exchange rates, and prices of financial instruments and commodities, factors that result in frequent changes in the fair value of the Partnership’s open positions, and consequently, in its earnings, whether realized or unrealized, and cash flow. Gains and losses on open positions of exchange-traded futures and exchange-traded forward contracts are settled daily through variation margin. Gains and losses on off-exchange-traded forward currency contracts are settled upon termination of the contract.

5.	Trading Activities:

The Partnership’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantities (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. With regard to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

As of December 31, 2015, approximately 74.6% of the Partnership’s total investments are futures contracts which are exchange-traded while approximately 25.4% are forward contracts which are off-exchange traded.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts relating to assets and liabilities of the Partnership’s derivatives and their offsetting subject to master netting arrangements or similar agreements as of December 31, 2015 and 2014, respectively.

December 31, 2015	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition		Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
					Financial Instruments	Cash Collateral Received/Pledged**
Assets
Futures	$5,512,072	$(3,609,748)	$1,902,324	*	$—	$—	$1,902,324
Forwards	2,489,669	(1,367,071)	1,122,598	*	—	—	1,122,598

Total assets	$8,001,741	$(4,976,819)	$3,024,922		$—	$—	$3,024,922

Liabilities
Futures	$(3,609,748)	$3,609,748	$—		$—	$—	$—
Forwards	(1,367,071)	1,367,071	—		—	—	—

Total liabilities	$(4,976,819)	$4,976,819	$—		$—	$—	$—

Net fair value							$3,024,922	**

December 31, 2014	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition		Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
					Financial Instruments	Cash Collateral Received/Pledged**
Assets
Futures	$12,491,366	$(2,280,167)	$10,211,199	*	$—	$—	$10,211,199
Forwards	2,508,601	(1,630,419)	878,182	*	—	—	878,182

Total assets	$14,999,967	$(3,910,586)	$11,089,381		$—	$—	$11,089,381

Liabilities
Futures	$(2,280,167)	$2,280,167	$—		$—	$—	$—
Forwards	(1,630,419)	1,630,419	—		—	—	—

Total liabilities	$(3,910,586)	$3,910,586	$—		$—	$—	$—

Net fair value							$11,089,381	**

*	Included as a component of “Net unrealized gain (loss) on open contracts” in the Statements of Financial Condition.

**

In the event of default by the Partnership, MS&Co., the Partnership’s commodity futures broker and/or the sole counterparty to the Partnership’s off-exchange-traded contracts, as applicable, has the right to offset the Partnership’s obligation with the Partnership’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Partnership is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Partnership’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

The effect of Trading Activities in the Statements of Financial Condition as of December 31, 2015 and 2014:

December 31, 2015

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
Commodity	$369,499	$(156,504)	$4,992,092	$(1,332,759)	$3,872,328	4,088
Equity	53,670	(550,629)	10,438	(740,105)	(1,226,626)	1,725
Foreign currency	410,912	(230,398)	1,575,672	(521,489)	1,234,697	2,347
Interest rate	261,622	(1,269,669)	327,838	(175,268)	(855,477)	7,609

Total	$1,095,703	$(2,207,200)	$6,906,040	$(2,769,621)	$3,024,922

    December 31, 2014

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
Commodity	$200,049	$(1,439,346)	$5,341,142	$(411,367)	$3,690,478	3,481
Equity	1,829,639	(1,023,020)	7,571	(351,924)	462,266	2,032
Foreign currency	272,443	(149,100)	1,960,060	(166,140)	1,917,263	3,005
Interest rate	5,377,201	(367,953)	11,862	(1,736)	5,019,374	7,382

Total	$7,679,332	$(2,979,419)	$7,320,635	$(931,167)	$11,089,381

The following table indicates the trading gains and losses by market sector, on derivative instruments for the years ended December 31, 2015, 2014 and 2013, respectively.

	2015	2014		2013
Sector
Commodity	$7,417,322	$440,687		$4,744,029
Equity	(860,090)	(5,491,580)		46,697,833
Foreign currency	5,660,876	19,080,510		(3,073,427)
Interest rate	(4,684,938)	29,324,159		(16,467,980)

Total	$7,533,170 *	$43,353,776	*	$31,900,455 *

*	This amount is in “Total trading results” in the Statements of Income and Expenses.

6.	Fair Value Measurements:

Partnership’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, forward and option contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Partnership considers prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2015 and 2014, the Partnership did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the years ended December 31, 2015 and 2014, there were no transfers of assets or liabilities between Level 1 and Level 2.

The following tables presents information about the Partnership’s assets and liabilities measured at fair value as of December 31, 2015 and 2014:

December 31, 2015	Total	Level 1	Level 2	Level 3
Assets
U.S. Treasury bills	$120,980,413	$—	$120,980,413	$—
*Futures	5,512,072	5,512,072	—	—
*Forwards	2,489,669	550,848	1,938,821	—

Total Assets	$128,982,154	$6,062,920	$122,919,234	$—

Liabilities
*Futures	$3,609,748	$3,609,748	$—	$—
*Forwards	1,367,071	692,612	674,459	—

Total Liabilities	$4,976,819	$4,302,360	$674,459	$—

Net fair value	$124,005,335	$1,760,560	$122,244,775	$—

December 31, 2014	Total	Level 1	Level 2	Level 3
Assets
*Futures	$12,491,366	$12,491,366	$—	$—
*Forwards	2,508,601	742,680	1,765,921	—

Total Assets	$14,999,967	$13,234,046	$1,765,921	$—

Liabilities
*Futures	$2,280,167	$2,280,167	$—	$—
*Forwards	1,630,419	1,349,955	280,464	—

Total Liabilities	$3,910,586	$3,630,122	$280,464	$—

Net fair value	$11,089,381	$9,603,924	$1,485,457	$—

*	Included as a component of “Net unrealized gain (loss) on open contracts” in the Statements of Financial Condition.

7.	Financial Highlights:

Financial highlights for the limited partner class for the years ended December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Net realized and unrealized gains (losses)	$1.03	$6.76	$3.34
Net investment loss	(1.63)	(1.33)	(1.53)

Increase (decrease) for the year	(0.60)	5.43	1.81
Net asset value per unit, beginning of year	27.10	21.67	19.86

Net asset value per unit, end of year	$26.50	$27.10	$21.67

Ratio to average net assets:
Net investment loss (1)	(5.9)%	(6.2)%	(7.4)%

Operating expenses before incentive fees	5.9%	6.3%	7.5%
Incentive fees	—	—	—

Operating expenses after incentive fees	5.9%	6.3%	7.5%

Total return:
Total return before incentive fees	(2.2)%	25.1%	9.1%
Incentive fees	—	—	—

Total return after incentive fees	(2.2)%	25.1%	9.1%

(1)	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets of the Partnership and includes income and expenses.