Form 10-K, Exhibit 13
period 2016-12-31
MANAGED FUTURES PREMIER GRAHAM L.P.
filed 2017-03-28
CIK 1066656

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

Financial Reporting

Ceres Managed Futures LLC (“Ceres”) is the general partner of Managed Futures Premier Graham L.P. (the “Partnership”) and is responsible for the management of the Partnership.

Management of the Partnership, Ceres (“Management”), is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a–15(f) and 15d–15(f) under the Securities Exchange Act of 1934, as amended, and for the assessment of internal control over financial reporting. The Partnership’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Partnership’s internal control over financial reporting includes those policies and procedures that:

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

Management has assessed the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2016. In making this assessment, Management used the criteria set forth in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, Management concluded that the Partnership maintained effective internal control over financial reporting as of December 31, 2016, based on the criteria referred to above.

Patrick T. Egan	Steven Ross
President and Director	Chief Financial Officer and Director
Ceres Managed Futures LLC	Ceres Managed Futures LLC
General Partner,	General Partner,
Managed Futures Premier Graham L.P.	Managed Futures Premier Graham L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Managed Futures Premier Graham L.P.:

We have audited the accompanying statements of financial condition of Managed Futures Premier Graham L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Managed Futures Premier Graham L.P. as of December 31, 2016 and 2015, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

Managed Futures Premier Graham L.P.

Statements of Financial Condition

December 31, 2016 and 2015

	December 31, 2016	December 31, 2015
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $74,931,917 and $120,992,891 at December 31, 2016 and 2015, respectively)	$74,963,484	$120,980,413
Unrestricted cash (Note 2e)	26,328,389	33,848,156
Restricted cash (Note 2e)	29,644,918	22,511,507
Net unrealized appreciation on open futures contracts	2,681,939	1,902,324
Net unrealized appreciation on open forward contracts	142,404	1,122,598

Total equity in trading account	133,761,134	180,364,998

Cash at bank (Note 1)	218	-
Interest receivable (Note 2h)	9,278	5,188

Total assets	$133,770,630	$180,370,186

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Administrative and General Partner’s fees (Note 2i)	$226,248	$303,591
Ongoing placement agent fees (Note 2j)	223,639	303,591
Management fees (Note 3)	197,967	265,642
Redemptions payable to Limited Partners (Notes 2n and 2o)	3,026,006	1,678,715

Total liabilities	3,673,860	2,551,539

Partners’ Capital:
General Partner, Class A, 0.000 and 73,997.691 Units outstanding at December 31, 2016 and 2015, respectively	-	1,961,149
General Partner, Class Z, 177,782.627 and 0.000 Units outstanding at December 31, 2016 and 2015, respectively	1,537,801	-
Limited Partners, Class A, 5,826,676.707 and 6,635,420.493 Units outstanding at December 31, 2016 and 2015, respectively	128,558,969	175,857,498

Total partners’ capital (net asset value)	130,096,770	177,818,647

Total liabilities and partners’ capital	$133,770,630	$180,370,186

Net asset value per Unit:
Class A	$22.06	$26.50

Class Z	$8.65	$-

See accompanying notes to financial statements.

Managed Futures Premier Graham L.P.

Condensed Schedule of Investments

December 31, 2016

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Commodity	1,173	$24,761	0.02%
Equity	1,723	740,530	0.56
Currencies	111	62,192	0.05
Interest Rates	1,577	752,353	0.58

Total futures contracts purchased		1,579,836	1.21

Futures Contracts Sold
Commodity	801	819,765	0.63
Equity	147	(90,461)	(0.06)
Currencies	15	3,626	0.00 **
Interest Rates	3,074	369,173	0.28

Total futures contracts sold		1,102,103	0.85

Net unrealized appreciation on open futures contracts		$2,681,939	2.06%

Unrealized Appreciation on Open Forward Contracts
Commodity	175	$329,971	0.25%
Currencies	$168,289,643	2,886,266	2.22

Total unrealized appreciation on open forward contracts		3,216,237	2.47

Unrealized Depreciation on Open Forward Contracts
Commodity	249	(808,016)	(0.62)
Currencies	$112,192,404	(2,265,817)	(1.74)

Total unrealized depreciation on open forward contracts		(3,073,833)	(2.36)

Net unrealized appreciation on open forward contracts		$142,404	0.11%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
		U.S. Treasury bills, 0.43%*
$ 75,000,000	2/9/2017	(Amortized cost of $74,931,917)	$74,963,484	57.62%

*	Liquid non-cash held as collateral.
**	Due to rounding.

See accompanying notes to financial statements.

Managed Futures Premier Graham L.P.

Condensed Schedule of Investments

December 31, 2015

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Commodity	586	$230,166	0.13%
Equity	864	(496,959)	(0.28)
Currencies	50	(32,105)	(0.02)
Interest Rates	3,827	(1,008,047)	(0.57)

Total futures contracts purchased		(1,306,945)	(0.74)

Futures Contracts Sold
Commodity	2,246	3,783,926	2.13
Equity	606	(729,667)	(0.41)
Currencies	70	2,440	0.00 **
Interest Rates	3,147	152,570	0.09

Total futures contracts sold		3,209,269	1.81

Net unrealized appreciation on open futures contracts		$1,902,324	1.07%

Unrealized Appreciation on Open Forward Contracts
Commodity	201	$550,848	0.31%
Currencies	$186,734,125	1,938,821	1.09

Total unrealized appreciation on open forward contracts		2,489,669	1.40

Unrealized Depreciation on Open Forward Contracts
Commodity	489	(692,612)	(0.39)
Currencies	$99,908,761	(674,459)	(0.38)

Total unrealized depreciation on open forward contracts		(1,367,071)	(0.77)

Net unrealized appreciation on open forward contracts		$1,122,598	0.63%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
		U.S. Treasury bills, 0.015%*
$ 121,000,000	3/3/2016	(Amortized cost of $120,992,891)	$120,980,413	68.04%

*	Liquid non-cash held as collateral.
**	Due to rounding.

See accompanying notes to financial statements.

Managed Futures Premier Graham L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Investment Income:
Interest income	$355,476	$4,352	$24,574

Expenses:
Administrative and General Partner’s fees (Note 2i)	3,271,543	3,853,294	3,175,074
Ongoing placement agent fees (Note 2j)	3,254,390	3,853,294	3,781,389
Management fees (Note 3)	2,862,598	3,371,632	2,888,430

Total expenses	9,388,531	11,078,220	9,844,893

Net investment loss	(9,033,055)	(11,073,868)	(9,820,319)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(19,188,851)	15,501,602	40,377,221
Net change in unrealized gains (losses) on open contracts	(200,612)	(7,968,432)	2,976,555

Total trading results	(19,389,463)	7,533,170	43,353,776

Net income (loss)	$(28,422,518)	$(3,540,698)	$33,533,457

Net income (loss) allocation by Class:
Class A	$(28,179,861)	$(3,540,698)	$33,533,457

Class Z	$(242,657)	$-	$-

Net asset value per Unit:
Class A	$22.06	$26.50	$27.10

Class Z	$8.65	$-	$-

Net income (loss) per Unit (Note 7): *
Class A	$(4.44)	$(0.60)	$5.43

Class Z	$(1.35)	$-	$-

Weighted average Units outstanding:
Class A	6,492,012.518	6,896,944.943	7,593,571.507

Class Z	180,414.206	-	-

*	Represents the change in net asset value per Unit.

See accompanying notes to financial statements.

Managed Futures Premier Graham L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2016, 2015 and 2014

	Class A		Class Z		Total
	Amount	Units	Amount	Units	Amount	Units
Partners’ Capital, December 31, 2013	$189,273,872	8,733,557.816	$-	-	$189,273,872	8,733,557.816
Subscriptions - Limited Partners	4,970,112	245,507.574	-	-	4,970,112	245,507.574
Subscriptions - General Partner	-	-	-	-	-	-
Redemptions - Limited Partners	(51,578,740)	(2,468,367.029)	-	-	(51,578,740)	(2,468,367.029)
Redemptions - General Partner	(730,707)	(35,054.138)	-	-	(730,707)	(35,054.138)
Net income (loss)	33,533,457	-	-	-	33,533,457	-

Partners’ Capital, December 31, 2014	175,467,994	6,475,644.223	-	-	175,467,994	6,475,644.223
Subscriptions - Limited Partners	29,730,378	1,084,217.043	-	-	29,730,378	1,084,217.043
Subscriptions - General Partner	186,599	6,885.587	-	-	186,599	6,885.587
Redemptions - Limited Partners	(23,925,626)	(853,619.470)	-	-	(23,925,626)	(853,619.470)
Redemptions - General Partner	(100,000)	(3,709.199)	-	-	(100,000)	(3,709.199)
Net income (loss)	(3,540,698)	-	-	-	(3,540,698)	-

Partners’ Capital, December 31, 2015	177,818,647	6,709,418.184	-	-	177,818,647	6,709,418.184
Subscriptions - Limited Partners	10,284,141	404,626.316	-	-	10,284,141	404,626.316
Subscriptions - General Partner	-	-	1,830,458	183,045.785	1,830,458	183,045.785
Redemptions - Limited Partners	(29,453,500)	(1,213,370.102)	-	-	(29,453,500)	(1,213,370.102)
Redemptions - General Partner	(1,910,458)	(73,997.691)	(50,000)	(5,263.158)	(1,960,458)	(79,260.849)
Net income (loss)	(28,179,861)	-	(242,657)	-	(28,422,518)	-

Partners’ Capital, December 31, 2016	$128,558,969	5,826,676.707	$1,537,801	177,782.627	$130,096,770	6,004,459.334

See accompanying notes to financial statements.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

1.	Organization:

Managed Futures Premier Graham L.P. (“Premier Graham” or the “Partnership”) is a Delaware limited partnership organized in 1998 to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). The General Partner (as defined below) may also determine to invest up to all of the Partnership’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (“Ceres” or the “General Partner”) and commodity pool operator for the Partnership. At December 31, 2016, Ceres was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH was ultimately owned by Morgan Stanley. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”). This entity currently acts as the placement agent (the “Placement Agent”) for the Partnership. At December 31, 2016, Morgan Stanley Wealth Management was a principal subsidiary of MSSBH.

The Partnership’s commodity broker is Morgan Stanley & Co. LLC (“MS&Co”), a registered futures commission merchant. The Partnership also deposits a portion of its cash in a non-trading account at JPMorgan Chase Bank, N.A. MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts. MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

As of December 31, 2016, units of limited partnership interest (“Unit(s)”) of the Partnership are being offered in three share classes (each, a “Class” or collectively, the “Classes”). The Class of Units that a limited partner receives generally depends on the aggregate subscription amount made by such limited partner in the Partnership, although the General Partner may determine to offer Units to investors at its discretion.

Class of Units	Aggregate Investments
A	Up to $4,999,999
D	$5,000,000 and above
Z	$25,000 and above

As of November 1, 2015, the General Partner of the Partnership began offering Class Z Units. All Units issued prior to June 30, 2016 were deemed Class A Units. The rights, liabilities, risks, and fees associated with investment in the Class A Units did not change. Class Z Units were first issued on July 1, 2016 at $10 per Unit. Class Z Units are offered to limited partners who receive advisory services from Morgan Stanley Wealth Management and certain employees of Morgan Stanley and/or its subsidiaries (and their family members). Each of Class A, D and Z Units of the Partnership have the same investment exposure and rights except for the amount of the ongoing placement agent fee charged to each Class of Units; Class Z Units are not subject to an ongoing placement agent fee.

The General Partner may, at its discretion, offer additional Classes of Units as described in the private placement memorandum of the Partnership, as amended from time to time (the “Memorandum”).

Ceres is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by Ceres and the limited partners based on their proportional ownership interest.

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Partnership. The General Partner pays or reimburses the Partnership, from the administrative and General Partner’s fee it receives, the ordinary administrative expenses of the Partnership. This includes the expenses related to the engagement of the Administrator. Therefore, the engagement of the Administrator did not impact the Partnership’s break-even point.

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

b.

Profit Allocation. The General Partner and each limited partner of the Partnership share in the profits and losses of the Partnership in proportion to the amount of partnership interest owned by each except that no limited partner is liable for obligations of the Partnership in excess of its capital contributions and profits, if any, net of distributions or redemptions and losses, if any.

c.	Statement of Cash Flows. The Partnership is not required to provide a Statement of Cash Flows.

d.

Partnership’s Investments. All Futures Interests of the Partnership, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The Futures Interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Investments in Futures Interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses.

e.

Restricted and Unrestricted Cash. The cash held by the Partnership that is available for Futures Interests trading is on deposit in commodity brokerage accounts with MS&Co. As reflected in the Statements of Financial Condition, through September 30, 2016, restricted cash equaled the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and option contracts and offset unrealized losses only on the offsetting London Metal Exchange positions. Starting October 1, 2016, the Partnership’s restricted cash is now equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. All of these amounts are maintained separately. At December 31, 2016 and 2015, the amount of cash held for margin requirements was $29,644,918 and $22,511,507, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. Restricted and unrestricted cash includes cash denominated in foreign currencies of $(1,733,117) (proceeds of $1,731,179) and $1,636,531 (cost of $1,638,436) as of December 31, 2016 and 2015, respectively.

f.

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

g.

Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Partnership’s income and expenses. The General Partner concluded that no provision for income tax is required in the Partnership’s financial statements. The Partnership files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2013 through 2016 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

h.

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

i.

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

j.

Placement Agent Fees. The Partnership pays the Placement Agent ongoing compensation on a monthly basis equal to a percentage of the net asset value (as defined in the Memorandum) of a limited partner’s Unit as of the beginning of each month. The applicable rate payable by each limited partner is determined by the Class of Units held by such limited partner. The Partnership pays the Placement Agent the following percentage in accordance with the following schedule:

Class of Units	Annualized Rate (%)
A	2.00%
D	0.75%
Z	0.00%

The Placement Agent pays a portion of the ongoing Placement Agent fees it receives from the Partnership to the Morgan Stanley Financial Advisor or Private Wealth Advisor responsible for selling the Units to the relevant limited partners. Certain limited partners (other than ERISA/IRA investors) may be deemed to hold Class Z Units. Class Z Units are not subject to ongoing placement agent fees.

Effective April 1, 2014, the ongoing placement agent fee paid by the Partnership to Morgan Stanley Wealth Management was reduced for Class A Unit holders from an annual rate of 3.375% to an annual rate of 2.00% of the net asset value of a limited partner’s Class A Units.

k.

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

Managed Futures Premier Graham L.P.

Notes to Financial Statements

l.

Equity in Trading Account. The Partnership’s asset “Equity in trading account” reflected in the Statements of Financial Condition, consists of (a) cash on deposit with MS&Co., a portion of which is to be used as margin for trading, (b) net unrealized appreciation on open futures and forward contracts, which are calculated as the difference between the original contract value and fair value and (c) U.S. Treasury bills, at fair value.

The Partnership, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Partnership and are reported on a net basis in the Statements of Financial Condition.

The Partnership has offset its unrealized gains or losses executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., the counterparty on such contracts. The Partnership has consistently applied its right to offset.

m.

Investment Company Status. Effective January 1, 2014, the Partnership adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Partnership has been deemed to be an investment company since inception. Accordingly, the Partnership follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

n.

Redemptions. Limited partners may redeem some or all of their Units at 100% of the net asset value per Unit. The request for redemptions must be delivered to a limited partner’s local Morgan Stanley Branch Office in time for it to be forwarded and received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month in which the redemption is to be effective.

o.

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

p.

Distributions. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Partnership’s profits.

q.	Dissolution of the Partnership. The Partnership will terminate on December 31, 2035, or at an earlier date if certain conditions occur as defined in the Memorandum.

r.

Net Income (Loss) per Unit. Net income (loss) per Unit is calculated in accordance with Accounting Standards Codification (“ASC”) 946 “Financial Services – Investment Companies.” See Note 7, “Financial Highlights.”

s.

Fair Value of Financial Instruments. The carrying value of the Partnership’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 825, “Financial Instruments,” approximates fair value due to the short term nature of such balances.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

t.

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

u.

Reclassification. Certain prior period amounts have been reclassified to conform to current period presentation. Amounts previously presented as net unrealized gain (loss) on open contracts in the Statements of Financial Condition are now reported as net unrealized appreciation on open futures contracts, net unrealized depreciation on open futures contracts, net unrealized appreciation on open forward contracts and net unrealized depreciation on open forward contracts, as applicable. In addition, amounts previously presented as futures and forward contracts purchased and futures and forward contracts sold in the Condensed Schedules of Investments are now reported as futures contracts purchased, futures contracts sold, unrealized appreciation on open forward contracts and unrealized depreciation on open forward contracts, as applicable.

3.	Trading Advisor:

Ceres, on behalf of the Partnership, has retained Graham Capital Management L.P. (“Graham” or the “Trading Advisor”) to make all trading decisions for the Partnership.

Compensation to the Trading Advisor by the Partnership consists of a management fee and an incentive fee as follows:

Management Fee — The Partnership pays the Trading Advisor a flat-rate monthly fee equal to 1/12th of 1.75% (a 1.75% annual rate) of the Partnership’s net assets as of the first day of each month. Prior to April 1, 2014, the monthly management fee paid by the Partnership to the Trading Advisor was equal to 1/12th of 2.00% (a 2.00% annual rate).

Incentive Fee — The Partnership pays the Trading Advisor an incentive fee equal to 20% of trading profits experienced by the Partnership as of the end of each calendar month.

Trading profits represent the amount by which profits from trading in Futures Interests exceed losses after ongoing placement agent, management and administrative and General Partner’s fees are deducted. When the Trading Advisor experiences losses with respect to net assets as of the end of a calendar month, the Trading Advisor must recover such losses before the Trading Advisor is eligible for an incentive fee in the future. Cumulative trading losses are adjusted on a pro-rated basis for the amount of each month’s redemptions.

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

In general, the risks associated with off-exchange-traded contracts are greater than those associated with exchange-traded contracts because of the greater risk of default by the counterparty to an off-exchange-traded contract. The Partnership has credit risk associated with counterparty nonperformance. As of the date of the financial statements, the credit risk associated with the instruments in which the Partnership trades is limited to the unrealized appreciation amounts reflected in the Statements of Financial Condition.

The Partnership also has credit risk because MS&Co. acts as the commodity futures broker, or the counterparty, with respect to most of the Partnership’s assets. Exchange-traded futures and exchange-traded forward contracts are fair valued on a daily basis, with variations in value settled on a daily basis. With respect to the Partnership’s off-exchange-traded forward currency contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Partnership is required to meet margin requirements with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co., for the benefit of MS&Co. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Partnership has a netting agreement with MS&Co. The primary terms are based on industry standard master netting agreements. This agreement, which seeks to reduce both the Partnership’s and MS&Co.’s exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnership’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

The Partnership does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

The General Partner monitors and attempts to control the Partnership’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of U.S. Treasury bills, futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The Futures Interests traded, and the U.S. Treasury bills held by the Partnership, involve varying degrees of related market risk. Market risk is often dependent upon changes in the level or volatility of interest rates, exchange rates, and prices of financial instruments and commodities, factors that result in frequent changes in the fair value of the Partnership’s open positions, and consequently, in its earnings, whether realized or unrealized, and cash flow. Gains and losses on open positions of exchange-traded futures and exchange-traded forward contracts are settled daily through variation margin. Gains and losses on off-exchange-traded forward currency contracts are settled upon termination of the contract.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

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

The General Partner estimates that, at any given time, approximately 19.3% to 42.3% of the Partnership’s contracts are traded over-the-counter.

All of the Futures Interests owned by the Partnership are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2016 and 2015 were 10,300 and 12,230, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2016 and 2015 were 1,032 and 1,373, respectively. The monthly average notional values of currency forward contracts traded during the years ended December 31, 2016 and 2015 were $545,588,665 and $556,794,492, respectively.

The following tables summarize the gross and net amounts recognized relating to the assets and liabilities of the Partnership’s derivative instruments and transactions eligible for offset subject to master netting agreements or similar agreements as of December 31, 2016 and 2015, respectively.

		Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition
				Gross Amounts Not Offset in the
	Gross Amounts Recognized			Statements of Financial Condition
				Financial Instruments	Cash Collateral Received/Pledged*
December 31, 2016						Net Amount
Assets
Futures	$4,631,978	$(1,950,039)	$2,681,939	$-	$-	$2,681,939
Forwards	3,216,237	(3,073,833)	142,404	-	-	142,404

Total assets	$7,848,215	$(5,023,872)	$2,824,343	$-	$-	$2,824,343

Liabilities
Futures	$(1,950,039)	$1,950,039	$-	$-	$-	$-
Forwards	(3,073,833)	3,073,833	-	-	-	-

Total liabilities	$(5,023,872)	$5,023,872	$-	$-	$-	$-

Net fair value						$2,824,343	*

		Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition
				Gross Amounts Not Offset in the
	Gross Amounts Recognized			Statements of Financial Condition
				Financial Instruments	Cash Collateral Received/Pledged*
December 31, 2015						Net Amount
Assets
Futures	$5,512,072	$(3,609,748)	$1,902,324	$-	$-	$1,902,324
Forwards	2,489,669	(1,367,071)	1,122,598	-	-	1,122,598

Total assets	$8,001,741	$(4,976,819)	$3,024,922	$-	$-	$3,024,922

Liabilities
Futures	$(3,609,748)	$3,609,748	$-	$-	$-	$-
Forwards	(1,367,071)	1,367,071	-	-	-	-

Total liabilities	$(4,976,819)	$4,976,819	$-	$-	$-	$-

Net fair value						$3,024,922	*

*

In the event of default by the Partnership, MS&Co., the Partnership’s commodity futures broker and the sole counterparty to the Partnership’s off-exchange-traded contracts, as applicable, has the right to offset the Partnership’s obligation with the Partnership’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Partnership is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Partnership’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2016 and 2015, respectively.

	December 31, 2016
Assets

Futures Contracts
Commodity	$1,806,267
Equity	1,364,057
Currencies	74,032
Interest Rates	1,387,622

Total unrealized appreciation on open futures contracts	4,631,978

Liabilities
Futures Contracts
Commodity	(961,741)
Equity	(713,988)
Currencies	(8,214)
Interest Rates	(266,096)

Total unrealized depreciation on open futures contracts	(1,950,039)

Net unrealized appreciation on open futures contracts	$2,681,939	*

Assets
Forward Contracts
Commodity	$329,971
Currencies	2,886,266

Total unrealized appreciation on open forward contracts	3,216,237

Liabilities
Forward Contracts
Commodity	(808,016)
Currencies	(2,265,817)

Total unrealized depreciation on open forward contracts	(3,073,833)

Net unrealized appreciation on open forward contracts	$142,404	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

December 31, 2015
Assets
Futures Contracts
Commodity	$4,810,742
Equity	64,107
Currencies	47,763
Interest Rates	589,460

Total unrealized appreciation on open futures contracts	5,512,072

Liabilities
Futures Contracts
Commodity	(796,650)
Equity	(1,290,733)
Currencies	(77,428)
Interest Rates	(1,444,937)

Total unrealized depreciation on open futures contracts	(3,609,748)

Net unrealized appreciation on open futures contracts	$1,902,324 *

Assets
Forward Contracts
Commodity	$550,848
Currencies	1,938,821

Total unrealized appreciation on open forward contracts	2,489,669

Liabilities
Forward Contracts
Commodity	(692,612)
Currencies	(674,459)

Total unrealized depreciation on open forward contracts	(1,367,071)

Net unrealized appreciation on open forward contracts	$1,122,598 **

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

The following table indicates the trading gains and losses by market sector, on derivative instruments for the years ended December 31, 2016, 2015 and 2014, respectively.

	2016		2015	2014
Sector
Commodity	$(22,477,498)		$7,417,322	$440,687
Equity	(3,793,015)		(860,090)	(5,491,580)
Currencies	(1,241,179)		5,660,876	19,080,510
Interest Rates	8,122,229		(4,684,938)	29,324,159

Total	$(19,389,463	) ***	$7,533,170 ***	$43,353,776	***

*** This amount is in “Total trading results” in the Statements of Income and Expenses.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

6.	Fair Value Measurements:

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

The Partnership considers prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2016 and 2015, the Partnership did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3).Transfers between levels are recognized at the end of the reporting period. During the years ended December 31, 2016 and 2015, there were no transfers of assets or liabilities between Level 1 and Level 2.

December 31, 2016	Total	Level 1	Level 2	Level 3
Assets
U.S. Treasury bills	$74,963,484	$-	$74,963,484	$-
Futures	4,631,978	4,631,978	-	-
Forwards	3,216,237	329,971	2,886,266	-

Total assets	$82,811,699	$4,961,949	$77,849,750	$-

Liabilities
Futures	$1,950,039	$1,950,039	$-	$-
Forwards	3,073,833	808,016	2,265,817	-

Total liabilities	$5,023,872	$2,758,055	$2,265,817	$-

December 31, 2015	Total	Level 1	Level 2	Level 3
Assets
U.S. Treasury bills	$120,980,413	$-	$120,980,413	$-
Futures	5,512,072	5,512,072	-	-
Forwards	2,489,669	550,848	1,938,821	-

Total assets	$128,982,154	$6,062,920	$122,919,234	$-

Liabilities
Futures	$3,609,748	$3,609,748	$-	$-
Forwards	1,367,071	692,612	674,459	-

Total liabilities	$4,976,819	$4,302,360	$674,459	$-

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2016, 2015 and 2014 were as follows:

Managed Futures Premier Graham L.P.

Notes to Financial Statements

	2016		2015		2014
	Class A		Class A		Class A
Per Unit Performance (for a unit outstanding throughout the year):*
Net realized and unrealized gains (losses)	$(3.05)		$1.03		$6.76
Net investment loss	(1.39)		(1.63)		(1.33)

Increase (decrease) for the year	(4.44)		(0.60)		5.43
Net asset value per Unit, beginning of year	26.50		27.10		21.67

Net asset value per Unit, end of year	$22.06		$26.50		$27.10

	2016		2015		2014
	Class A		Class A		Class A
Ratios to Average Limited Partners’ Capital:
Net investment loss **	(5.6	) %	(5.9	) %	(6.2	) %

Operating expenses	5.9%		5.9%		6.3%
Incentive fees	-		-		-

Total expenses	5.9%		5.9%		6.3%

Total return:
Total return before incentive fees	(16.8	) %	(2.2	) %	25.1%
Incentive fees	-		-		-

Total return after incentive fees	(16.8	) %	(2.2	) %	25.1%

*

Net investment loss per Unit is calculated by dividing the expenses net of interest income by the average number of Units outstanding during the year. The net realized and unrealized gains (losses) per Unit is a balancing amount necessary to reconcile the change in net asset value per Unit with the other per unit information.

**	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Subsequent Events:

As of January 1, 2017, Ceres and Morgan Stanley Wealth Management became wholly-owned subsidiaries of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). Prior to January 1, 2017, Ceres and Morgan Stanley Wealth Management were wholly-owned subsidiaries of MSSBH. MSD Holdings is ultimately owned by Morgan Stanley.

Ceres has evaluated the subsequent events through the date the financial statements are issued and has determined that there were no additional subsequent events requiring adjustment to or disclosure in the financial statements.