Form 10-K, Exhibit 13
period 2017-12-31
MANAGED FUTURES PREMIER GRAHAM L.P.
filed 2018-03-28
CIK 1066656

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

Management has assessed the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2017. In making this assessment, Management used the criteria set forth in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, Management concluded that the Partnership maintained effective internal control over financial reporting as of December 31, 2017, based on the criteria referred to above.

/s/ Patrick T. Egan	/s/ Steven Ross
Patrick T. Egan	Steven Ross
President and Director	Chief Financial Officer and Director
Ceres Managed Futures LLC General Partner,	Ceres Managed Futures LLC General Partner,
Managed Futures Premier Graham L.P.	Managed Futures Premier Graham L.P.

Report of Independent Registered Public Accounting Firm

To the Partners of Managed Futures Premier Graham L.P.,

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition of Managed Futures Premier Graham L.P. (the “Partnership”), including the condensed schedule of investments as of December 31, 2017, and the related statements of income and expenses and changes in partners’ capital for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2017, the results of its operations and the changes in its partners’ capital for the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

The statement of financial condition, including the condensed schedule of investments, as of December 31, 2016, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2016 and 2015 were audited by another independent registered public accounting firm whose report, dated March 24, 2017, expressed an unqualified opinion on the statements.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2017, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers and others were not received. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the auditor of the Partnership since 2017.

Boston, MA

March 22, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Managed Futures Premier Graham L.P.:

We have audited the accompanying statements of financial condition of Managed Futures Premier Graham L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in partners’ capital for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Managed Futures Premier Graham L.P. as of December 31, 2016 and 2015, and the results of its operations and changes in its partners’ capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

Managed Futures Premier Graham L.P.

Statements of Financial Condition

December 31, 2017 and 2016

	December 31, 2017	December 31, 2016
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $0 and $74,931,917 at December 31, 2017 and 2016, respectively)	$-	$74,963,484
Unrestricted cash (Note 2e)	82,882,101	26,328,389
Restricted cash (Note 2e)	27,194,974	29,644,918
Net unrealized appreciation on open futures contracts	4,524,938	2,681,939
Net unrealized appreciation on open forward contracts	1,291,740	142,404

Total equity in trading account	115,893,753	133,761,134

Cash at bank (Note 1)	437	218
Interest receivable (Note 2h)	86,426	9,278

Total assets	$115,980,616	$133,770,630

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Administrative and General Partner’s fees (Note 2i)	$185,208	$226,248
Ongoing placement agent fees (Note 2j)	183,110	223,639
Management fees (Note 3)	162,056	197,967
Redemptions payable to Limited Partners (Notes 2n and 2o)	2,546,441	3,026,006

Total liabilities	3,076,815	3,673,860

Partners’ Capital:
General Partner, Class Z, 141,515.298 and 177,782.627 Units outstanding at December 31, 2017 and 2016, respectively	1,309,582	1,537,801
Limited Partners, Class A, 4,822,944.482 and 5,826,676.707 Units outstanding at December 31, 2017 and 2016, respectively	111,594,219	128,558,969

Total partners’ capital (net asset value)	112,903,801	130,096,770

Total liabilities and partners’ capital	$115,980,616	$133,770,630

Net asset value per Unit:
Class A	$23.14	$22.06

Class Z	$9.25	$8.65

See accompanying notes to financial statements.

Managed Futures Premier Graham L.P.

Condensed Schedule of Investments

December 31, 2017

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Commodity	767	$2,924,247	2.59%
Equity	1,110	1,012,530	0.90
Currencies	6	10,640	0.01
Interest Rates	2,059	(437,936)	(0.39)

Total futures contracts purchased		3,509,481	3.11

Futures Contracts Sold
Commodity	1,057	119,689	0.11
Equity	169	12,966	0.01
Currencies	71	54,290	0.05
Interest Rates	2,831	828,512	0.73

Total futures contracts sold		1,015,457	0.90

Net unrealized appreciation on open futures contracts		$4,524,938	4.01%

Unrealized Appreciation on Open Forward Contracts
Commodity	348	$1,760,347	1.56%
Currencies	$160,901,250	1,516,438	1.34

Total unrealized appreciation on open forward contracts		3,276,785	2.90

Unrealized Depreciation on Open Forward Contracts
Commodity	42	(303,656)	(0.27)
Currencies	$151,404,641	(1,681,389)	(1.49)

Total unrealized depreciation on open forward contracts		(1,985,045)	(1.76)

Net unrealized appreciation on open forward contracts		$1,291,740	1.14%

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

Managed Futures Premier Graham L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
Investment Income:
Interest income	$767,410	$355,476	$4,352

Expenses:
Administrative and General Partner’s fees (Note 2i)	2,326,881	3,271,543	3,853,294
Ongoing placement agent fees (Note 2j)	2,299,967	3,254,390	3,853,294
Management fees (Note 3)	2,036,022	2,862,598	3,371,632

Total expenses	6,662,870	9,388,531	11,078,220

Net investment loss	(5,895,460)	(9,033,055)	(11,073,868)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	7,703,605	(19,188,851)	15,501,602
Net change in unrealized gains (losses) on open contracts	2,996,032	(200,612)	(7,968,432)

Total trading results	10,699,637	(19,389,463)	7,533,170

Net income (loss)	$4,804,177	$(28,422,518)	$(3,540,698)

Net income (loss) per Unit (Note 7): *
Class A	$1.08	$(4.44)	$(0.60)

Class Z	$0.60	$(1.35)	$-

Weighted average Units outstanding:
Class A	5,362,124.118	6,492,012.518	6,896,944.943

Class Z	158,440.533	180,414.206	-

*	Represents the change in net asset value per Unit.

See accompanying notes to financial statements.

Managed Futures Premier Graham L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2017, 2016 and 2015

	Class A		Class Z		Total
	Amount	Units	Amount	Units	Amount	Units
Partners’ Capital, December 31, 2014	$175,467,994	6,475,644.223	$-	-	$175,467,994	6,475,644.223
Subscriptions - General Partner	186,599	6,885.587	-	-	186,599	6,885.587
Subscriptions - Limited Partners	29,730,378	1,084,217.043	-	-	29,730,378	1,084,217.043
Redemptions - General Partner	(100,000)	(3,709.199)	-	-	(100,000)	(3,709.199)
Redemptions - Limited Partners	(23,925,626)	(853,619.470)	-	-	(23,925,626)	(853,619.470)
Net income (loss)	(3,540,698)	-	-	-	(3,540,698)	-

Partners’ Capital, December 31, 2015	177,818,647	6,709,418.184	-	-	177,818,647	6,709,418.184
Subscriptions - General Partner	-	-	1,830,458	183,045.785	1,830,458	183,045.785
Subscriptions - Limited Partners	10,284,141	404,626.316	-	-	10,284,141	404,626.316
Redemptions - General Partner	(1,910,458)	(73,997.691)	(50,000)	(5,263.158)	(1,960,458)	(79,260.849)
Redemptions - Limited Partners	(29,453,500)	(1,213,370.102)	-	-	(29,453,500)	(1,213,370.102)
Net income (loss)	(28,179,861)	-	(242,657)	-	(28,422,518)	-

Partners’ Capital, December 31, 2016	128,558,969	5,826,676.707	1,537,801	177,782.627	130,096,770	6,004,459.334
Subscriptions - Limited Partners	918,536	42,440.978	-	-	918,536	42,440.978
Redemptions - General Partner	-	-	(300,000)	(36,267.329)	(300,000)	(36,267.329)
Redemptions - Limited Partners	(22,615,682)	(1,046,173.203)	-	-	(22,615,682)	(1,046,173.203)
Net income (loss)	4,732,396	-	71,781	-	4,804,177	-

Partners’ Capital, December 31, 2017	$111,594,219	4,822,944.482	$1,309,582	141,515.298	$112,903,801	4,964,459.780

See accompanying notes to financial statements.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

1.   Organization:

Managed Futures Premier Graham L.P. (“Premier Graham” or the “Partnership”) is a Delaware limited partnership organized in 1998 to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). The General Partner (as defined below) may also determine to invest up to all of the Partnership’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (“Ceres” or the “General Partner”) and commodity pool operator of the Partnership. As of January 1, 2017, Ceres became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to January 1, 2017, Ceres was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”). This entity currently acts as the placement agent (the “Placement Agent”) for the Partnership. Morgan Stanley Wealth Management is a principal subsidiary of MSD Holdings.

During the periods covered by this report, the Partnership’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts. MS&Co. is a wholly-owned subsidiary of Morgan Stanley. The Partnership also deposits a portion of its cash in a non-trading bank account at JPMorgan Chase Bank, N.A.

As of December 31, 2017, units of limited partnership interest (“Unit(s)”) of the Partnership are being offered in three share classes (each, a “Class” or collectively, the “Classes”). The Class of Units that a limited partner receives generally depends on the aggregate subscription amount made by such limited partner in the Partnership, although the General Partner may determine to offer Units to investors at its discretion.

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

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Partnership. The General Partner pays or reimburses the Partnership, from the administrative and General Partner fee it receives, the ordinary administrative expenses of the Partnership. This includes the expenses related to the engagement of the Administrator. Therefore, the engagement of the Administrator did not impact the Partnership’s break-even point.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

b.

Profit Allocation. The General Partner and each limited partner of the Partnership share in the profits and losses of the Partnership in proportion to the amount of Partnership interest owned by each except that no limited partner is liable for obligations of the Partnership in excess of its capital contributions and profits, if any, net of distributions or redemptions and losses, if any.

c.

Statement of Cash Flows. The Partnership has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital is included herein, and as of and for the years ended December 31, 2017, 2016 and 2015, the Partnership carried no debt and all the Partnership’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

d.

Partnership’s Investments. All Futures Interests held by the Partnership, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The Futures Interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Investments in Futures Interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses. The Partnership does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

e.

Restricted and Unrestricted Cash. The cash held by the Partnership that is available for Futures Interests trading is on deposit in commodity brokerage accounts with MS&Co. As reflected in the Statements of Financial Condition, through September 30, 2016, restricted cash equaled the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and option contracts and offset unrealized losses only on the offsetting London Metal Exchange positions. Starting October 1, 2016, the Partnership’s restricted cash is now equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. All of these amounts are maintained separately. At December 31, 2017 and 2016, the amount of cash held for margin requirements was $27,194,974 and $29,644,918, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. Restricted and unrestricted cash includes cash denominated in foreign currencies of $43,923 (cost of $42,164) and $(1,733,117) (proceeds of $1,731,179) as of December 31, 2017 and 2016, respectively.

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

Managed Futures Premier Graham L.P.

Notes to Financial Statements

g.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Partnership’s income and expenses. The Partnership follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Statements of Income and Expenses in the years in which the position is claimed or expected to be claimed. The General Partner has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Partnership files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2014 through 2017 tax years remain subject to examination by U.S. federal and most state tax authorities.

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

i.

Administrative and General Partner’s fee. The Partnership pays the General Partner a monthly administrative and General Partner fee equal to 1/12th of 2% (2% annual rate) of the Partnership’s net assets (plus “notional” funds, if any) as of the first day of each month, as described in the Partnership’s Memorandum. The General Partner then pays or reimburses the Partnership for all fees and costs charged or incurred by the commodity brokers for trades executed on behalf of the Partnership, and for all ordinary administrative and offering expenses. Such fees cover all brokerage fees, transaction fees and costs, and legal, accounting and auditing expenses, printing costs, filing fees, escrow fees, marketing costs, and other related fees and expenses.

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

Managed Futures Premier Graham L.P.

Notes to Financial Statements

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

l.

Equity in Trading Account. The Partnership’s asset “Equity in trading account” reflected in the Statements of Financial Condition consists of cash on deposit with MS&Co., a portion of which is to be used as margin for trading and net unrealized appreciation on open futures and forward contracts, which are calculated as the difference between the original contract value and fair value.

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

m.

Investment Company Status. Effective January 1, 2014, the Partnership adopted Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Partnership has been deemed to be an investment company since inception. Accordingly, the Partnership follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

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

Managed Futures Premier Graham L.P.

Notes to Financial Statements

q.	Dissolution of the Partnership. The Partnership will terminate on December 31, 2035, or at an earlier date if certain conditions occur as defined in the Memorandum.

r.	Net Income (Loss) per Unit. Net income (loss) per Unit is calculated in accordance with ASC 946, “Financial Services – Investment Companies.” See Note 7, “Financial Highlights.”

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

Compensation to the Trading Advisor by the Partnership consists of a management fee and an incentive fee as follows:

Management Fee — The Partnership pays the Trading Advisor a flat-rate monthly fee equal to 1/12th of 1.75% (1.75% annual rate) of the Partnership’s net assets as of the first day of each month.

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

The General Partner estimates that, at any given time, approximately 22.2% to 49.6% of the Partnership’s contracts are traded over-the-counter.

In general, the risks associated with non-exchange-traded contracts are greater than those associated with exchange-traded contracts because of the greater risk of default by the counterparty to a non-exchange-traded contract. The Partnership has credit risk associated with counterparty nonperformance. As of the date of the financial statements, the credit risk associated with the instruments in which the Partnership trades is limited to the unrealized gain amounts reflected in the Statements of Financial Condition.

The Partnership also has credit risk because MS&Co. acts as the commodity futures broker, or the counterparty, with respect to most of the Partnership’s assets. Exchange-traded futures and exchange-traded forward contracts are fair valued on a daily basis, with variations in value settled on a daily basis. With respect to the Partnership’s non-exchange-traded forward currency contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Partnership is required to meet margin requirements with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co., for the benefit of MS&Co. With respect to those non-exchange-traded forward currency contracts, the Partnership is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Partnership has a netting agreement with MS&Co. The primary terms are based on industry standard master netting agreements. This agreement, which seeks to reduce both the Partnership’s and MS&Co.’s exposure on non-exchange-traded forward currency contracts, should materially decrease the Partnership’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

The General Partner monitors and attempts to mitigate the Partnership’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of U.S. Treasury bills, futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The Futures Interests traded, and the U.S. Treasury bills held by the Partnership, involve varying degrees of related market risk. Market risk is often dependent upon changes in the level or volatility of interest rates, exchange rates, and prices of financial instruments and commodities, factors that result in frequent changes in the fair value of the Partnership’s open positions, and consequently, in its earnings, whether realized or unrealized, and cash flow. Gains and losses on open positions of exchange-traded futures and exchange-traded forward contracts are settled daily through variation margin. Gains and losses on non-exchange-traded forward currency contracts are settled upon termination of the contract.

In the ordinary course of business, the Partnership enters into contracts and agreements that contain various representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Partnership. The Partnership considers the risk of any future obligation relating to these indemnifications to be remote.

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

All of the Futures Interests owned by the Partnership are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2017 and 2016 were 8,438 and 10,300, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2017 and 2016 were 834 and 1,032, respectively. The monthly average notional values of currency forward contracts traded during the years ended December 31, 2017 and 2016 were $531,535,509 and $545,588,665, respectively.

The following tables summarize the gross and net amounts recognized relating to the assets and liabilities of the Partnership’s derivative instruments and transactions eligible for offset subject to master netting agreements or similar agreements as of December 31, 2017 and 2016, respectively.

		Gross Amounts	Amounts
		Offset in the	Presented in the	Gross Amounts Not Offset in the
	Gross	Statements of	Statements of	Statements of Financial Condition
	Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2017	Recognized	Condition	Condition	Instruments	Received/Pledged*	Net Amount
Assets
Futures	$6,470,501	$(1,945,563)	$4,524,938	$-	$-	$4,524,938
Forwards	3,276,785	(1,985,045)	1,291,740	-	-	1,291,740

Total assets	$9,747,286	$(3,930,608)	$5,816,678	$-	$-	$5,816,678

Liabilities
Futures	$(1,945,563)	$1,945,563	$-	$-	$-	$-
Forwards	(1,985,045)	1,985,045	-	-	-	-

Total liabilities	$(3,930,608)	$3,930,608	$-	$-	$-	$-

Net fair value						$5,816,678	*

		Gross Amounts	Amounts
		Offset in the	Presented in the	Gross Amounts Not Offset in the
	Gross	Statements of	Statements of	Statements of Financial Condition
	Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2016	Recognized	Condition	Condition	Instruments	Received/Pledged*	Net Amount
Assets
Futures	$4,631,978	$(1,950,039)	$2,681,939	$-	$-	$2,681,939
Forwards	3,216,237	(3,073,833)	142,404	-	-	142,404

Total assets	$7,848,215	$(5,023,872)	$2,824,343	$-	$-	$2,824,343

Liabilities
Futures	$(1,950,039)	$1,950,039	$-	$-	$-	$-
Forwards	(3,073,833)	3,073,833	-	-	-	-

Total liabilities	$(5,023,872)	$5,023,872	$-	$-	$-	$-

Net fair value						$2,824,343	*

*

In the event of default by the Partnership, MS&Co., the Partnership’s commodity futures broker and the sole counterparty to the Partnership’s non-exchange-traded contracts, as applicable, has the right to offset the Partnership’s obligation with the Partnership’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. In certain instances, MS&Co. may not post collateral and as such, in the event of default by MS&Co., the Partnership is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Partnership’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2017 and 2016, respectively.

	December 31, 2017
Assets

Futures Contracts
Commodity	$3,582,239
Equity	1,462,121
Currencies	76,914
Interest Rates	1,349,227

Total unrealized appreciation on open futures contracts	6,470,501

Liabilities
Futures Contracts
Commodity	(538,303)
Equity	(436,625)
Currencies	(11,984)
Interest Rates	(958,651)

Total unrealized depreciation on open futures contracts	(1,945,563)

Net unrealized appreciation on open futures contracts	$4,524,938	*

Assets
Forward Contracts
Commodity	$1,760,347
Currencies	1,516,438

Total unrealized appreciation on open forward contracts	3,276,785

Liabilities
Forward Contracts
Commodity	(303,656)
Currencies	(1,681,389)

Total unrealized depreciation on open forward contracts	(1,985,045)

Net unrealized appreciation on open forward contracts	$1,291,740	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

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

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2017, 2016 and 2015, respectively.

Sector	2017		2016		2015
Commodity	$(671,410)		$(22,477,498)		$7,417,322
Equity	27,931,380		(3,793,015)		(860,090)
Currencies	(10,774,286)		(1,241,179)		5,660,876
Interest Rates	(5,786,047)		8,122,229		(4,684,938)

Total	$10,699,637	***	$(19,389,463)	***	$7,533,170	***

*** This amount is in “Total trading results” in the Statements of Income and Expenses.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

6. Fair Value Measurements:

Partnership’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

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

The Partnership considers prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2017 and 2016, the Partnership did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the beginning of the reporting period.

December 31, 2017*	Total	Level 1	Level 2	Level 3
Assets
Futures	$6,470,501	$6,470,501	$-	$-
Forwards	3,276,785	-	3,276,785	-

Total assets	$9,747,286	$6,470,501	$3,276,785	$-

Liabilities
Futures	$1,945,563	$1,945,563	$-	$-
Forwards	1,985,045	-	1,985,045	-

Total liabilities	$3,930,608	$1,945,563	$1,985,045	$-

December 31, 2016	Total	Level 1	Level 2	Level 3
Assets
U.S. Treasury bills	$74,963,484	$-	$74,963,484	$-
Futures	4,631,978	4,631,978	-	-
Forwards	3,216,237	329,971	2,886,266	-

Total assets	$82,811,699	$4,961,949	$77,849,750	$-

Liabilities
Futures	$1,950,039	$1,950,039	$-	$-
Forwards	3,073,833	808,016	2,265,817	-

Total liabilities	$5,023,872	$2,758,055	$2,265,817	$-

*

$329,971 of assets and $808,016 of liabilities were transferred from Level 1 to Level 2 during the year ended December 31, 2017. The General Partner believes that for London Metal Exchange contracts, the inputs are derived from an exchange and not actively quoted prices, which is more representative of a Level 2 security.

Managed Futures Premier Graham L.P.

Notes to Financial Statements

7.   Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2017, 2016 and 2015 were as follows:

	2017	2016	2015
	Class A	Class A	Class A
Per Unit Performance (for a unit outstanding throughout the year):*
Net realized and unrealized gains (losses)	$2.17	$(3.05)	$1.03
Net investment loss	(1.09)	(1.39)	(1.63)

Increase (decrease) for the year	1.08	(4.44)	(0.60)
Net asset value per Unit, beginning of year	22.06	26.50	27.10

Net asset value per Unit, end of year	$23.14	$22.06	$26.50

	2017	2016	2015
	Class A	Class A	Class A
Ratios to Average Limited Partners’ Capital:
Net investment loss **	(5.1)%	(5.6)%	(5.9)%

Operating expenses	5.8%	5.9%	5.9%
Incentive fees	-	-	-

Total expenses	5.8%	5.9%	5.9%

Total return:
Total return before incentive fees	4.9%	(16.8)%	(2.2)%
Incentive fees	-	-	-

Total return after incentive fees	4.9%	(16.8)%	(2.2)%

*

Net investment loss per Unit is calculated by dividing the interest income less total expenses by the average number of Units outstanding during the year. The net realized and unrealized gains (losses) per Unit is a balancing amount necessary to reconcile the change in net asset value per Unit with the other per unit information.

**	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital of the Partnership.

8.   Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are available to be issued. The General Partner has assessed the subsequent events through the date the financial statements were issued and has determined that there were no subsequent events requiring adjustment to or disclosure in the financial statements.